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                                                                     Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT

                         NORTHERN DISTRICT OF CALIFORNIA

                             SAN FRANCISCO DIVISION

In re                                           Case No. 01 30923 DM

PACIFIC GAS AND ELECTRIC COMPANY,               Chapter 11 Case
a California corporation,

                           Debtor.

Federal I.D. No. 94-0742640

                             PLAN OF REORGANIZATION
                   UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR
              PACIFIC GAS AND ELECTRIC COMPANY DATED JULY 31, 2003

Counsel for the Debtor, Pacific Gas and         Counsel for PG&E Corporation:
Electric Company:

HOWARD, RICE, NEMEROVSKI,                       DEWEY BALLANTINE LLP
CANADY, FALK & RABKIN,                          700 Louisiana, Suite 1900
A Professional Corporation                      Houston, Texas 77002
Three Embarcadero Center, 7th Floor             (713) 445-1500
San Francisco, California 94111
(415) 434-1600                                  WEIL, GOTSHAL & MANGES LLP
                                                767 Fifth Avenue
COOLEY GODWARD LLP                              New York, New York 10153
One Maritime Plaza, 20th Floor,                 (212) 310-8000
San Francisco, California 94111-3580
(415) 693-2000                                  ORRICK, HERRINGTON &
                                                SUTCLIFFE LLP


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Counsel for the Official Committee of         Old Federal Reserve Bank Building
Unsecured Creditors:                          400 Sansome Street
                                              San Francisco, California 94111
                                              (415) 392-1122

MILBANK, TWEED, HADLEY &                      Co-Counsel to PG&E Corporation for
McCLOY LLP                                    Constitutional Law Matters:
601 South Figueroa St., Suite 3000
Los Angeles, California 90017
(213) 892-4000                                Professor Laurence Tribe
                                              Hauser Hall 420
                                              1575 Massachusetts Avenue
                                              Cambridge, Massachusetts 02138
                                              (617) 495-4621

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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                  Pacific Gas and Electric Company, a California corporation
(the "Debtor"), the Parent (as defined below) and the Committee (as defined below) jointly propose the following plan of reorganization for the Debtor under section 1121(a) of the Bankruptcy Code:

                                   ARTICLE I

                      DEFINITIONS AND CONSTRUCTION OF TERMS

                  1.1 Definitions. As used herein, the following terms have the respective meanings specified below:

                  1976 Letter has the meaning set forth in Section 6.9 hereof.

                  1991 Settlement Agreement has the meaning set forth in Section
6.9 hereof.

                  92A Bonds means those certain California Pollution Control Financing Authority, 6 5/8% Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1992 Series A issued by the Issuer in the aggregate principal amount of $35,000,000.

                  92B Bonds means those certain California Pollution Control Financing Authority, 6.35% Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1992 Series B issued by the Issuer in the aggregate principal amount of $50,000,000.

                  93A Bonds means those certain California Pollution Control Financing Authority, 5 7/8% Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1993 Series A issued by the Issuer in the aggregate principal amount of $60,000,000.

                  93B Bonds means those certain California Pollution Control Financing Authority, 5.85% Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1993 Series B issued by the Issuer in the aggregate principal amount of $200,000,000.

                  96B Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series B issued by the Issuer in the aggregate principal amount of $160,000,000.

                  96C Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series C

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                                      -1-
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issued by the Issuer in the aggregate principal amount of $200,000,000.

                  96D Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series D issued by the Issuer in the aggregate principal amount of $100,000,000.

                  96E Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series E issued by the Issuer in the aggregate principal amount of $165,000,000.

                  96F Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series F issued by the Issuer in the aggregate principal amount of $100,000,000.

                  96G Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series G issued by the Issuer in the aggregate principal amount of $62,870,000.

                  97A Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series A issued by the Issuer in the aggregate principal amount of $45,000,000.

                  97B Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series B issued by the Issuer in the aggregate principal amount of $148,550,000.

                  97C Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series C issued by the Issuer in the aggregate principal amount of $148,550,000.

                  97D Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series D issued by the Issuer in the aggregate principal amount of $17,900,000.

                  AB 57/SB 1976 means California Assembly Bill 57 and California Senate Bill 1976.

                  AB 1890 means California Assembly Bill 1890.

                  Administrative Expense Claims means all Claims against the Debtor constituting a cost

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                                      -2-
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or expense of administration of the Chapter 11 Case under sections 503(b) and
507(a)(1) of the Bankruptcy Code, including, without limitation, all actual and necessary costs and expenses of preserving the estate of the Debtor, all cure amounts owed in respect of executory contracts and unexpired leases assumed by the Debtor-in-Possession, all Professional Compensation and Reimbursement Claims, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code; provided, however, that Administrative Expense Claims shall not include any Ordinary Course Liabilities.

                  Allowed means, with reference to any Claim against or Equity Interest in the Debtor, (a) any Claim which has been listed by the Debtor in the Debtor's Bankruptcy Schedules, as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and for which no contrary proof of claim or objection to claim has been filed; (b) any Claim or Equity Interest allowed hereunder; (c) any Claim or Equity Interest which is not Disputed; (d) any Claim or Equity Interest that is compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court or under the Plan; or (e) any Claim or Equity Interest which, if Disputed, has been Allowed by Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim" or "Allowed Claim" shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Petition Date.

                  Assumed Corporate Indemnities means all obligations of the Debtor, pursuant to the Debtor's Articles of Incorporation or Bylaws, applicable state law or specific agreement, or any combination of the foregoing, to defend or indemnify, or to reimburse or limit the liability of, its present and any former officers, directors and/or employees who were officers, directors and/or employees, respectively, on or after the Petition Date, solely in their capacity as officers, directors and/or employees, against or with respect to any Claims or obligations.

                  Assumed Indemnification Claims means all Claims against the Debtor, if any, as to which the claimant asserts rights based only upon the Assumed Corporate Indemnities.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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                  ATCP Application means the Debtor's Annual Transition Cost
Proceeding Application No. 01-09-003, presently pending before the Commission.

                  Ballot means the form distributed to each holder of an Impaired Claim or Impaired Equity Interest on which such holder shall indicate acceptance or rejection of the Plan.

                  Bank means, with respect to each Reimbursement Agreement, those certain banking or other financial institutions that are signatories thereto (other than the Letter of Credit Issuing Bank) and their respective successors and assigns.

                  Bankruptcy Code means title 11 of the United States Code, as amended from time to time.

                  Bankruptcy Court means the United States Bankruptcy Court for the Northern District of California (San Francisco Division) having jurisdiction over the Chapter 11 Case and, to the extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

                  Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, and any Local Rules of the Bankruptcy Court, as amended from time to time.

                  Bond Loan means, with respect to each series of PC Bonds, the loan of the proceeds from the sale of such series of PC Bonds made by the Issuer to the Debtor pursuant to the terms of the respective Loan Agreement.

                  Bond Trustee means, with respect to the PC Bonds, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a corporation organized under the laws of the State of New York, as trustee, or U.S. Bank, N.A., as trustee, under the Indentures pursuant to which the PC Bonds were issued, as applicable, and their successors and assigns or any successor trustee under such Indentures appointed in accordance with the terms thereof.

                  Business Day means any day other than a Saturday, a Sunday or any other day on which commercial banks in San Francisco, California, or New York, New York, are required or authorized to close by law or executive order.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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                  Carizzo Plains has the meaning set forth in Paragraph 17 of the Commission Settlement Agreement.

                  Cash means legal tender of the United States of America.

                  Cause of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Case, including through the Effective Date.

                  Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court on April 6, 2001, and filed under chapter 11 Case No. 01-30923 DM.

                  Chromium Litigation means Causes of Action against the Debtor relating to alleged chromium contamination, including, but not limited to, the following fourteen (14) civil actions pending in California courts: (a) Aguayo
v. Pacific Gas and Electric Company, filed March 15, 1995, in Los Angeles County Superior Court; (b) Aguilar v. Pacific Gas and Electric Company, filed October 4, 1996, in Los Angeles County Superior Court; (c) Acosta, et al. v. Betz Laboratories, Inc., et al., filed November 27, 1996, in Los Angeles County Superior Court; (d) Adams v. Pacific Gas and Electric Company and Betz Chemical Company, filed July 25, 2000, in Los Angeles County Superior Court; (e) Baldonado v. Pacific Gas and Electric Company, filed October 25, 2000, in Los Angeles County Superior Court; (f) Gale v. Pacific Gas and Electric Company, filed January 30, 2001, in Los Angeles County Superior Court; (g) Fordyce v. Pacific Gas and Electric Company, filed March 16, 2001, in San Bernardino Superior Court; (h) Puckett v. Pacific Gas & Electric Company, filed March 30, 2001, in Los Angeles County Superior Court; (i) Alderson, et al. v. PG&E Corporation, Pacific Gas and Electric Company, Betz Chemical Company, et al., filed April 11, 2001, in Los Angeles County Superior Court; (j) Bowers, et al.
v. Pacific Gas and Electric Company, et al., filed April 20, 2001, in Los Angeles County Superior Court; (k) Boyd, et al. v. Pacific Gas and Electric Company, et al., filed May 2, 2001, in Los Angeles County Superior Court; (l) Martinez, et al. v. Pacific Gas and Electric Company, filed June 29, 2001, in Los Angeles County Superior Court;

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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(m) Miller v. Pacific Gas and Electric Company, filed November 21, 2001, in Los
Angeles County Superior Court; and (n) Lytle v. Pacific Gas and Electric Company, filed March 22, 2002, in Yolo County Superior Court.

                  Chromium Litigation Claims means all Claims against the Debtor arising from the Chromium Litigation for damages or other obligations, including Punitive Damages; provided, however, that Chromium Litigation Claims shall not include (a) any Claims settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtor for damages or other obligations in a fixed dollar amount payable in a lump sum or by a series of payments (which Claims are classified as General Unsecured Claims), (b) Environmental Claims, (c) Fire Suppression Claims, or (d) Pending Litigation Claims.

                  Claim has the meaning set forth in section 101(5) of the Bankruptcy Code; provided, however, that any claim based on allocations under Commission Electric Rule 20, Section A, relating to undergrounding of electric distribution facilities, shall not be a Claim for purposes of this Plan and shall pass through the Plan unaffected.

                  Class means a category of holders of Claims against or Equity Interests in the Debtor as set forth in Articles III and IV of the Plan.

                  Clerk means the clerk of the Bankruptcy Court.

                  Collateral means any property or interest in property of the estate of the Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

                  Commercial Paper means short-term promissory notes of the Debtor bearing various interest rates based on the three (3) month London Interbank Offered Rate and issued under commercial paper dealer agreements between the Debtor and (a) Goldman Sachs & Co., dated May 30, 1997, (b) Bank of America, N.A., dated February 7, 1985, (c) Salomon Smith Barney, Inc., dated November 10, 2000, and (d) Merrill Lynch, Pierce Fenner & Smith (oral agreement).

                  Commercial Paper Claims means all Claims against the Debtor arising from Commercial Paper.

                  Commission means the California Public Utilities Commission or any successor agency,

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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and the commissioners thereof in their official capacities and their respective successors.

                  Commission-DWR Rate Agreement means the agreement dated March 8, 2002 between the Commission and DWR relating to the establishment of DWR's revenue requirements and charges in connection with power sold by DWR under Division 27, commencing with section 80000, of the California Water Code.

                  Commission Plan has the meaning set forth in Section 7.1(a) hereof.

                  Commission Settlement Agreement means that certain Settlement Agreement (and each term and provision thereof) by and among the Debtor, the Parent and the Commission, a true and correct copy of which is attached as Exhibit D hereto, as the same may be amended or modified by the Settling Parties.

                  Committee means the official Committee of Unsecured Creditors appointed in the Chapter 11 Case by the United States Trustee pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time. As of the date hereof, the Committee is comprised of Reliant Energy, Inc., Dynegy Power Marketing, Inc., P-E Berkeley, Inc., GWF Power Systems Company, Inc., Bank of America, N.A., Morgan Guaranty, Merrill Lynch, Davey Tree Expert Co., the City of Palo Alto, California, the State of Tennessee and Pacific Investment Management Company LLC.

                  Common Stock shares of the Debtor's common stock, par value $5.00 per share.

                  Common Stock Equity Interests means any right relating to the three hundred twenty-six million, nine hundred twenty-six thousand, six hundred sixty-seven (326,926,667) issued and outstanding shares of Common Stock as of the date hereof, all of which are held directly or indirectly by the Parent.

                  Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

                  Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

                  Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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                  Continuing PC Bond Related Debt means collectively, but
without duplication, as of the date such calculation shall be made, (i) the aggregate principal amount of those Letter of Credit Backed PC Bonds, MBIA Insured Bonds, Mortgage Backed PC Bonds, and Treasury PC Bonds that remain outstanding under the terms of the related Indentures to the extent that such PC Bonds are held by a Person or Persons other than the Debtor, the Reorganized Debtor or any Affiliate thereof, (ii) the aggregate principal amount of the Reimbursement Obligations arising with respect to the Prior Bonds to the extent that such obligations are held by a Person or Persons other than the Debtor, the Reorganized Debtor or any Affiliate thereof, (iii) the aggregate principal amount owed by the Debtor under the terms of the respective Reimbursement Agreements as reimbursement of amounts drawn on the respective Letters of Credit for the payment of the principal of, or the principal portion of the purchase price of, Letter of Credit Backed PC Bonds, and (iv) the aggregate principal amount of any debt incurred by the Debtor or Reorganized Debtor to refund or otherwise refinance any of the foregoing other than New Money Notes.

                  Debtor has the meaning set forth in the introduction to the Plan.

                  Debtor-in-Possession means the Debtor in its capacity as debtor-in-possession in the Chapter 11 Case pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

                  Debtor's Articles of Incorporation means the Restated Articles of Incorporation of the Debtor, effective as of May 6, 1998.

                  Debtor's Bankruptcy Schedules means the schedules of assets and liabilities, schedule of current income and expenditures, schedule of executory contracts and unexpired leases, and statement of financial affairs filed in this Chapter 11 Case by the Debtor pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as amended from time to time.

                  Debtor's Bylaws means the Bylaws of the Debtor, as amended as of February 21, 2001.

                  Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 5.4 hereof.

                  Disclosure Statement means the Disclosure Statement for the Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company Dated June __, 2003 proposed by the Proponents, including all exhibits, supplements, appendices and schedules

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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thereto (including, without limitation, the Plan and the Plan Supplement), as approved on July __, 2003 by the Bankruptcy Court pursuant to the Disclosure Statement Order and all modifications thereto.

                  Disclosure Statement Order means the order of the Bankruptcy Court entered pursuant to section 1125 of the Bankruptcy Code approving the Disclosure Statement.

                  Disputed means (a) with reference to any Claim against the Debtor, proof of which was timely and properly filed, or in the case of an Administrative Expense Claim or Claim as to which the Debtor has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and (b) any Claim against the Debtor, proof of which was required to be filed by order of the Bankruptcy Court or pursuant to applicable law, but as to which a proof of claim was not timely or properly filed. A Claim that is Disputed by the Debtor as to its amount only shall be deemed Allowed in the amount the Debtor admits owing, if any, and Disputed as to the excess.

                  Disputed Claim Amount means the disputed portion of the amount set forth in the proof of claim relating to a Disputed Claim or, if an amount is estimated in respect of a Disputed Claim in accordance with section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3018, the amount so estimated pursuant to an order of the Bankruptcy Court.

                  Distribution Record Date means the first Business Day after the date on which the conditions specified in Section 8.2 hereof have been satisfied or waived by the Proponents.

                  DWR means the California Department of Water Resources.

                  DWR Contracts means the contracts entered into by the DWR for the purchase of electric power and associated goods and services pursuant to California Assembly Bill No. 1X, signed into law by the Governor of the State of California on February 1, 2001.

                  Effective Date means the tenth (10th) Business Day after the Distribution Record Date.

                  Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

                  Environmental, Fire Suppression, Pending Litigation and Tort Claims means all Environmental Claims, Fire Suppression Claims, Pending Litigation Claims and Tort Claims.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                  Environmental Claims means all Claims against the Debtor arising from (i) any accusation, allegation, notice of violation, action, claim, environmental Lien, demand, abatement or other order, restriction or direction (conditional or otherwise) by any Governmental Entity or any other Person for personal injury (including, but not limited to, sickness, disease or death), tangible or intangible property damage, Punitive Damages, damage to the environment, nuisance, pollution, contamination or other adverse effect on the environment or costs (to the extent recoverable under applicable non-bankruptcy law) of any Governmental Entity related thereto, in each case resulting from or based upon (a) the existence, or the continuation of the existence, of a release of (including, but not limited to, sudden or non-sudden accidental or non-accidental releases), or exposure to, any hazardous or deleterious material, substance, waste, pollutant or contaminant, odor or audible noise in, into or onto the environment (including, but not limited to, the air, soil, surface water or groundwater) at, in, by, from or related to any property (including any vessels or facilities of the Debtor) presently or formerly owned, operated or leased by the Debtor or any activities or operations thereof, (b) the transportation, storage, treatment or disposal of any hazardous or deleterious material, substance, waste, pollutant or contaminant in connection with any property presently or formerly owned, operated or leased by the Debtor or its operations or facilities, or (c) the violation or alleged violation, of any environmental law, order or environmental permit or license of or from any Governmental Entity relating to environmental matters connected with any property presently or formerly owned, operated or leased by the Debtor (including, without limitation, any FERC license pertaining to any environmental matter, such as the Belden FERC License 2105 and the fish stocking requirements thereunder); and (ii) any claim for indemnification or contribution (whether based on contract, statute or common law) against the Debtor by any third party, where such indemnification or contribution claim of such third party is based on a claim against such third party that if asserted directly against the Debtor would be a claim included with the immediately preceding clause (i); provided, however, that Environmental Claims shall not include (i) any Claims fully settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtor for damages or other obligations in a fixed dollar amount payable in a lump sum or by a series of payments (which Claims are classified as General

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Unsecured Claims), (ii) Tort Claims, (iii) Fire Suppression Claims, or (iv) Pending Litigation Claims.

                  Environmental Order has the meaning set forth in Section 4.17(b) hereof.

                  Equity Interest means any share of Common Stock, Preferred Stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or other right, contractual or otherwise, to acquire any such interest.

                  ESP means energy service provider.

                  ESP Claims means all Claims against the Debtor arising from PX energy credits payable by the Debtor to ESPs.

                  Federal Judgment Rate means the interest rate allowed pursuant to section 1961 of title 28 of the United States Code, as amended, as published by the Board of Governors of the Federal Reserve System for the calendar week that preceded the Petition Date, which is 4.19% per annum.

                  Fed.Rules Civ.Pro. means the Federal Rules of Civil Procedure.

                  FERC means the United States Federal Energy Regulatory Commission.

                  FERC Refund Proceedings means the pending FERC refund proceedings bearing FERC Docket Nos. EL00-95-045 and EL00-98-042 and related subdockets.

                  Final Approval means (i) approval on behalf of the Commission that is not subject to any pending appeal or further right of appeal, or (ii) approval on behalf of the Commission that, although subject to a pending appeal or further right of appeal, has been agreed by each of the two PG&E Proponents in a writing filed with the Bankruptcy Court to constitute a "Final Approval" within the meaning of this clause (ii) of this definition.

                  Final Order means an order or decree of the Bankruptcy Court, or any other court of competent jurisdiction, as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or, in the event that an appeal, writ of certiorari or reargument or rehearing thereof has

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 been sought, such order or decree of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order or decree was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Fed.Rules Civ.Pro., or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order or decree shall not prevent such order or decree from being a Final Order.

                  Fire Suppression Claims means all Claims against the Debtor by any Governmental Entity for damages and costs resulting from a fire that may be recovered under either state or federal law, including, but not limited to, Claims for damages to property, the cost of restoring all property damaged as a result of the fire, the cost of compensating all other losses resulting from damage to property arising from a fire, and costs incurred in fighting a fire, including all investigative, administrative, accounting, collection and other costs; provided, however, that the foregoing "including, but not limited to" description of the types of damages and costs that are included in this definition are for illustrative purposes only and do not constitute an acknowledgment or admission by the Proponents that any such damages or costs are in fact recoverable under state or federal law.

                  First and Refunding Mortgage Bonds means (a) 6.25% First and Refunding Mortgage Bonds Series 93G due March 1, 2004, (b) 5.875% First and Refunding Mortgage Bonds Series 93E due October 1, 2005, (c) 6.250% First and Refunding Mortgage Bonds Series 81B due August 1, 2011, (d) 8.800% First and Refunding Mortgage Bonds Series 91A due May 1, 2024, (e) 8.375% First and Refunding Mortgage Bonds Series 92B due May 1, 2025, (f) 8.25% First and Refunding Mortgage Bonds Series 92D due November 1, 2022, (g) 7.25% First and Refunding Mortgage Bonds Series 93A due March 1, 2026, (h) 7.25% First and Refunding Mortgage Bonds Series 93D due August 1, 2026, (i) 6.75% First and Refunding Mortgage Bonds Series 93F due October 1, 2023, (j) 7.05% First and Refunding Mortgage Bonds Series 93F due October 1, 2023, and (k) 7.05% First and Refunding Mortgage Bonds Series 93H due March 1, 2024, each issued by the Debtor under the Mortgage, together with any Matured and Unpresented First and Refunding Mortgage Bonds,

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 provided that the Debtor is not waiving any rights or claims it may have under applicable non-bankruptcy law against any holder of any Matured and Unpresented First and Refunding Mortgage Bond or any other party with respect thereto.(1)

                  Fixed Transition Amounts has the meaning set forth in section 840(d) of the PU Code.

                  Floating Rate Note Claims means all Claims against the Debtor arising from the Floating Rate Notes.

                  Floating Rate Notes means the Floating Rate Notes due October 31, 2001, issued by the Debtor under an indenture by and between the Debtor and Wilmington Trust Company, as successor-in-interest to The Bank of New York, dated September 1, 1987, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Forbearance, Extension and Letter of Credit Fees has the meaning set forth in Section 4.11(b)(iii) hereof.

                  FPA means the Federal Power Act of 1920, as amended.

                  General Unsecured Claims means (a) Revolving Line of Credit Claims; (b) Medium Term Note Claims; (c) Senior Note Claims; (d) Floating Rate Note Claims; (e) Southern San Joaquin Valley Power Authority Bond Claims; (f) Claims against the Debtor arising from the rejection of executory contracts and unexpired leases as defined in section 365 of the Bankruptcy Code; (g) Claims against the Debtor relating to pre-petition litigation; (h) Claims against the Debtor by the Debtor's vendors, suppliers and service providers; (i) Claims against the Debtor relating to intercompany obligations to Affiliates; and (j) Commercial Paper Claims; provided, however that

---------------
         (1)This definition does not include approximately $280,514,000 in principal amount of Series 93 C bonds maturing on August 1, 2003 (the "1993 Series C Bonds") that, but for such maturity date, otherwise would be within the definition of First and Refunding Mortgage Bonds that constitute Class 3a under the Plan. On June 20, 2003, the Debtor filed a motion with the Bankruptcy Court to permit timely payment of the approximately $280,514,000 principal amount of the 1993 Series C Bonds on August 1, 2003. Assuming such motion is granted, the 1993 Series C Bonds will be paid off on or about August 1, 2003, well before the confirmation hearing on the Plan, and therefore are not included in the definition of First and Refunding Mortgage Bonds and are not part of Class 3a under the Plan. If for any reason such motion is not approved, or the 1993 Series C Bonds are not timely paid off notwithstanding the approval of such motion, the Plan will be modified to add the 1993 Series C Bonds to the definition of First and Refunding Mortgage Bonds that constitute Class 3a under the Plan.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

General Unsecured Claims will not include any unsecured Claims included in any other Class (including, without limitation, Claims classified as Class 8 Claims).

                  Governmental Entity has the meaning set forth for a governmental unit in section 101(27) of the Bankruptcy Code.

                  Impaired means any Class of Claims against or Equity Interests in the Debtor that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                  Indenture means, with respect to each series of PC Bonds, that certain indenture of trust between the Issuer and the Bond Trustee pursuant to which such series of PC Bonds were issued, as originally executed, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Initial Calculation Date means (i) February 28, 2002, with respect to holders of Allowed Claims in Class 5 for Senior Indebtedness, holders of Allowed Southern San Joaquin Valley Power Authority Bond Claims and holders of Allowed Claims in Classes 4c, 4f, 4g and 9; and (ii) June 30, 2002, with respect to the remaining holders of Allowed Claims in Class 5 and the holders of Allowed Claims in Classes 1, 2, 6 and 7.

                  Interest Period means the period commencing on any interest payment date specified herein and ending on the day preceding the next succeeding interest payment date; except in respect of the first interest period which extends to June 30, 2002, where the Interest Period shall commence on the earlier of the Petition Date or the date specified on Exhibit B, hereto, and shall end on June 30, 2002, and the second interest period shall commence on July 1, 2002.

                  IRS means the United States Internal Revenue Service.

                  ISO means the California Independent System Operator.

                  ISO, PX and Generator Claims means all Claims against the Debtor arising from amounts due to the ISO, PX and various power generators based on purchases of electricity or ancillary services by the Debtor in markets operated by the PX and the ISO.

                  Issuer means the California Pollution Control Financing Authority, a public instrumentality and political subdivision of the State of California, organized and existing under the California Pollution Control Financing Authority Act, being Division 27 (commencing at section

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

44500) of the California Health and Safety Code, as supplemented and amended.

                  Land Conservation Commitment has the meaning set forth in Paragraph 17a of the Commission Settlement Agreement.

                  LC Bank Agreement has the meaning set forth in Section 4.11(b)(iii) hereof.

                  Letter of Credit means, with respect to each series of Letter of Credit Backed PC Bonds, that certain irrevocable direct pay letter of credit issued by the Letter of Credit Issuing Bank for the account of the Debtor to the Bond Trustee and delivered to the Bond Trustee in accordance with the terms of the respective Indenture, securing, among other things, the payment of the principal of, and interest on, the respective series of Letter of Credit Backed PC Bonds, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Letter of Credit Backed PC Bond Claims means all Claims against the Debtor by the Issuer, Bond Trustee and the holders of Letter of Credit Backed PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Letter of Credit Backed PC Bonds.

                  Letter of Credit Backed PC Bonds means, collectively, any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that are outstanding as of the Voting Record Date or the Effective Date, as applicable.

                  Letter of Credit Issuing Bank means, with respect to each series of Letter of Credit Backed PC Bonds, the issuer of the Letter of Credit.

                  Letter of Credit Bank Claims means all Claims against the Debtor relating to (a) the contingent Claims of each Letter of Credit Issuing Bank and the applicable Banks, if any, with respect to payments that may become due by the Debtor under their respective Reimbursement Agreements with the Debtor in an amount equal to the outstanding Stated Amount of each of the Letters of Credit, and (b) the Claims of the Letter of Credit Issuing Banks and the applicable Banks, if any, for any and all accrued and unpaid amounts due by the Debtor under their respective Reimbursement Agreements, including amounts due as reimbursement of amounts paid by each Letter of Credit Issuing Bank under its respective Letter of Credit to the Bond Trustee for the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 payment of interest on the related series of Letter of Credit Backed PC Bonds.

                  LIBOR means, with respect to each Interest Period, the rate per annum appearing on Bloomberg Professional page BBAM1 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars having the index maturity designated by the Debtor at approximately 11:00 a.m. (London time) on the LIBOR Interest Determination Date. If no rate appears on Bloomberg Professional page BBAM1, LIBOR shall mean the rate per annum appearing on Bridge Telerate Inc. page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars having the index maturity designated by the Debtor at approximately 11:00 a.m. (London time) on the LIBOR Interest Determination Date. If no rate appears on Bridge Telerate page 3750, the Debtor will request the principal London offices of each of four (4) major reference banks in the London interbank market, as selected by the Debtor, to provide the Debtor with its offered quotation for deposits in U.S. dollars having the index maturity designated by the Debtor to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on such LIBOR Interest Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in such market at such time. LIBOR determined will be the arithmetic mean of the offered quotations. If fewer than two (2) quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in New York City on such LIBOR Interest Determination Date, by three (3) major banks in New York City selected by the Debtor for loans in U.S. dollars to leading European banks, having the index maturity designated by the Debtor that is representative for a single transaction in U.S. dollars in such market at such time. If the banks so selected are not quoting as mentioned above, LIBOR will remain LIBOR in effect on such LIBOR Interest Determination Date.

                  LIBOR Interest Determination Date means, for an Interest Period, the second (2nd) London Business Day immediately preceding the first day of that Interest Period; except that in the period prior to the Initial Calculation Date, the LIBOR Interest Determination Dates for (a) Allowed Claims under International Swap Dealers Association ("ISDA") Agreements shall be the Petition Date and each anniversary thereof prior to the Initial Calculation Date, and (b) Allowed Claims of

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 power generators shall be as determined between the Debtor and each such power generator, notwithstanding the fact that none of such dates is an interest payment date.

                  London Business Day means any day on which commercial banks in London are ordinarily open for business.

                  License Conditions has the meaning set forth in Section 6.9 hereof.

                  Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

                  Loan Agreement means, with respect to each series of PC Bonds, that certain loan agreement by and between the Issuer and the Debtor with respect to such series of PC Bonds, as originally executed, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Master Ballot means the Ballot to be completed by Nominees of beneficial owners of bonds, notes, debentures or shares of stock of the Debtor.

                  Matured and Unpresented First and Refunding Mortgage Bonds means, collectively, that portion of the Debtor's (a) First and Refunding Mortgage Bonds, Series II, 4.25%, (b) First and Refunding Mortgage Bonds, Series JJ, 4.5%, (c) First and Refunding Mortgage Bonds, Series LL, 4.625%, (d) First and Refunding Mortgage Bonds, Series MM, 5.375%, (e) First and Refunding Mortgage Bonds, Series NN, 5.75%, (f) First and Refunding Mortgage Bonds, Series OO, 5.50%, and (g) First and Refunding Mortgage Bonds, 8% Series 92C, to the extent that (i) such matured bonds have not been presented for payment by the holders thereof, and (ii) the Debtor is obligated to pay the principal of, and interest on, such bonds in accordance with the terms thereof under applicable law, provided that the Debtor is not waiving any rights or claims it may have under applicable non-bankruptcy law against any holder of any such bond or any other party with respect thereto.

                  MBIA means MBIA Insurance Corporation.

                  MBIA Claims means all Claims against the Debtor relating to
(a) the contingent Claims of MBIA with respect to payments that may become due by the Debtor under the terms of the MBIA Reimbursement Agreement as reimbursement for payments made by MBIA under the PC Bond Insurance Policy, and
(b) the Claims of MBIA for any and all accrued and unpaid amounts due by

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 the Debtor under the MBIA Reimbursement Agreement, including any and all amounts due by the Debtor as reimbursement of amounts paid by MBIA under the PC Bond Insurance Policy to the Bond Trustee for the payment of interest on the MBIA Insured PC Bonds.

                  MBIA Insured PC Bond Claims means all Claims against the Debtor by the Issuer, Bond Trustee and the holders of the MBIA Insured PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of MBIA Insured PC Bonds.

                  MBIA Insured PC Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series A issued by the Issuer in the aggregate principal amount of $200,000,000.

                  MBIA Reimbursement Agreement means that certain Reimbursement and Indemnity Agreement, dated as of May 1, 2000, by and between the Debtor and MBIA, pursuant to which MBIA has issued the PC Bond Insurance Policy, together with all amendments, modifications and renewals thereof.

                  Medium Term Note Claims means all Claims against the Debtor arising from the Medium Term Notes.

                  Medium Term Notes means those certain notes bearing various interest rates from 5.810% to 8.450% due through October 7, 2013, other than the Senior Notes and the Floating Rate Notes, issued by the Debtor under an indenture by and between the Debtor and Wilmington Trust Company, as successor-in-interest to The Bank of New York, dated September 1, 1987, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Moody's means Moody's Investors Service Inc. or its successor.

                  Mortgage means that certain First and Refunding Mortgage, dated December 1, 1920, made by the Debtor, under which BNY Western Trust Company was trustee on the Petition Date, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Mortgage Backed PC Bonds means, collectively, the 92A Bonds, the 92B Bonds, the 93A Bonds and the 93B Bonds.

                  Mortgage Backed PC Bond Claims means all Claims against the Debtor by the Issuer,

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Bond Trustee and the holders of the Mortgage Backed PC Bonds for all amounts due and owing by the Debtor under the Loan Agreement and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Mortgage Backed PC Bonds.

                  New Money Notes has the meaning set forth in Section 7.2 hereof.

                  New Mortgage Bonds means mortgage bonds to be issued by the Reorganized Debtor, the terms of which are set forth on the Summary of Terms of Debt Securities.

                  Nominee means any brokerage firm or bank, or the agent of such firm or bank, holding the securities of a beneficial owner of bonds, notes, debentures or shares of stock of the Debtor.

                  NRC means the United States Nuclear Regulatory Commission.

                  NYSE means the New York Stock Exchange.

                  Ordinary Course Liabilities means (i) liabilities incurred in the ordinary course of business by the Debtor-in-Possession, including, but not limited to, actual and necessary costs and expenses of operating the business of the Debtor-in-Possession, any indebtedness or obligations incurred or undertaken by the Debtor-in-Possession in connection with the conduct of its business, liabilities arising under loans or advances to or other obligations incurred by the Debtor-in-Possession, and real and personal property taxes and franchise fees; (ii) any Claims against the Debtor constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code arising on or after 60 days prior to the Effective Date, other than Professional Compensation and Reimbursement Claims; and (iii) all cure amounts owed in respect of executory contracts and unexpired leases assumed by the Debtor-in-Possession arising on or after 60 days prior to the Effective Date.

                  Original Letter of Credit Fee has the meaning set forth in
Section 4.11(b)(iv) hereof.

                  Original PG&E Plan has the meaning set forth in Section 7.1(a) hereof.

                  Other Priority Claims means all Claims against the Debtor, other than Administrative Expense Claims or Priority Tax Claims, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

                  Other Secured Claims means all Claims against the Debtor relating to mechanics' and materialmen's Liens and secured tax Claims, as well as Secured Claims, other than Secured Claims

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Relating to First and Refunding Mortgage Bonds, Secured Claims Relating to PC-Related Mortgage Bonds and Mortgage Backed PC Bond Claims.

                  Parent and PG&E Corporation means PG&E Corporation, a California corporation, the Debtor's parent company.

                  PC Bond Documents means, with respect to each series of PC Bonds, the Loan Agreement, Indenture and all of the other documents, instruments, agreements and certificates evidencing, securing, governing or otherwise pertaining to the respective Bond Loan or the respective series of PC Bonds or otherwise executed and delivered by or on behalf of the Debtor in connection with any of the foregoing, together with all amendments, modifications, renewals, substitutions and replacements of or to any of the foregoing.

                  PC Bond Insurance Policy means that certain Financial Guaranty Insurance Policy issued by MBIA with respect to the MBIA Insured PC Bonds, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  PC Bonds means collectively, the Letter of Credit Backed PC Bonds, the MBIA Insured Bonds, the Mortgage Backed PC Bonds, the Prior Bonds and the Treasury PC Bonds.

                  PC-Related Mortgage Bonds means, with respect to each series of Mortgage Backed PC Bonds, those certain first and refunding mortgage bonds made by the Debtor in favor of the Bond Trustee pursuant to and secured by the Mortgage, in an aggregate principal amount equal to the related series of Mortgage Backed PC Bonds.

                  Pending Litigation Claims means all Claims against the Debtor that are asserted in litigation pending against the Debtor and that are listed in the Plan Supplement; provided, however, that Pending Litigation Claims shall not include (a) any Claims settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtor for damages or other obligations in a fixed dollar amount payable in a lump sum by a series of payments (which Claims are classified as General Unsecured Claims), (b) Environmental Claims, (c) Fire Suppression Claims or (d) Tort Claims.

                  Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

                  Petition Date means April 6, 2001, the date on which the Debtor commenced the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Chapter 11 Case.

                  PG&E Proponents means the Debtor and the Parent.

                  Plan means this Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company Dated July 31, 2003 proposed by the Proponents, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto or thereto, either in their present form or as the same may be altered, amended or modified from time to time.

                  Plan Supplement means the documents, schedules and other instruments filed with the Bankruptcy Court on July 18, 2003, in accordance with
Section 11.17 hereof, and any supplements or amendments thereto filed with the Bankruptcy Court prior to the date the Proponents commence solicitation for votes for this Plan.

                  Post-Petition Interest has the meaning set forth in Section
4.1 hereof.

                  Preferred Stock means the issued and outstanding shares of the Debtor's First Preferred Stock, par value $25.00 per share. The Debtor's outstanding First Preferred Stock is comprised of: (a) 6% Non-Redeemable First Preferred; (b) 5.5% Non-Redeemable First Preferred; (c) 5% Non-Redeemable First Preferred; (d) 5% Redeemable First Preferred Series D; (e) 5% Redeemable First Preferred Series E; (f) 4.80% Redeemable First Preferred; (g) 4.50% Redeemable First Preferred; (h) 4.36% Redeemable First Preferred; (i) 6.57% Redeemable First Preferred; (j) 7.04% Redeemable First Preferred; and (k) 6.30% Redeemable First Preferred.

                  Preferred Stock Equity Interests means any right relating to the Preferred Stock.

                  Prior Bond Claims means all Claims against the Debtor by the Prior Letter of Credit Issuing Banks for any and all accrued and unpaid amounts due by the Debtor under their respective Prior Reimbursement Agreements, including amounts due as reimbursement of amounts paid by each Prior Letter of Credit Issuing Bank under its respective Prior Letter of Credit to the Bond Trustee for the payment of the redemption price of the related series of Prior Bonds.

                  Prior Bonds means, collectively, the 96B Bonds, the 96D Bonds, the 97A Bonds and the 97C Bonds.

                  Prior Letter of Credit means, with respect to each series of Prior Bonds, that certain

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 irrevocable direct pay letter of credit issued by the Prior Letter of Credit Issuing Bank for the account of the Debtor to the Bond Trustee and delivered to the Bond Trustee in accordance with the terms of the respective Indenture which secured, among other things, the payment of the principal of, and interest on, the respective series of Prior Bonds, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Prior Letter of Credit Issuing Bank means, with respect to each series of Prior Bonds, the issuer of the Prior Letter of Credit.

                  Prior Reimbursement Agreement means, with respect to each series of Prior Bonds, that certain reimbursement or other agreement between the Debtor and the Prior Letter of Credit Issuing Bank providing for, among other things, the issuance of the related Prior Letter of Credit and the reimbursement of the Prior Letter of Credit Issuing Bank for draws made thereunder, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Priority Tax Claims means all Claims against the Debtor for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

                  Professional Compensation and Reimbursement Claims means all Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals, the Committee and members of the Committee pursuant to sections 330(a) or 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code.

                  Proponents means the Debtor, the Parent and the Committee.

                  PU Code means the California Public Utilities Code.

                  Punitive Damages means punitive, exemplary or similar damages, or fines, penalties or similar charges that arise in connection with Environmental Claims, Fire Suppression Claims, Pending Litigation Claims or Tort Claims.

                  PX means the California Power Exchange Corporation.

                  QFs means qualifying facilities operating pursuant to the Public Utility Regulatory Policies Act of 1978 and the related regulations enacted thereunder.

                  QUIDS means the 7.90% Deferrable Interest Subordinated Debentures, Series A, Due December 31, 2025, issued by the Debtor under the QUIDS Indenture, together with all

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 amendments, modifications, renewals, substitutions and replacements thereof.

                  QUIDS Claims means all Claims against the Debtor arising from the QUIDS.

                  QUIDS Indenture means the Indenture by and between the Debtor and National City Bank of Indiana, as successor-in-interest to Bank One Trust Company, N.A., as successor-in-interest to The First National Bank of Chicago, dated November 28, 1995, as supplemented by the First Supplemental Indenture dated November 28, 1995, as supplemented by the Second Supplemental Indenture dated March 25, 1996.

                  Rate Recovery Litigation means Pacific Gas and Electric Co., Plaintiff v. Loretta M. Lynch, et al., Defendants, Case No. C-01-3023-VRW in the United States District Court for the Northern District of California, and all appellate proceedings arising therefrom.

                  Rate Reduction Bonds has the meaning set forth in section 840(e) of the PU Code.

                  Refunding Bonds means, with respect to each series of Prior Bonds, a new series of revenue bonds to be issued by the Issuer (or another authorized Governmental Entity) for the benefit of the Reorganized Debtor, the proceeds of the sale of which shall be loaned by the Issuer to the Reorganized Debtor for the purpose of paying the principal portion of the redemption price of such series of Prior Bonds by repaying the related Reimbursement Obligation.

                  Regulatory Asset has the meaning set forth in Paragraph 2 of the Commission Settlement Agreement.

                  Reimbursement Agreement means, with respect to each series of Letter of Credit Backed PC Bonds, that certain reimbursement or other agreement between the Debtor and the Letter of Credit Issuing Bank and certain other Banks, if any, that are signatories thereto providing for, among other things, the issuance of the related Letter of Credit and the reimbursement of the Letter of Credit Issuing Bank and certain other Banks, if any, that are signatories thereto for draws made under such Letter of Credit, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Reimbursement Obligation means, with respect to each series of Prior Bonds, that portion of the reimbursement obligation of the Debtor under the Prior Reimbursement Agreement arising with respect to the portion of the final drawing made under the related Prior Letter of Credit

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 for the payment of the principal portion of the redemption price of the related series of Prior Bonds.

                  Releasees means the Committee and the Parent, and all Persons who (a) are present or former officers or directors of the Debtor or the Parent who were directors and/or officers of the Debtor or the Parent, respectively, on or after the Petition Date; (b) serve or served as members of the management of the Debtor or the Parent on or after the Petition Date; (c) are present or former members of the Committee; (d) are present or former officers and directors and other Persons who serve or served as members of the management of any present or former member of the Committee; (e) are advisors, consultants or professionals of or to the Debtor and/or the Parent, the Committee, or the members of the Committee, but in each case only to the extent such Persons are or were acting in any of the capacities set forth in (a) through (e) above.

                  Reorganized Debtor means the Debtor, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

                  Retail Electric Rates means any and all charges authorized by the Commission to be collected from the Debtor's and/or the Reorganized Debtor's retail electric customers.

                  Retirement Plan has the meaning set forth in Section 6.7 hereof.

                  Revolving Line of Credit means the Amended and Restated Credit Agreement, dated as of December 1, 1997, as amended, as to which Bank of America, N.A., was the Administrative Agent on the Petition Date, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Revolving Line of Credit Claims means all Claims against the Debtor arising from the Revolving Line of Credit.

                  ROE has the meaning set forth in Paragraph 2b of the Commission Settlement Agreement.

                  SEC means the United States Securities and Exchange
Commission.

                  Secured Claim means all Claims against the Debtor, to the extent reflected in the Debtor's Bankruptcy Schedules or a proof of claim as a Secured Claim, which are secured by a Lien on Collateral but only to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, and, in the event that such Claim is subject to a permissible

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

                  Secured Claims Relating to First and Refunding Mortgage Bonds means all Claims against the Debtor arising from the First and Refunding Mortgage Bonds.

                  Secured Claims Relating to PC-Related Mortgage Bonds means all Claims against the Debtor arising from Secured Claims evidenced by the PC-Related Mortgage Bonds that secure the Mortgage Backed PC Bond Claims.

                  Securities Act means the Securities Act of 1933, as amended.

                  Senior Indebtedness means, collectively, Commercial Paper Claims, Floating Rate Note Claims, Medium Term Note Claims, Senior Note Claims and Revolving Line of Credit Claims.

                  Senior Note Claims means all Claims against the Debtor arising from the Senior Notes.

                  Senior Notes means the 7.375% Senior Notes due November 1, 2005, issued by the Debtor under an indenture by and between the Debtor and Wilmington Trust Company, as successor-in-interest to The Bank of New York, dated September 1, 1987, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Settlement and Stanislaus Commitments has the meaning set forth in Section 6.9 hereof.

                  Settlement and Support Agreement means that certain Amended and Restated Settlement and Support Agreement dated as of March 27, 2002, by and among the Debtor, the Parent and certain holders of Senior Indebtedness who are parties thereto, as approved by the Order of the Bankruptcy Court dated March 27, 2002, entitled "Order on Motion by Pacific Gas and Electric Company for Order (A) Approving Settlement and Support Agreement By and Among Plan Proponents and Senior Debtholders, (B) Authorizing Payment of Pre- and Post-Petition Interest to Holders of Undisputed Claims in Certain Classes, (C) Authorizing Payment of Fees and Expenses of Indenture Trustees and Paying Agents and (D) Authorizing Debtor to Enter into Similar Agreements."

                  Settling Parties means the parties to the Commission Settlement Agreement.

                  Southern San Joaquin Valley Power Authority Agreement means the Agreement between the Debtor and the Southern San Joaquin Valley Power Authority dated as of July 1, 1997, and related Indenture of Trust, dated as of November 1, 1991, between the Southern San Joaquin

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Valley Power Authority and Bank of America, N.A., as Trustee in respect of amounts payable on certain bonds issued by Southern San Joaquin Power Authority maturing in 2001 through January 1, 2013, together with all amendments, modifications, renewals, substitutions and replacements thereof.

                  Southern San Joaquin Valley Power Authority Bond Claims means all Claims against the Debtor arising from the Southern San Joaquin Valley Power Authority Agreement.

                  S&P means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or its successor.

                  State means the State of California.

                  Stated Amount means, with respect to each Letter of Credit, the aggregate amount available to be drawn thereunder, from time to time, in accordance with the terms thereof.

                  Summary of Terms of Debt Securities means the summary of terms of the New Money Notes and the New Mortgage Bonds as set forth on Exhibit A to the Plan.

                  Tax Code means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

                  TCBA means Transition Cost Balancing Account as established by Commission decisions pursuant to sections 367 and 368 of the PU Code.

                  Tort Claims means (i) the Chromium Litigation Claims and all other Claims against the Debtor arising from any accusation, allegation, notice, action, claim, demand or otherwise for personal injury, tangible or intangible property damage, products liability or discrimination, or based on employment, including Punitive Damages; and (ii) any Claim for indemnification or contribution (whether based on contract, statute or common law) against the Debtor by any third party, where such indemnification or contribution Claim of such third party is based on a Claim against such third party that if asserted directly against the Debtor would be a claim included within the immediately preceding clause (i); provided, however, that Tort Claims shall not include (a) any Claims settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtor for damages or other obligations in a fixed dollar amount payable in a lump sum by a series of payments (which Claims are classified as General

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Unsecured Claims); (b) Environmental Claims; (c) Fire Suppression Claims; or (d) Pending Litigation Claims.

                  Treasury PC Bond Claims means all Claims against the Debtor by the Issuer, Bond Trustee and the holders of Treasury PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Treasury PC Bonds.

                  Treasury PC Bonds means, collectively, the 96G Bonds and the 97D Bonds.

                  Unimpaired means any Class of Claims or Equity Interests that is not Impaired.

                  URG means utility retained generation.

                  URG Rate Base means the rate base amounts set forth in the Debtor's Advice Letter 2233-E implementing Commission Decision (D.) No. 02-04-016.

                  Voting Record Date means August 4, 2003.

                  Watershed Lands has the meaning set forth in Paragraph 17 of the Commission Settlement Agreement.

                  Workers' Compensation Claims means all Claims against the Debtor by employees of the Debtor for the payment of workers' compensation benefits under applicable law.

                  Workers' Compensation Indemnity Agreements means (a) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000, to indemnify American Home Assurances Company in connection with issuance of Surety Bond No. 00-207-724 issued on behalf of the Debtor for Workers' Compensation, (b) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000, to indemnify CAN Insurance Companies in connection with issuance of Surety Bond No. 159267371 issued on behalf of the Debtor for Workers' Compensation, (c) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000, to indemnify Kemper Insurance Companies in connection with issuance of Surety Bond No. 955006 issued on behalf of the Debtor for Workers' Compensation, (d) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000, to indemnify Travelers Insurance, as successor to Reliance Insurance Company, in connection with issuance of Surety Bond No. B1686191 issued on behalf of the Debtor for Workers' Compensation, and
(e) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000, to indemnify

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Firemen's Fund Insurance Company in connection with issuance of Surety Bond No. 11133362811 issued on behalf of the Debtor for Workers' Compensation.

                  1.2 Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified herein, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

                                   ARTICLE II

              TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, ORDINARY
                COURSE LIABILITIES, PROFESSIONAL COMPENSATION AND
                  REIMBURSEMENT CLAIMS, AND PRIORITY TAX CLAIMS

                  2.1 Administrative Expense Claims. Except as otherwise provided herein, including Section 2.2 (with respect to Professional Compensation and Reimbursement Claims) and Section 6.4 hereof (with respect to cure amounts owed in respect of executory contracts and unexpired leases assumed by the Debtor-in-Possession), (i) all requests for allowance and payment of any Administrative Expense Claim arising on or before the Confirmation Date shall be filed no later than the date that is thirty (30) days after the Confirmation Date, and (ii) all requests for allowance and payment of any Administrative Expense Claim arising after the Confirmation Date and on or before the Effective Date shall be filed no later than the date that is thirty (30) days after the Effective Date. Except to the extent that any Entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, and except as otherwise provided herein, including Section 2.2 (with respect to Professional Compensation and Reimbursement Claims) and Section 6.4

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 hereof (with respect to cure amounts owed in respect of executory contracts and unexpired leases assumed by the Debtor-in-Possession), (i) each holder of an Allowed Administrative Expense Claim arising on or before the Confirmation Date shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon as practicable thereafter, or on such other date as may be ordered by the Bankruptcy Court; and (ii) each holder of an Allowed Administrative Expense Claim arising after the Confirmation Date and on or before the Effective Date shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the date that is 90 days after the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon as practicable thereafter, or on such other date as may be ordered by the Bankruptcy Court. Except as provided under applicable non-bankruptcy law or certain agreements with the Debtor approved by the Bankruptcy Court and which are incorporated into and made a part of the Plan, Post-Petition Interest will not be paid on Allowed Administrative Expense Claims.

                  2.2 Professional Compensation and Reimbursement Claims. The holders of Professional Compensation and Reimbursement Claims shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is ninety (90) days after the Confirmation Date, or such other date as may be fixed by the Bankruptcy Court. If granted by the Bankruptcy Court, such award shall be paid in full in such amounts as are Allowed by the Bankruptcy Court either (a) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim, or as soon as practicable thereafter, or
(b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Compensation and Reimbursement Claim and the Debtor.

                  2.3 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, including Post-Petition Interest, Cash

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 in an amount equal to such Allowed Priority Tax Claim plus accrued and unpaid Post-Petition Interest thereon on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter.

                  2.4 Ordinary Course Liabilities. Ordinary Course Liabilities shall be paid in full and performed by the Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions and pursuant to applicable law, without the necessity of the filing of an Administrative Expense Claim. Except as provided under such agreements, instruments and documents or applicable non-bankruptcy law, Post-Petition Interest will not be paid on any Ordinary Course Liabilities. Any disputed Ordinary Course Liabilities shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced (except that, under sections 365 and/or 1123(b)(2) of the Bankruptcy Code, contractual provisions, accelerations and defaults eliminated or rendered unenforceable by such sections shall remain eliminated or unenforceable), and shall survive the Effective Date as if the Chapter 11 Case had not been commenced. In the event of a disputed Ordinary Course Liability, the Debtor shall be liable in the amount or in the manner determined by a Final Order or by a binding award, agreement or settlement; provided, however, that the Debtor shall preserve all rights and defenses respecting any Ordinary Course Liability that exists under applicable law. All disputed Ordinary Course Liabilities shall be determined and liquidated under applicable non-bankruptcy law in the administrative or judicial tribunal in which they are pending as of the Effective Date or, if no such action is pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. In light of the unimpaired pass-through treatment of Ordinary Course Liabilities hereunder, the Reorganized Debtor waives the discharge of section 1141(d) of the Bankruptcy Code as to any Ordinary Course Liability.

                                  ARTICLE III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

                  Claims against and Equity Interests in the Debtor, other than Administrative Expense Claims, Professional and Reimbursement Claims and Priority Tax Claims, are classified for all

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

CLASS                                 CLAIM/INTEREST                                                  STATUS
-----                                 --------------                                                  ------
  1        Other Priority Claims                                                                   Unimpaired

  2        Other Secured Claims                                                                    Unimpaired

  3a       Secured Claims Relating to First and Refunding Mortgage Bonds                            Impaired

  3b       Secured Claims Relating to PC-Related Mortgage Bonds                                     Impaired

  4a       Mortgage Backed PC Bond Claims                                                           Impaired

  4b       MBIA Insured PC Bond Claims                                                             Unimpaired

  4c       MBIA Claims                                                                              Impaired

  4d       Letter of Credit Backed PC Bond Claims                                                  Unimpaired

  4e       Letter of Credit Bank Claims                                                             Impaired

  4f       Prior Bond Claims                                                                       Unimpaired

  4g       Treasury PC Bond Claims                                                                 Unimpaired

  5        General Unsecured Claims                                                                 Impaired

  6        ISO, PX and Generator Claims                                                            Unimpaired(2)

  7        ESP Claims                                                                              Unimpaired(2)

  8        Environmental, Fire Suppression, Pending Litigation and Tort Claims                     Unimpaired

  9        QUIDS Claims                                                                            Unimpaired

  10       Workers' Compensation Claims                                                            Unimpaired

  11       Preferred Stock Equity Interests                                                        Unimpaired

--------------------
         (2) The Proponents believe that Classes 6 and 7 are unimpaired by the Plan, and such Classes are accordingly so classified. However, the Proponents understand that certain holders of Class 6 and/or Class 7 Claims believe that Class 6 and/or Class 7 Claims are impaired by the Plan. Accordingly, to avoid any delay in the confirmation process, as a precautionary measure holders of Class 6 and Class 7 Claims will be solicited to vote on the Plan and their votes will be tabulated, so that in the event any such holders object to confirmation of the Plan based on the classification of their Claims as unimpaired and the Bankruptcy Court sustains such objection, the results of their votes will be known for purposes of applying the confirmation standard under section 1129(a)(8) of the Bankruptcy Code. Accordingly, allowing the holders of Class 6 and Class 7 Claims to vote is without prejudice to the Proponents' position that these Classes are unimpaired, and the Proponents reserve the right to contest any objection to the unimpaired status of Classes 6 and 7.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

CLASS                                 CLAIM/INTEREST                                                  STATUS
-----                                 --------------                                                  ------
  12       Common Stock Equity Interests                                                           Unimpaired

                                   ARTICLE IV

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

                  4.1 Payment of Interest. Allowed Claims shall include amounts owed with respect to the period prior to the Petition Date and applicable interest accrued and unpaid during such period. Except as otherwise provided herein, holders of Allowed Claims shall also be paid in Cash accrued and unpaid interest on such Allowed Claims from the Petition Date through the Effective Date ("Post-Petition Interest"). Except as otherwise provided herein, including Exhibit B attached hereto, any Post-Petition Interest shall be calculated and paid at the lowest non-default rate and in accordance with the terms specified in the applicable statute, indenture or instrument governing such Allowed Claim or, if no such instrument exists or the applicable instrument does not specify a non-default rate of interest, Post-Petition Interest shall be calculated and paid on such Allowed Claim at the Federal Judgment Rate. Except as provided under applicable non-bankruptcy law or certain agreements with the Debtor approved by the Bankruptcy Court and which are incorporated into and made a part of the Plan, Post-Petition Interest will not be paid on the following Allowed Claims: Administrative Expense Claims, Environmental, Fire Suppression, Pending Litigation and Tort Claims, and Workers' Compensation Claims.

                  4.2      Timing of Payments and Distributions.

                           (a) Pursuant to an Order entered by the Bankruptcy
Court on April 9, 2001 authorizing the interim use of Cash collateral, and an Order entered by the Bankruptcy Court on May 9, 2001 approving a stipulation for the use of Cash collateral between the Debtor and the trustee for the First and Refunding Mortgage Bonds, as subsequently amended, the Debtor has paid and will continue to pay Post-Petition Interest to the holders of Allowed Claims in Classes 3a, 3b and 4a. In addition, the Debtor will make payments of Post-Petition Interest that has accrued and is unpaid on and after the Initial Calculation Date and through the last day of the last calendar quarter ending prior to the Effective Date, in arrears, in quarterly installments (or in the case of such first quarter

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 following the Initial Calculation Date, for holders of Allowed Claims for which February 28, 2002 is the Initial Calculation Date, the four month period from March 1, 2002 to June 30, 2002) as follows: (x) on the first Business Day of the next calendar quarter to the holders of Allowed Claims in Class 5 for Senior Indebtedness, the holders of Allowed Southern San Joaquin Power Authority Bond Claims and the holders of Allowed Claims in Classes 4c, 4f, 4g and 9, and (y) within thirty (30) days following the end of the calendar quarter, to the remaining holders of Allowed Claims in Class 5 and the holders of Allowed Claims in Classes 1, 2, 6 and 7. Any Post-Petition Interest that accrues during the period commencing on the first day of the calendar quarter in which the Effective Date occurs and ending on the Effective Date will be paid on the Effective Date.

                           (b) Pursuant to an Order entered by the Bankruptcy
Court on November 26, 2002 approving a stipulation between the Debtor and MBIA, the Debtor continues to pay Post-Petition Interest to the holders of Allowed MBIA Claims (Class 4c), but beginning December 1, 2002, converted to semi-annual payments of Post-Petition Interest on June 1 and December 1 of each year in accordance with the terms of the applicable loan documents.

                           (c) Pursuant to an Order entered by the Bankruptcy
Court on April 9, 2002 approving the Debtor's execution and performance under an agreement with the Letter of Credit Issuing Banks entitled "Summary of Terms with Respect to Forbearance and Proposed Revised Treatment of Letter of Credit Bank Claims in the Plan of Reorganization" and pursuant to an Order entered by the Bankruptcy Court on June 17, 2002 approving the Debtor's execution and performance under the "First Amended and Restated Summary of Terms With Respect to Forbearance and Proposed Revised Treatment of Letter of Credit Bank Claims in the Plan of Reorganization," the Debtor has made and will continue to make certain payments to the Letter of Credit Issuing Banks and to the holders of Allowed Claims in Class 4e prior to the Effective Date, as set forth in such agreements and in Section 4.11 hereof.

                           (d) Except as set forth in Sections 4.2(a) and 4.2(b)
above and except to the extent a holder of an Allowed Claim or Equity Interest has otherwise been paid all or a portion of such holder's Allowed Claim or Equity Interest prior to the Effective Date, each of the distributions specified in this Article IV with respect to each Allowed Claim or Equity Interest shall
(i) occur on

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 the later of the Effective Date and the date such Allowed Claim or Equity Interest becomes an Allowed Claim or Equity Interest, or as soon as practicable thereafter, and (ii) be in full and complete settlement, satisfaction and discharge of such Allowed Claim or Equity Interest.

                           (e) Nothing in the Plan shall affect the right of
reconsideration set forth in section 502(j) of the Bankruptcy Code. Any Claims that become Allowed Claims following reconsideration by the Bankruptcy Court shall be treated in the same manner as Allowed Claims in the same Class.

                  4.3      Class 1 - Other Priority Claims.

                           (a) Distributions. Each holder of an Allowed Other
Priority Claim, if any exist, shall be paid Cash in an amount equal to such Allowed Claim.

                           (b) Impairment and Voting. Class 1 is unimpaired by
the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  4.4      Class 2 - Other Secured Claims.

                           (a) Distributions/Reinstatement of Claims. Each
holder of an Allowed Other Secured Claim shall, at the option of the Debtor, (i) be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code or (ii) be paid Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code and in accordance with the terms specified in the applicable statute, indenture or instrument governing such Allowed Other Secured Claim.

                           (b) Impairment and Voting. Class 2 is unimpaired by
the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  4.5 Class 3a - Secured Claims Relating to First and Refunding Mortgage Bonds.

                           (a) Allowance. The Secured Claims Relating to First
and Refunding Mortgage Bonds shall be Allowed Secured Claims Relating to First and Refunding Mortgage Bonds in the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 amount of approximately $2,653,000,000(3) plus accrued and unpaid pre-petition interest on such amount, plus Allowed Claims in the amount of all unpaid fees and expenses of the related First and Refunding Mortgage Bond trustee accrued through the Petition Date under the terms of the Mortgage, plus:

                                    (i) with respect to the following series of
First and Refunding Mortgage Bonds, a prepayment premium payable in cash upon the Effective Date as follows: a 1.0000% premium with respect to the 8.800% First and Refunding Mortgage Bonds Series 91A due May 1, 2024, a 0.1000% premium with respect to the 5.875% First and Refunding Mortgage Bonds Series 93E due October 1, 2005, a 0.0250% premium with respect to the 6.25% First and Refunding Mortgage Bonds Series 93G due March 1, 2004 and a 1.0000% premium with respect to the 7.05% First and Refunding Mortgage Bonds Series 93H due March 1, 2024,

                                    (ii) with respect to all other series of
redeemable First and Refunding Mortgage Bonds as to which the redemption period commences prior the Effective Date, any prepayment premium provided under the First and Refunding Mortgage Bonds that applies to prepayment of such First and Refunding Mortgage Bonds on or prior to the Effective Date, which shall be payable in Cash, and

                                    (iii) with respect to all other series of
redeemable First and Refunding Mortgage Bonds as to which the redemption period commences subsequent to the Effective Date, a prepayment premium equal to the premium that would apply at the commencement of such redemption period, shall be payable in Cash;

                  provided, however, that Allowed Secured Claims Relating to First and Refunding Mortgage Bonds shall not include any other prepayment premium or penalties associated with the repayment of First and Refunding Mortgage Bonds; and provided further, that no prepayment

-----------------------
         (3) This $2,653,000 total includes approximately $234,000,000 in First and Refunding Mortgage Bonds owned in treasury by the Debtor as of the date hereof. All or any portion of such treasury bonds owned by the Debtor that remain outstanding may be cancelled on or reasonably promptly prior to the Effective Date pursuant to the treatment of such treasury bonds specified in
Section 4.5(b) hereof. Prior to the Effective Date, the Debtor shall not sell any such treasury bonds, provided that the Debtor may use any portion of such treasury bonds (and effect the cancellation thereof) for the purpose of meeting its sinking fund or similar obligations under the Mortgage.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 premium will be paid on any series of First and Refunding Mortgage Bonds that matures in accordance with its terms prior to the Effective Date if the Allowed Secured Claims on such series of First and Refunding Mortgage Bonds are paid on or about the maturity date thereof.

                           (b) Distributions. Except as provided in the next
sentence, each holder of an Allowed Secured Claim Relating to First and Refunding Mortgage Bonds shall be paid Cash in an amount equal to such Allowed Secured Claim. As to all First and Refunding Mortgage Bonds owned in treasury by the Debtor that remain outstanding, the Debtor's Allowed Secured Claim pertaining to such First and Refunding Mortgage Bonds may, in lieu of payment thereof in Cash pursuant to the preceding sentence, be satisfied and discharged by the cancellation of such First and Refunding Mortgage Bonds reasonably promptly prior to the Effective Date.

                           (c) Liens. All existing Liens securing the Allowed
Secured Claims Relating to First and Refunding Mortgage Bonds shall be extinguished as of the Effective Date.

                           (d) Impairment and Voting. Class 3a is impaired by
the Plan. Each holder of an Allowed Secured Claim Relating to First and Refunding Mortgage Bonds is entitled to vote to accept or reject the Plan.

                  4.6 Class 3b - Secured Claims Relating to PC-Related Mortgage Bonds.

                           (a) Allowance. The Claims of the PC-Related Mortgage
Bonds trustee with respect to payment of principal, prepayment premium, if any, and interest on the PC-Related Mortgage Bonds shall be deemed contingent Claims, and the Claims of the PC-Related Mortgage Bonds trustee with respect to all other amounts that may become due and owing by the Debtor under the terms of the Mortgage, including unpaid fees and expenses of the PC-Related Mortgage Bonds trustee accrued through the Petition Date under the terms of the Mortgage, shall be deemed Allowed Secured Claims.(4)

--------------------
         (4) With respect to each series of Mortgage Backed PC Bonds, in order to secure and provide for the repayment of the respective Bond Loan, the Debtor issued and delivered to the Bond Trustee its PC-Related Mortgage Bonds, of like principal amount, maturity, interest rate and redemption provisions as the related series of Mortgage Backed PC Bonds. Under the terms of the respective PC Bond Documents related to the Mortgage Backed PC Bonds, the Debtor is obligated to repay principal and interest on the respective Bond Loan only to the extent that such payments are not timely provided for by the payment of principal and interest on the respective PC-Related Mortgage Bonds. Funds received by the Bond Trustee as the payment of Class 3b Allowed Claims will be

                                                          ( . . . continued)

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                           (b) Distributions.

                                    (i) If none of the New Money Notes are
secured on the Effective Date, then each series of PC-Related Mortgage Bonds shall be replaced with New Mortgage Bonds. In such event, each holder of a PC-Related Mortgage Bond shall be paid an amount in Cash equal to any and all accrued and unpaid interest owed to such holder in respect of such PC-Related Mortgage Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date.

                                    (ii) If any of the New Money Notes are
secured on the Effective Date, then with respect to each series of PC-Related Mortgage Bonds securing a series of Mortgage Backed PC Bonds redeemed in accordance with Section 4.7(b)(ii) hereof, each holder of an Allowed Secured Claim relating to such series of PC-Related Mortgage Bonds shall be paid Cash in an amount equal to such Allowed Claim.

                           (c) Liens. If any of the New Money Notes are secured
on the Effective Date, all existing Liens securing the Allowed Secured Claims Relating to PC-Related Mortgage Bonds shall be extinguished as of the Effective Date.

                           (d) Impairment and Voting. Class 3b is impaired by
the Plan. Each holder of an Allowed Secured Claim Relating to PC-Related Mortgage Bonds is entitled to vote to accept or reject the Plan.

                  4.7      Class 4a - Mortgage Backed PC Bond Claims.

                           (a) Allowance. The Mortgage Backed PC Bond Claims
shall be deemed Allowed Secured Claims in the amount of $345,000,000,(5) plus accrued and unpaid pre-petition interest on such amount, plus prepayment premium, if any, plus Allowed Claims in the amount of all unpaid fees and expenses of the related Issuer and Bond Trustee accrued through the Petition Date under the terms of the applicable PC Bond Documents.

-----------------------
( . . . continued)
applied by the Bond Trustee to satisfy a like amount of Class 4a Allowed Claims. Accordingly, the estimate of $345 million is the aggregate amount of all Allowed Claims in Classes 3b and 4a.

         (5) See footnote 4.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                           (b) Distributions.

                                    (i) If none of the New Money Notes are
secured on the Effective Date, then:

                                             (A) Each series of Mortgage Backed
PC Bonds, and each of the PC Bond Documents relating thereto, shall be renewed and remain outstanding. To the extent such payments are not made or provided for by the payment of Class 3b Claims to or for the benefit of the Bond Trustee, each holder of a Mortgage Backed PC Bond shall be paid Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Mortgage Backed PC Bond in accordance with the terms thereunder to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreements shall also be paid in Cash.

                                             (B) On or prior to the Effective
Date, with respect to each series of Mortgage Backed PC Bonds that will remain outstanding after the Effective Date, the Reorganized Debtor, the Issuer and Bond Trustee shall receive an opinion of the original bond counsel to the effect that the transactions set forth herein with respect to each series of Mortgage Backed PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith will not, in and of themselves, cause interest on such series of Mortgage Backed PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

                                    (ii) If any of the New Money Notes are
secured on the Effective Date, then all of the Mortgage Backed PC Bonds shall, at the option of the Reorganized Debtor with respect to each series of Mortgage Backed PC Bonds, be (A) redeemed in accordance with their terms and each holder of an Allowed Secured Claim relating to such series of Mortgage Backed PC Bonds shall be paid Cash in an amount equal to such Allowed Claim, or (B) to the extent permitted under the terms of the Indenture, purchased in lieu of redemption or otherwise in accordance with their terms, and each holder of a Mortgage Backed PC Bond of such series will be paid a purchase price in Cash for its Mortgage Backed PC Bond(s) in an amount equal to its Allowed Secured Claim with respect to such Mortgage Backed PC Bond(s), provided that, in connection with any such

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 purchase of the Mortgage Backed PC Bonds on the Effective Date, the Reorganized Debtor shall cause the PC-Related Mortgage Bonds securing such outstanding Mortgage Backed PC Bonds (and the Mortgage pursuant to which such PC-Related Mortgage Bonds were issued) to be released and cancelled. The Reorganized Debtor may, among other things, at its option, fund the redemption or purchase price of Mortgage Backed PC Bonds tendered for redemption or purchase on the Effective Date in accordance with the terms hereof from remarketing proceeds received from the sale and remarketing of such bonds or from the proceeds of the issuance and sale of refunding bonds, which remarketed or refunding bonds may at the option of the Reorganized Debtor, be secured by, among other things, contingent notes issued under the same indenture as the New Money Notes and ranking pari passu therewith in accordance with the provisions of Section 7.2 hereof.

                           (c) Impairment and Voting. Class 4a is impaired by
the Plan. Each holder of an Allowed Mortgage Backed PC Bond Claim is entitled to vote to accept or reject the Plan.

                  4.8      Class 4b--MBIA Insured PC Bond Claims.

                           (a) Allowance. The MBIA Insured PC Bond Claims shall
be deemed Allowed MBIA Insured PC Bond Claims in the amount of $200,000,000, plus accrued and unpaid pre-petition interest on such amount, plus Allowed Claims in the amount of all unpaid fees and expenses of the related Issuer and Bond Trustee accrued through the Petition Date under the terms of the applicable PC Bond Documents.

                           (b) Distributions. The MBIA Insured PC Bonds, and
each of the PC Bond Documents relating thereto, shall remain outstanding. The Loan Agreement and the PC Bond Documents related to the MBIA Insured PC Bonds will be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of a MBIA Insured PC Bond shall be paid Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such MBIA Insured PC Bond in accordance with the terms of the respective MBIA Insured PC Bond, to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreement shall also be paid in Cash.

                           (c) Impairment and Voting. Class 4b is unimpaired by
the Plan. Each holder of

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 an Allowed MBIA Insured PC Bond Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  4.9      Class 4c--MBIA Claims.

                           (a) Allowance. The Claims of MBIA with respect to
payments that may become due by the Debtor under the terms of the MBIA Reimbursement Agreement as reimbursement for payments made by MBIA under the PC Bond Insurance Policy shall be deemed contingent Claims, and the Claims of MBIA for any and all other accrued and unpaid amounts due by the Debtor under the MBIA Reimbursement Agreement, including any and all amounts due by the Debtor as reimbursement of amounts paid by MBIA under the PC Bond Insurance Policy to the Bond Trustee for the payment of interest on the MBIA Insured PC Bonds shall be deemed Allowed MBIA Claims.

                           (b) Distributions. Each holder of an Allowed MBIA
Claim shall be paid Cash equal to its pro rata share of the aggregate amount paid by MBIA to the Bond Trustee with respect to the payment of interest on the MBIA Insured PC Bonds during the period from the Petition Date to and including the last scheduled interest payment date preceding the Effective Date, together with its pro rata share of all other amounts due and owing to MBIA under the terms of the MBIA Reimbursement Agreement through the Effective Date, including any accrued and unpaid interest due on such amounts to the extent provided in the MBIA Reimbursement Agreement at the non-default rate. In addition, (i) if any of the New Money Notes are secured on the Effective Date, the Reorganized Debtor will deliver to MBIA, or for the benefit of MBIA, a contingent note issued under the same indenture as the New Money Notes and ranking pari passu therewith, in an amount equal to the aggregate outstanding principal amount of the MBIA Insured PC Bonds as

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 additional security for the Reorganized Debtor's obligations under the MBIA Reimbursement Agreement after the Effective Date, and (ii) if none of the New Money Notes are secured on the Effective Date but at least twenty-five percent (25%) of the aggregate principal amount of the credit facilities established pursuant to the first sentence of Section 7.3 hereof are secured on the Effective Date, the Reorganized Debtor will deliver to MBIA, or for the benefit of MBIA, a contingent note issued under the same indenture as the New Mortgage Bonds and ranking pari passu therewith, in an amount equal to the aggregate outstanding principal amount of the MBIA Insured PC Bonds as additional security for the Reorganized Debtor's obligations under the MBIA Reimbursement Agreement after the Effective Date. Principal amounts under any contingent note issued pursuant to the preceding sentence shall be payable only to the extent that the Reorganized Debtor has failed to satisfy its obligations under the MBIA Reimbursement Agreement to reimburse MBIA for any payments made by MBIA pursuant to the PC Bond Insurance Policy for the payment of the principal of the MBIA Insured PC Bonds. Such contingent note shall accrue interest on any principal amount then due and payable thereunder at a rate equal to the interest rate which accrues on any outstanding reimbursement obligations of the Reorganized Debtor under the MBIA Reimbursement Agreement. Any payments made under such contingent note shall be deemed to satisfy the Reorganized Debtor's obligations under the MBIA Reimbursement Agreement.

                           (c) Impairment and Voting. Class 4c is impaired by
the Plan. Each holder of an Allowed MBIA Claim is entitled to vote to accept or reject the Plan.

                  4.10     Class 4d--Letter of Credit Backed PC Bond Claims.

                           (a) Allowance. The Letter of Credit Backed PC Bond
Claims shall be deemed Allowed Letter of Credit Backed PC Bond Claims in the amount of $613,550,000, plus accrued and unpaid pre-petition interest on such amount, plus Allowed Claims in the amount of all unpaid fees and expenses of the related Issuer and Bond Trustee accrued through the Petition Date under the terms of the applicable PC Bond Documents.

                           (b) Distributions. Each series of Letter of Credit
Backed PC Bonds, and each of the PC Bond Documents relating thereto, shall remain outstanding. Each of the Loan Agreements and the PC Bond Documents related to the Letter of Credit Backed PC Bonds will be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of a Letter of Credit Backed PC Bond shall be paid Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Letter of Credit Backed PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreement will also be paid in Cash.

                           (c) Impairment and Voting. Class 4d is unimpaired by
the Plan. Each holder of

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 an Allowed Letter of Credit Bank Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  4.11     Class 4e--Letter of Credit Bank Claims.

                           (a) Allowance. The Letter of Credit Bank Claims with
respect to payments that may become due by the Debtor under the terms of each of the Reimbursement Agreements as reimbursement for amounts drawn under the Letters of Credit shall be deemed contingent Claims in an amount equal to the outstanding Stated Amount of each of the Letters of Credit, and Letter of Credit Bank Claims for any and all other accrued and unpaid amounts due by the Debtor under each of the Reimbursement Agreements, including any and all amounts due by the Debtor as reimbursement of amounts paid by a Letter of Credit Issuing Bank under its Letter of Credit to the Bond Trustee for the payment of interest on the related Letter of Credit Backed PC Bonds, shall be deemed Allowed Letter of Credit Bank Claims.

                           (b) Distributions.

                                    (i) With respect to each Letter of Credit
Issuing Bank, until the earlier of (x) the Effective Date, (y) the date the respective Letter of Credit is terminated or the stated amount thereof is permanently reduced, or (z) the date that any of the related series of Letter of Credit Backed PC Bonds are redeemed, to the extent that the Debtor has not reimbursed the applicable Letter of Credit Issuing Bank and the applicable Banks, if any, for drawings made on the related Letter of Credit with respect to the payment of interest on the related series of Letter of Credit Backed PC Bonds to the extent provided in the respective Reimbursement Agreement, each holder of an Allowed Letter of Credit Bank Claim shall be paid Cash in an amount equal to its pro rata share of the aggregate amount paid by the respective Letter of Credit Issuing Bank to the respective Bond Trustee under the terms of the applicable Letter of Credit with respect to the payment of the interest on the Letter of Credit Backed PC Bonds to which such Letter of Credit Bank Claim relates during the period from the Petition Date to and including the last scheduled interest payment date on such Letter of Credit Backed PC Bonds preceding the Effective Date. Each holder of an Allowed Letter of Credit Bank Claim will also be paid Cash in an amount equal to its pro rata share of all other amounts then due and owing to the respective Letter of Credit Issuing

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Bank and the applicable Banks, if any, under the terms of the respective Reimbursement Agreement (other than for reimbursement of drawings on the respective Letter of Credit) through the Effective Date, including, without limitation, interest at the interest rate due on such amounts to the extent provided in the respective Reimbursement Agreements and any due and owing Forbearance, Extension and Letter of Credit Fees (as hereinafter defined) through the Effective Date, and the reasonable fees and expenses of unrelated third-party professionals retained by the Letter of Credit Issuing Banks, to the extent incurred subsequent to the Petition Date in the Chapter 11 Case.

                                    (ii) On the Effective Date one of the
following shall occur with respect to each series of Letter of Credit Backed PC Bonds and its respective Letter of Credit, at the option of the Debtor separately for each series of Letter of Credit Backed PC Bonds:

                                             (A) Purchase Option. The respective
series of Letter of Credit Backed PC Bonds shall be called for mandatory tender in accordance with the terms of the respective Indenture and shall be purchased by the respective Bond Trustee through a draw on the related Letter of Credit and, at the option of the respective Letter of Credit Issuing Bank, shall either be registered in the name of the respective Letter of Credit Issuing Bank or in the name of the Debtor subject to a first lien security interest in favor of the respective Letter of Credit Issuing Bank to additionally secure the obligations of the Debtor under the related Reimbursement Agreement. On the Effective Date, to the extent that the Letter of Credit Issuing Bank and the Banks have not been reimbursed therefor, the Letter of Credit Issuing Bank will receive Cash in an amount equal to the sum of (i) the interest portion of the purchase price of the tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, and (ii) the aggregate amount paid by the respective Letter of Credit Issuing Bank to the respective Bond Trustee under the terms of the applicable Letter of Credit with respect to the payment of the interest on the respective Letter of Credit Backed PC Bonds during the period from and after June 27, 2002 to and including the last scheduled interest payment date on such Letter of Credit Backed PC Bonds preceding the Effective Date, together with interest at the non-default rate due on such amounts to the extent provided in the respective Reimbursement Agreement. On the Effective Date, the Letter of Credit Issuing Bank shall transfer the related Letter of Credit Backed PC Bonds in the aggregate original principal

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 amount as set forth on Exhibit C attached hereto to the Debtor or its assignee free and clear of all liens. On the Effective Date, the Letter of Credit Issuing Bank will receive (i) Cash in an amount equal to the principal portion of the purchase price of the tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, and (ii) a fee (the "Purchase Option Incentive Fee") in an amount equal to 0.4% of the principal portion of the purchase price of the tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit.

                                             (B) Remarketing Option. The
respective series of Letter of Credit Backed PC Bonds shall be called for mandatory tender in accordance with the terms of the respective Indenture and shall be purchased by the respective Bond Trustee through a draw on the related Letter of Credit. The Debtor will then either (i) provide or cause to be provided to the respective Bond Trustee an alternative "Credit Facility" pursuant to the terms of the respective Indenture in lieu of the existing Letter of Credit, or (ii) obtain the consent of the Issuer to remarket the respective series of Letter of Credit Backed PC Bonds without credit enhancement in accordance with the terms of the applicable Indenture. In either event the respective series of Letter of Credit Backed PC Bonds shall be remarketed, at par, in accordance with the terms of the Indenture and the other PC Bond Documents. In such event, on the Effective Date, the Letter of Credit Issuing Bank will receive, to the extent that the Letter of Credit Bank has not been reimbursed therefor (i) from the Debtor, Cash in an amount equal to the sum of
(A) the interest portion of the purchase price of the tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, and (B) the aggregate amount paid by the respective Letter of Credit Issuing Bank to the respective Bond Trustee under the terms of the applicable Letter of Credit with respect to the payment of the interest on the respective Letter of Credit Backed PC Bonds during the period from and after June 27, 2002 to and including the last scheduled interest payment date on such Letter of Credit Backed PC Bonds preceding the Effective Date, together with interest at the non-default rate due on such amounts to the extent provided in the respective Reimbursement Agreement, (ii) from the Debtor, a fee (the "Remarketing Option Incentive Fee") in an amount equal to either (1) 0.5% of the aggregate principal amount of the respective Letter of Credit Backed PC Bonds remarketed on the Effective Date the payment of the principal of and interest on which are secured by either a replacement Letter

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 of Credit, with a term of not less then one year from the Effective Date, delivered to the Trustee in accordance with the terms of the respective Indenture upon terms acceptable to the Debtor or an extension of the existing Letter of Credit delivered to the Trustee in accordance with the terms of the respective Indenture upon terms acceptable to the Debtor, or (2) 0.4% of the aggregate principal amount of the respective Letter of Credit Backed PC Bonds remarketed on the Effective Date the payment of the principal of and interest on which are not secured by such a Letter of Credit, and (iii) from the Bond Trustee, an amount equal to the principal portion of the purchase price of the tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, which amount shall be paid from the remarketing proceeds of the respective Letter of Credit Backed PC Bonds in accordance with the terms of the respective Indenture.

                                             (C) No Bonds Option. With respect
to each Letter of Credit Issuing Bank and the related Banks, if any, in the event that neither the Purchase Option nor the Remarketing Option, as applicable, can be consummated or the respective series of Letter of Credit Backed PC Bonds are redeemed on or prior to the Effective Date as the result of the expiration of the respective Letter of Credit or otherwise, then at the option of the Debtor separately for each Letter of Credit Bank Claim and Reimbursement Agreement either:

                                                      (i) On the Effective Date,
the Letter of Credit Issuing Bank will receive Cash in an amount equal to the sum of (A) the principal portion of the redemption price of the redeemed Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit (the "Principal Reimbursement") and (B) any and all accrued and unpaid interest owing to the Letter of Credit Issuing Bank in respect of such Principal Reimbursement, at a fluctuating rate of interest, in accordance with the terms of the applicable Reimbursement Agreement; or

                                                      (ii) On the Effective
Date, the Letter of Credit Issuing Bank shall sell, transfer and assign to the Debtor or its assignee, without recourse, all of the Letter of Credit Issuing Bank's and the related Banks' rights, title and interest in the applicable Letter of Credit Bank Claim and Reimbursement Agreement, including, but not limited to, the right to receive repayment of the Principal Reimbursement in the aggregate principal amount as set forth on Exhibit C attached hereto, together with the right to receive payment of interest thereon as set forth

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 in the amended Reimbursement Agreement, free and clear of all liens. On the Effective Date, the Debtor or its assignee shall purchase from the Letter of Credit Issuing Bank and the related Banks, if any, all of their rights, title and interest in the applicable Letter of Credit Bank Claim and Reimbursement Agreement for a purchase price in Cash in an amount equal to the sum of (A) the respective Principal Reimbursement and (B) any and all accrued and unpaid interest owing to the Letter of Credit Issuing Bank in respect of such Principal Reimbursement, at a fluctuating rate of interest, in accordance with the terms of the applicable Reimbursement Agreement.

                                                      In addition to the
foregoing with respect to the No Bond Option, if (i) the Letter of Credit Issuing Bank maintains its Letter of Credit outstanding in the stated amount set forth on Exhibit C attached hereto through the Effective Date and does not provide the Trustee with notice of default under its Reimbursement Agreement or non-reinstatement of its Letter of Credit or take any other action which would result in the redemption, either in whole or in part, of the outstanding Letter of Credit Backed PC Bonds without the prior written consent of the Debtor, and
(ii) the Letter of Credit Issuing Bank and each of the related Banks, if any, take all action reasonably required by the Debtor to keep the Letter of Credit Backed PC Bonds outstanding and to facilitate either the Purchase Option or the Remarketing Option, as applicable, including, without limitation, giving direction to the Trustee, providing commercially reasonably indemnification to the Issuer and Trustee, and using their best efforts to consummate the proposed amendments to the terms of the Letter of Credit Backed PC Bonds as set forth in the LC Bank Agreement (as hereinafter defined) and to consummate either the Purchase Option or the Remarketing Option as applicable, so as to maintain for the Debtor the benefits of the tax-exempt financing provided by the related series of Letter of Credit Backed PC Bonds, then, on the Effective Date (A) in the event that the Letter of Credit Backed PC Bonds were redeemed prior to the Effective Date for reasons beyond the control of the Letter of Credit Issuing Bank, the Letter of Credit Issuing Bank will receive from the Debtor, a fee in an amount equal to 0.05% of the principal portion of the redemption price of the redeemed Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, and (B) in the event that the Letter of Credit Backed PC Bonds are redeemed on the Effective Date for reasons beyond the control of the Letter of Credit Issuing Bank, the Letter of Credit Issuing Bank will

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 receive from the Debtor, a fee (the "No Bonds Option Fee") in an amount equal to 0.10% of the principal portion of the redemption price of the redeemed Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit.

                                    (iii) Pursuant to the terms of an agreement
among the Debtor and each of the Letter of Credit Issuing Banks (the "LC Bank Agreement") that was approved by order of the Bankruptcy Court entered on June 17, 2002, the Letter of Credit Issuing Banks have agreed, among other things and subject to certain conditions, to (A) maintain each of the Letters of Credit outstanding in the stated amounts set forth on Exhibit C attached hereto, (B) not provide the Trustee with notice of any default under any of the Reimbursement Agreements or non-reinstatement of any of the Letters of Credit or take any other action which would result in the mandatory tender or redemption, either in whole or in part, of any of the outstanding Letter of Credit Backed PC Bonds without the prior written consent of the Debtor, and (C) extend the expiration date of each of the Letters of Credit to the first Business Day subsequent to the one (1)-year anniversary of the expiration date of each Letter of Credit existing as of the Petition Date; provided, however, that each Letter of Credit Issuing Bank is only obligated to undertake or refrain from undertaking those actions set forth in clauses (A) and (B) immediately above until the earlier of (i) the last interest payment date on the related series of Letter of Credit Backed PC Bonds immediately preceding the expiration date of such Letter of Credit, as such expiration date shall be extended in accordance with the terms of the LC Bank Agreement, or (ii) the occurrence of a "Termination Event" (as such term is defined in the LC Bank Agreement). In consideration for such forbearance and other actions by the Letter of Credit Issuing Banks, the Debtor shall, subject to certain terms and conditions as set forth in the LC Bank Agreement, pay to each Letter of Credit Issuing Bank, (1) during the period from and after June 17, 2002 and continuing until July 1, 2002, quarterly, in arrears, the Letter of Credit fee as set forth in the respective Reimbursement Agreement (the "Original Letter of Credit Fee"), together with an amount equal to the positive difference, if any, of an amount per annum equal to two percent (2%) of the Stated Amount of the Letter of Credit, less the Original Letter of Credit Fee, which total fee accrues from and after December 1, 2001 and until July 1, 2002, and has been payable on the same dates as are set forth for payment of Letter of Credit Fees in the applicable Reimbursement

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Agreement, and (2) during the period from and after July 1, 2002 and continuing until the Effective Date, quarterly, in arrears, the Original Letter of Credit Fee, together with an amount equal to the positive difference, if any, of an amount per annum equal to three percent (3%) of the Stated Amount of the Letter of Credit, less the Original Letter of Credit Fee, which total fee accrues from and after July 1, 2002 until the Effective Date, and shall be payable on the same dates as are set forth for payment of Letter of Credit Fees in the applicable Reimbursement Agreement (the Original Letter of Credit Fee together with such additional sums being hereinafter referred to collectively as the "Forbearance, Extension and Letter of Credit Fees"). Additionally, pursuant to the terms of the LC Bank Agreement, the Debtor has agreed, among other things and subject to certain conditions, to pay to Deutsche Bank AG New York Branch an agency fee in the amount of $250,000, which fee was paid by the Debtor on June 18, 2002.

                           (c) Impairment and Voting. Class 4e is impaired by
the Plan. Each holder of an Allowed Letter of Credit Bank Claim is entitled to vote to accept or reject the Plan.

                  4.12     Class 4f--Prior Bond Claims.

                           (a) Allowance. The Prior Bond Claims shall be deemed
Allowed Prior Bond Claims in the amount of $453,550,000, plus any and all other accrued and unpaid amounts due by the Debtor under the terms of each of the Prior Reimbursement Agreements; provided, however, that each Allowed Prior Bond Claim shall be paid in the amount necessary to render it unimpaired as set forth herein.

                           (b) Distributions. Each Allowed Prior Bond Claim will
be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. On the Effective Date one of the following shall occur with respect to each Prior Reimbursement Agreement and all of the Allowed Prior Bond Claims arising with respect thereto:

                                    (i) Each holder of an Allowed Prior Bond
Claim shall be paid Cash in an amount equal to (A) the outstanding Reimbursement Obligation, or portion thereof, owing to such holder, (B) any and all accrued and unpaid interest owing to such holder in respect of such Reimbursement Obligation or applicable portion thereof at a fluctuating rate of interest in accordance with the terms of the applicable Reimbursement Agreement, and (C) all other amounts

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 due and owing to the respective holder of an Allowed Prior Bond
Claim under the terms of the respective Prior Reimbursement Agreement, through the Effective Date.

                                    (ii) Alternatively, upon the written request
of the Debtor, with the prior written consent of the respective Prior Letter of Credit Issuing Bank, the related Banks and each of the other holders of Allowed Prior Bond Claims related thereto, each such holder of an Allowed Prior Bond Claim shall be paid Cash in an amount equal to (A) any and all accrued and unpaid interest owing to such holder in respect of the Reimbursement Obligation or applicable portion thereof owing to such holder at a fluctuating rate of interest in accordance with the terms of the applicable Reimbursement Agreement, and (B) all other amounts (other than the Reimbursement Obligation or applicable portion thereof) due and owing to the respective holder of an Allowed Prior Bond Claim under the terms of the respective Prior Reimbursement Agreement, through the Effective Date. On the Effective Date, the applicable Prior Letter of Credit Issuing Bank, the related Banks and any other holders of Allowed Prior Bond Claims related thereto shall sell, transfer and assign to the Debtor or its assignee, all of the Prior Letter of Credit Issuing Bank's, the related Banks' and the related Allowed Prior Bond Claim holders' rights, title and interest in the applicable Prior Reimbursement Agreement, including, but not limited to, the right to receive repayment of the related Reimbursement Obligation, together with the right to receive payment of interest thereon as set forth in the applicable Prior Reimbursement Agreement, free and clear of all Liens. In such event, on the Effective Date, the Debtor or its assignee shall purchase from the Prior Letter of Credit Issuing Bank, the related Banks and the holders of the related Allowed Prior Bond Claims, all of their rights, title and interest in the applicable Prior Reimbursement Agreement for a purchase price in Cash in an amount equal to the respective Reimbursement Obligation. All of the documents related to the transfer and sale of rights under the Prior Reimbursement Agreement shall be in form and content satisfactory to the Debtor, the Prior Letter of Credit Issuing Bank, the related Banks and each of the other holders of Allowed Prior Bonds Claims related thereto.

                           (c) Impairment and Voting. Class 4f is unimpaired by
the Plan. Each holder of an Allowed Prior Bond Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                  4.13     Class 4g--Treasury PC Bond Claims.

                           (a) Allowance. The Treasury PC Bond Claims shall be
deemed Allowed Treasury PC Bond Claims in the amount of $80,770,000, plus accrued and unpaid pre-petition interest on such amount, plus Allowed Claims in the amount of all unpaid fees and expenses of the related Issuer and Bond Trustee accrued through the Petition Date under the terms of the applicable PC Bond Documents.

                           (b) Distributions. Each series of Treasury PC Bonds
shall remain outstanding. Each of the Loan Agreements and the PC Bond Documents related to the Treasury PC Bonds will be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. The Debtor's obligations under the PC Bond Documents related to the Treasury PC Bonds shall be the obligation of the Reorganized Debtor. Each holder of a Treasury PC Bond shall be paid Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Treasury PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreement shall also be paid in Cash.

                           (c) Impairment and Voting. Class 4g is unimpaired by
the Plan. Each holder of an Allowed Treasury PC Bond Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  4.14     Class 5--General Unsecured Claims.

                           (a) Distributions. Each holder of an Allowed General
Unsecured Claim shall be paid Cash in an amount equal to such Allowed Claim (which shall include pre-petition interest only to the extent not previously paid).

                           (b) Impairment and Voting. Class 5 is impaired by the
Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

                  4.15     Class 6--ISO, PX and Generator Claims.

                           (a) Distributions. Each holder of an Allowed ISO, PX
and Generator Claim shall be paid Cash in an amount equal to such Allowed Claim (which shall include pre-petition interest only to the extent not previously paid).

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                           (b) Impairment and Voting. Class 6 is unimpaired by
the Plan. Each holder of an Allowed ISO, PX and Generator Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan(6)

                           (c) Disputed ISO, PX and Generator Claims. As of the
date hereof, all ISO, PX and Generator Claims are Disputed. The Debtor agrees that for purposes of determining the amount of Allowed ISO, PX and Generator Claims that are not resolved consensually by settlement, the Debtor will prosecute the FERC Refund Proceedings only before the FERC or any Court to which an appeal from the FERC order may be taken, and will not attempt to obtain a determination of such matters before the Bankruptcy Court, except (i) in connection with establishing the aggregate amount of Allowed Claims for purposes of evaluating the feasibility of the Plan, and the aggregate amount necessary to fund adequately the Disputed Claims escrow, and (ii) to the extent the Debtor has an objection based on a matter that is not the subject matter of the FERC Refund Proceedings. Nothing herein precludes the Debtor from asserting in the Bankruptcy Court or in any other forum any other defense or objection to any ISO, PX and Generator Claims.

                  4.16     Class 7--ESP Claims.

                           (a) Distributions. Each holder of an Allowed ESP
Claim shall be paid Cash in an amount equal to such Allowed Claim (which shall include pre-petition interest only to the extent not previously paid).

                           (b) Impairment and Voting. Class 7 is unimpaired by
the Plan. Each holder of

----------------------
         (6) Although the Proponents believe that Class 6 is unimpaired and that the holders of Class 6 Claims therefore are not entitled to vote on the Plan, as a precautionary measure the Proponents as part of the solicitation process will be supplying ballots to and seeking the votes of the holders of Class 6 Claims that would be entitled vote on the Plan if Class 6 were impaired, and the votes of such holders of Class 6 Claims will be tabulated and available so as not to delay the confirmation process if the Bankruptcy Court determines that Class 6 is impaired. See footnote 2 supra. The following holders of ISO, PX and Generator Claims would be entitled to vote to accept or reject the Plan if Class 6 were impaired, and accordingly the following holders of ISO, PX and Generator Claims will be supplied ballots as part of the solicitation process: (i) each holder of an Allowed ISO, PX and Generator Claim, and (ii) each holder of an ISO, PX and Generator Claim that is Disputed and that has been temporarily allowed pursuant to the Bankruptcy Court's Order Re Debtor's Motion For Temporary Allowance Of Claims of Certain Electricity Generators And Disallowance Of Claims Of California Power Exchange For Plan Voting Purposes filed in the Chapter 11 Case on June 17, 2002.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 an Allowed ESP Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.(7)

                  4.17 Class 8--Environmental, Fire Suppression, Pending Litigation and Tort Claims.

                           (a) Distributions. Subject to Section 4.17(b), each
Allowed Environmental, Fire Suppression, Pending Litigation and Tort Claim shall be satisfied in full in the ordinary course of business at such time and in such manner as the Reorganized Debtor is obligated to satisfy such Allowed Claim under applicable law. Except as provided under applicable non-bankruptcy law, Post-Petition Interest will not be paid on Allowed Environmental, Fire Suppression, Pending Litigation and Tort Claims.

                           (b) Liquidation of Environmental, Fire Suppression,
Pending Litigation and Tort Claims. All Environmental, Fire Suppression, Pending Litigation and Tort Claims are Disputed Claims and shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced (except that, under sections 365 and/or 1123(b)(2) of the Bankruptcy Code, contractual provisions, accelerations and defaults eliminated or rendered unenforceable by such sections shall remain eliminated or unenforceable, and the stay shall remain in place for any Environmental, Fire Suppression, Pending Litigation and Tort Claims as to which section 365 and/or 1123(b)(2) of the Bankruptcy Code are applicable) and shall survive the Effective Date as if the Chapter 11 Case had not been commenced and, upon the determination, resolution or adjudication of any such Claim as provided herein, such Claim shall be deemed to be an Allowed Environmental Claim, Allowed Fire Suppression Claim, Allowed Pending Litigation Claim or Allowed Tort Claim, as the case may be, in the amount or in the manner determined by a Final Order or by a binding award, agreement or settlement; provided, however, that in addition to the Debtor's

--------------------
         (7) Although the Proponents believe that Class 7 is unimpaired and that the holders of Class 7 Claims therefore are not entitled to vote on the Plan, as a precautionary measure the Proponents as part of the solicitation process will be supplying ballots to and seeking the votes of the holders of Class 7 Claims, and the votes of holders of Class 7 Claims will be tabulated and available so as not to delay the confirmation process if the Bankruptcy Court determines that Class 7 is impaired. See footnote 2 supra. The following holders of Class 7 Claims will be supplied ballots as part of the solicitation process: (i) each holder of an Allowed ESP Claim, and (ii) each holder of an ESP Claim that is Disputed and that has not been disallowed pursuant to a Final Order of the Bankruptcy Court.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 preservation of all rights and defenses respecting any Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim that exist under applicable non-bankruptcy law, (i) any rejection, avoidance, recovery, or other power or defense available to the Debtor under sections 365, 510 (except subordination), 542, 543, 544, 545, 547, 548, 549, 550, 553 or 724 of the
Bankruptcy Code is preserved, except with respect to any Environmental Order, and (ii) the Debtor may object under section 502 of the Bankruptcy Code to any Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim on the ground that (A) such Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim was not timely asserted in the Chapter 11 Case, (B) such Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim is subject to any power or defense reserved in clause (i) of this sentence and/or is disallowable under section 502(d) of the Bankruptcy Code, or (C) such Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim is disallowable under section 502(e) of the Bankruptcy Code, to the extent such section is relied on to ensure that there is no duplication in the Claim of an allegedly subrogated claimant, on the one hand, and the underlying claimant whose Claim allegedly gave rise to the subrogated claim, on the other. Subject to the foregoing, all Environmental, Fire Suppression, Pending Litigation and Tort Claims shall be determined and liquidated under applicable non-bankruptcy law in the administrative or judicial tribunal in which they are pending as of the Effective Date or, if no such action is pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction (other than the Bankruptcy Court). To effectuate the foregoing, the entry of the Confirmation Order shall, effective as of the Effective Date, constitute a modification of any stay or injunction under the Bankruptcy Code that would otherwise preclude the determination, resolution or adjudication of any Environmental Claims, Fire Suppression Claims, Pending Litigation Claims or Tort Claims, except for any Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim arising out of the exercise by the Debtor, as Debtor-in-Possession, of any rejection, avoidance, recovery or other power or defense available to it pursuant to any one or more of sections 365, 510 (except subordination), 542, 543, 544, 545, 547, 548, 549, 550, 553 or 724 of the Bankruptcy Code, except with respect to any Environmental Order. Nothing contained in this Section 4.17(b) will constitute or be deemed to

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 constitute a waiver or release of any (i) claim, right or Cause of Action that the Debtor or the Reorganized Debtor may have against any Person or Governmental Entity in connection with or arising out of any Environmental, Fire Suppression, Pending Litigation and Tort Claims, including, but not limited to, any rights under section 157(b) of title 28, United States Code, or (ii) defense in any action or proceeding in any administrative or judicial tribunal, including, but not limited to, with respect to the jurisdiction of such administrative or judicial tribunal, except a defense to a Claim that was timely asserted in the Chapter 11 Case and that constitutes an Environmental Claim, a Fire Suppression Claim, a Pending Litigation Claim or a Tort Claim, where such defense is based on the discharge of section 1141(d) of the Bankruptcy Code. In light of the unimpaired pass-through treatment of Environmental Claims, Fire Suppression Claims, Pending Litigation Claims and Tort Claims hereunder, the Reorganized Debtor waives the discharge of section 1141(d) of the Bankruptcy Code as to any Claim that was timely asserted in the Chapter 11 Case and that constitutes an Environmental Claim, a Fire Suppression Claim, a Pending Litigation Claim or a Tort Claim.

                           As to any consent decree, injunction, cleanup and
abatement order or any other administrative or judicial order or decree binding upon the Debtor and in effect as of the Effective Date (whether originating before or after the Petition Date) that pertains to any environmental matter described in clauses (a) through (c) of the definition of Environmental Claims herein (each an "Environmental Order"), each such Environmental Order, regardless of whether it constitutes or is characterized as an Environmental Claim, shall also survive the Effective Date as if the Chapter 11 Case had not been commenced, shall not be discharged under section 1141(d) of the Bankruptcy Code, and shall not otherwise be adversely affected by the Chapter 11 Case (except for any objection to such Environmental Claim based on the contention that such Environmental Order is an Environmental Claim that was not timely asserted in the Chapter 11 Case).

                           (c) Impairment and Voting. Class 8 is unimpaired by
the Plan. Each holder of an Allowed Environmental, Fire Suppression, Pending Litigation and Tort Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                  4.18     Class 9--QUIDS Claims.

                           (a) Allowance. The QUIDS Claims shall be deemed
Allowed QUIDS Claims in the amount of $300,000,000, plus accrued and unpaid pre-petition interest on such amount.

                           (b) Distributions. Each holder of an Allowed QUIDS
Claim shall be paid Cash in an amount equal to such Allowed Claim.

                           (c) Impairment and Voting. Class 9 is unimpaired by
the Plan. Each holder of an Allowed QUIDS Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                           (d) Class 10--Workers' Compensation Claims.

                           (e) Distributions. Each Allowed Workers' Compensation
Claim arising prior to the Petition Date shall be satisfied in full in the ordinary course of business at such time and in such manner as the Reorganized Debtor is obligated to satisfy such Allowed Claim under applicable law. Post-petition Workers' Compensation Claims are treated as Ordinary Course Liabilities herein and shall receive the same pass-through treatment as Workers' Compensation Claims arising prior to the Petition Date. Except as provided under applicable non-bankruptcy law, Post-Petition Interest will not be paid on any Workers' Compensation Claims. Nothing in the Plan shall affect (i) the rights of any surety or the Parent with respect to the Workers' Compensation Indemnity Agreements, (ii) the rights of the parties to object to the existence of such rights, (iii) the subrogation rights, to the extent applicable or available, of any surety of pre-petition or post-petition Workers' Compensation Claims, or
(iv) the rights of the Debtor to object, pursuant to the Bankruptcy Code, to the existence of any such subrogation rights.

                           (f) Impairment and Voting. Class 10 is unimpaired
under the Plan. Each holder of an Allowed Workers' Compensation Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  4.19     Class 11 - Preferred Stock Equity Interests.

                           (a) Treatment. Each holder of a Preferred Stock
Equity Interest shall retain its Preferred Stock in the Reorganized Debtor and shall be paid in Cash any dividends and sinking fund payments accrued in respect of such Preferred Stock through the last scheduled payment date prior to

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 the Effective Date.

                           (b) Impairment and Voting. Class 11 is unimpaired
under the Plan. Each holder of a Preferred Stock Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  4.20     Class 12 - Common Stock Equity Interests.

                           (a) Treatment. Each holder of a Common Stock Equity
Interest shall retain its Common Stock in the Debtor.

                           (b) Impairment and Voting. Class 12 is unimpaired by
the Plan. Each holder of an Allowed Common Stock Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                                   ARTICLE V

             PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE
                 PLAN AND TREATMENT OF DISPUTED, CONTINGENT AND
             UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND
                                EQUITY INTERESTS

                  5.1 Voting of Claims and Equity Interests. Each holder of record as of the Voting Record Date of an Allowed Claim or Equity Interest in an Impaired Class of Claims or Equity Interests set forth in Article IV hereof shall be entitled to vote separately to accept or reject the Plan with regard to each Impaired Class of Claims or Equity Interests. If the Debtor objects to a Claim, the Claim becomes a Disputed Claim. A Disputed Claim is not entitled to vote on the Plan unless the Debtor or the holder of the Disputed Claim obtains an order of the Bankruptcy Court temporarily allowing the amount of the Disputed Claim for voting purposes. If the Debtor does not object to a Claim prior to the date on which the Disclosure Statement and the Ballot are transmitted to creditors for voting, the holder of such Claim will be permitted to vote on the Plan in the full amount of the Claim as filed.

                  5.2 Elimination of Vacant Classes. Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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

voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

                  5.3 Nonconsensual Confirmation. If any Impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, each of the Proponents reserves the right to amend the Plan in accordance with Section 11.11 hereof or to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both.

                  5.4      Method of Distributions under the Plan.

                           (a) Disbursing Agent. All distributions under the
Plan shall be made by the Debtor as Disbursing Agent or such other Entity designated by the Debtor as Disbursing Agent. A Disbursing Agent shall not be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by the Debtor. Distributions on account of Allowed Claims under any indentures shall be made to the respective indenture trustees in accordance with Bankruptcy Rule 3021, and such indenture trustees shall serve as the Distribution Agents under the respective indentures. Each indenture trustee shall, in turn, administer the distribution to the holders of the debt issued under the applicable indenture in accordance with the terms of such indenture. The reasonable fees and expenses of each indenture trustee incurred on or after the Effective Date in connection with the distributions described in this subparagraph (a), including the reasonable fees and expenses of the indenture trustee's professionals and agents, shall be paid by the Reorganized Debtor without further application to or order of the Bankruptcy Court.

                           (b) Distributions to Holders as of the Distribution
Record Date.

                                    (i) Subject to Bankruptcy Rule 9010, all
distributions under the Plan shall be made (A) to the holder of each Allowed Claim or Equity Interest at the address of such holder as listed on the Debtor's Bankruptcy Schedules as of the Distribution Record Date, unless the Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a timely proof of Claim or Equity Interest by such holder that provides an address for such

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 holder different from the address reflected on the Debtor's Bankruptcy Schedules, or (B) pursuant to the terms of a particular indenture of the Debtor or in accordance with other written instructions of a trustee under such indenture.

                                    (ii) As of the close of business on the
Distribution Record Date, the claims register and records of the stock transfer agent shall be closed, and there shall be no further changes in the record holder of any Claim or Equity Interest. The Debtor shall have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date. The Debtor shall instead be authorized and entitled to recognize and deal for all purposes of the Plan with only those record holders stated on the claims register or the records of the stock transfer agent as of the close of business on the Distribution Record Date.

                           (c) Distributions of Cash. Any payment of Cash made
by the Debtor pursuant to the Plan shall, at the Debtor's option, be made by check drawn on a domestic bank or wire transfer.

                           (d) Timing of Distributions. Except as otherwise set
forth in the Plan, payments and distributions to holders of Allowed Claims or Equity Interests on the Effective Date shall be made on the Effective Date, or as soon as practicable thereafter. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

                           (e) Allocation of Plan Distributions. All
distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims representing interest (as determined for federal income tax purposes), second to the original principal amount of such Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

                           (f) Unclaimed Distributions. All distributions under
the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Debtor, and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred.

                           (g) Escrow for Disputed Claims.

                                    (i) General Treatment. On the Effective Date
(or as soon as practicable thereafter), and after making all distributions required to be made on the Effective Date,

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

The Reorganized Debtor shall establish one or more separate escrows, each of which shall be administered in accordance with the terms hereof and pursuant to the direction of the Bankruptcy Court, and shall deposit or segregate into such escrow account(s) sufficient Cash to make distributions in respect of Disputed Claims; provided, however, that this provision shall not apply to Environmental Claims, Fire Suppression Claims, Pending Litigation Claims, Tort Claims and Workers' Compensation Claims. The amount to be deposited into such escrow by the Reorganized Debtor shall be determined by the Bankruptcy Court pursuant to a reasonably noticed motion; provided, however, that the escrowed amount for Class 6 Claims shall be at least $1.6 billion absent further order of the Bankruptcy Court. No distributions from the escrow(s) shall be made until such Disputed Claims have been Allowed or otherwise resolved by the Bankruptcy Court and any such distributions shall be made in accordance with the terms hereof. From and after the Effective Date, the Cash reserved for such Disputed Claim will earn interest at the same rate as if such Cash had been invested in either (i) money market funds consisting primarily of short-term U.S. Treasury securities or (ii) obligations of or guaranteed by the United States of America or any agency thereof, at the option of the Debtor, until the Disputed Claim becomes an Allowed Claim; provided, however that a Disputed ESP Claim or a Disputed ISO, PX and Generator Claim shall earn interest through the date of payment in accordance with Exhibit B hereto to the extent it becomes an Allowed Claim as set forth herein. A Disputed ISO, PX and Generator Claim shall become an Allowed Claim on the date designated by FERC when payments are to be made on account of ISO, PX and Generator Claims, pursuant to an unstayed order in the FERC Refund Proceedings; provided, however, that if no date is designated in such order, a Disputed ISO, PX and Generator Claim shall automatically become an Allowed Claim forty-five (45) days after the issuance of such order, provided such order has not been stayed. To the extent a Disputed Claim becomes an Allowed Claim, such Allowed Claim will be satisfied in the manner as all other Allowed Claims of the same Class. In addition, the holder of such a Disputed Claim will earn Post-Petition Interest.

                           (ii)     Termination of Escrow(s). The escrow(s)
shall be terminated by the Reorganized Debtor when all distributions and other dispositions of the property of such escrow account have been made in accordance with this Plan. If any property remains in an escrow account

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 after all Disputed Claims for which such escrowed property is being held have been resolved and distributions made in respect thereof, such property shall revert to and become the property of Reorganized Debtor. In determining the aggregate amount necessary to fund any escrow account(s), the Debtor may deposit the estimated allowable amount of any Disputed Claim, as determined by the Bankruptcy Court. Any such escrow(s) established pursuant to this Section 5.4 shall be subject to the continuing jurisdiction of the Bankruptcy Court.

                           (iii)    Additional Cash. Any deficiency in the
amount of Cash deposited into the escrow(s) shall not limit the obligation of the Reorganized Debtor to satisfy Disputed Claims which subsequently become Allowed Claims. In the event that the amount of Cash deposited into the escrow(s) is insufficient to make the required payment upon a Disputed Claim becoming an Allowed Claim, the Reorganized Debtor will pay the holder of such Allowed Claim the Cash necessary to satisfy the shortfall.

                  5.5 Objections to and Resolution of Administrative Expense Claims, Claims and Ordinary Course Liabilities. Except as to applications for allowance of compensation and reimbursement of Professional Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, the Debtor shall, on and after the Effective Date, have the exclusive right to make and file objections to Administrative Expense Claims and Claims. Except as to applications for allowance of compensation and reimbursement of Professional Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, on and after the Effective Date, the Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims, and compromise, settle or otherwise resolve Disputed Administrative Expense Claims, Disputed Claims and Ordinary Course Liabilities without the approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, (a) all objections to Claims (except for Administrative Expense Claims) shall be filed and served upon the holder of the Claim as to which the objection is made (and, as applicable, upon the Debtor and the Committee) as soon as is practicable, but in no event later than the Effective Date, (b) all objections to Administrative Expense Claims arising on or before the Confirmation Date shall be served and filed upon the holder of the Administrative Expense Claim as to which the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 objection is made (and, as applicable, upon the Debtor and the Committee) as soon as is practicable, but in no event later than ninety (90) days after the Effective Date; and (c) all objections to Administrative Expense Claims arising after the Confirmation Date and on or before the Effective Date shall be served and filed upon the holder of the Administrative Expense Claim as to which the objection is made (and, as applicable, upon the Debtor and the Committee) as soon as is practicable, but in no event later than one hundred eighty (180) days after the Effective Date.

                  5.6 Payment of Trustees', Issuer's and Certain Bank Fees. To the extent allowed by law and any underlying agreement, any unpaid fees and expenses accrued through the Confirmation Date (except for any unpaid fees and expenses previously disallowed by the Bankruptcy Court) of the Bond Trustees and the trustees under the Mortgage, and various indentures, including, but not limited to, the Southern San Joaquin Valley Power Authority Agreement (acting in their capacities as trustees and, if applicable, acting in their capacities as disbursing agents), the Issuer of the PC Bonds and their respective professionals, and Bank of America, N.A., in its capacity as administrative agent under the Revolving Line of Credit (including such administrative agent's attorney's fees), shall be paid by the Debtor within ten (10) days after the Confirmation Date. Any such fees and expenses accruing after the Confirmation Date shall be payable as provided in the applicable agreement providing for such payment, or, in the case of Bank of America, N.A., in its capacity as administrative agent under the Revolving Line of Credit, at least quarterly. Upon payment of such fees and expenses, such Persons shall be deemed to have released their Liens securing payment of their fees and expenses for all fees and expenses accrued through the Effective Date.

                  5.7 Cancellation of Existing Securities and Agreements. On the Effective Date, the notes, bonds, debentures and all other debt instruments evidencing any Claim (and any indentures and other agreements related thereto), including Administrative Expense Claims, other than those that are reinstated and rendered unimpaired or renewed and extended pursuant to
Article IV hereof, or renewed and remain outstanding pursuant to Article IV hereof, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtor under the agreements and indentures governing such Claims, as the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 case may be, shall be discharged. Notwithstanding the foregoing, the indentures for any of the Debtor's debt securities shall be deemed to survive the Effective Date solely to effectuate distributions to be made to holders of debt securities thereunder as provided in the Plan, and to enforce against such distributions the rights, duties, charging liens and administrative functions of the indenture trustees as provided in the respective indentures. Nothing in the Plan shall be deemed to impair, waive or discharge any indenture trustees' rights, liens and priorities, or any other rights of the indenture trustee under the respective indentures(s), against the distributions to the holders of debt securities thereunder. The Common Stock and Preferred Stock representing Equity Interests shall remain outstanding. Holders of notes, bonds, debentures and any and all other debt instruments evidencing any Claim shall not be required to surrender such instruments.

                                   ARTICLE VI

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  6.1 Assumption or Rejection of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtor and any Person or Governmental Entity shall be deemed assumed by the Debtor as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed or rejected pursuant to a Final Order entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date that results in a Final Order or (iii) that is set forth in Schedule 6.1 to the Plan Supplement; provided, however, that the Debtor reserves the right, on or prior to the conclusion of the confirmation hearing, to amend Schedule 6.1 to the Plan Supplement to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be assumed by the Debtor or rejected, as the case may be, as of the Effective Date. The Debtor will give notice of any such amendment to each counterparty to any executory contract the status of which is changed as a result of the amendment (i.e., any executory contract which is to be assumed or rejected as a result of the amendment). In the event that the counterparty opposes such proposed amendment, the Debtor will make all reasonable efforts

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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

to provide such counterparty a reasonable opportunity under the circumstances to object prior to confirmation of the Plan and, to the extent that such counterparty had the right to vote on the Plan, or became entitled to vote on the Plan as a result of the amendment to Schedule 6.1, to provide such counterparty a reasonable time to cast a Ballot to accept or reject the Plan, or to amend its Ballot. The listing of a document on Schedule 6.1 to the Plan Supplement shall not constitute an admission by the Debtor that such document is an executory contract or an unexpired lease or that the Debtor has any liability thereunder. Notwithstanding anything to the contrary, the Debtor waives its right to make amendments pursuant to this Section 6.1 with respect to the assumption of the PG&E-Western Area Power Administration Contract 2948A and related contracts, as described in the Disclosure Statement.

                  6.2 Schedule of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed on Schedule 6.1 to the Plan Supplement shall include (i) modifications, amendments, supplements, restatements or other similar agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule
6.1 to the Plan Supplement and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedule 6.1 to the Plan Supplement, including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements or vault, tunnel or bridge agreements, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed by the Debtor.

                  6.3 Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to
Section 6.1 hereof, (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume or reject the unexpired leases of non-residential property

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 specified in Section 6.1 hereof through the date of entry of the Confirmation Order, and (c) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1 hereof.

                  6.4 Cure of Defaults. Except as may otherwise be agreed by the parties, the Debtor shall cure or provide adequate assurance that the Debtor will promptly cure, as provided in this Section 6.4, any and all defaults within thirty (30) days after the Effective Date with respect to executory contracts and unexpired leases assumed by the Debtor pursuant to Section 6.1 hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. Within thirty (30) days after the Effective Date, the Debtor shall pay, in Cash, (i) all such cure amounts arising prior to the filing of the Chapter 11 Case and
(ii) all such cure amounts arising from and after the Petition Date up to (but not including) the date which is sixty (60) days prior to the Effective Date. All such cure amounts arising on or after sixty (60) days prior to the Effective Date shall be treated as Ordinary Course Liabilities. The counterparty shall not be required to file an Administrative Expense Claim or any other Claim with respect to such cure payments.

                           (a) Notice of Cure and Cure Payment. Within thirty
(30) days after the Effective Date, with respect to each executory contract or unexpired lease assumed by the Debtor pursuant to Section 6.1 hereof, the Debtor shall send to each counterparty by United States mail a "Notice of Cure," in a form to be approved by the Bankruptcy Court, to the extent necessary or appropriate, which shall (i) identify the applicable contract(s) or lease(s) and
(ii) provide contact information for the counterparty to obtain additional information. Concurrent with such Notice of Cure, the Debtor shall send a check for the cure amount as set forth in the Debtor's books and records; provided however, that no check will be sent if the cure amount is zero. The Notice shall also indicate, if applicable, that no other cure (monetary or non-monetary) is required under the contract or lease.

                           (b) Dispute Resolution. In the event that the Debtor
shall pay all cure amounts due according to the Debtor's books and records pursuant to this Section 6.4 and the counterparty disagrees that such cure is sufficient to cure all defaults within the meaning of Section 365(b)(1) of the Bankruptcy Code, the counterparty shall notify the Debtor in writing within thirty (30) days of the date of mailing of the Notice of Cure of such dispute (a "Dispute Notice"). The Dispute Notice

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
must contain a statement of the additional cure amount or other cure sought by the counterparty (the "Additional Cure"), a brief description of the reasons that the counterparty believes it is entitled to such Additional Cure, and copies of any documents in support of such Additional Cure. The Debtor shall respond to such Dispute Notice in writing within sixty (60) days from the date of receipt of such Dispute Notice (a "Dispute Response"). If the Debtor does not respond within such sixty (60)-day period, the Additional Cure will be deemed to be owing by the Debtor and will be paid or otherwise satisfied by the Debtor within thirty (30) days following the end of such sixty (60)-day period. The counterparty shall have thirty (30) days from the service of the Dispute Response to seek relief from the Bankruptcy Court regarding such dispute. If the counterparty does not seek such relief within thirty (30) days after the service of the Debtor's Dispute Response, the amount paid, if any, by the Debtor will be deemed the final cure amount and the counterparty shall be forever barred from seeking any additional cure. In the event that the counterparty timely seeks such relief, within thirty (30) days (or such other time as agreed by the parties) of (i) the entry of a Final Order determining the additional liability of the Debtor, if any, with respect to the cure of the respective contract or lease, or (ii) a final settlement between the parties with respect to such additional liability, the Debtor will pay in Cash or otherwise satisfy such additional liability. Nothing herein shall prohibit the Debtor from seeking appropriate relief from the Bankruptcy Court with respect to any such cure.

                  6.5 Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1 hereof must be properly filed in the Chapter 11 Case and served upon the Debtor no later than thirty (30) days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (b) notice of entry of the Confirmation Order and (c) notice of an amendment to Schedule 6.1(a) to the Plan Supplement. All such Claims not filed within such time shall be forever barred from assertion against the Debtor, its estate and its property.

                  6.6 Assumed Indemnification Obligations. The Assumed Indemnification Claims shall, in all respects, irrespective of whether such claims arise under contracts or executory contracts,

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

survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Petition Date.

                  6.7 Compensation and Benefit Programs. Except as provided in Section 6.1 hereof, all savings, retirement, health care, severance, performance-based cash incentive, retention, employee welfare benefit, life insurance, disability and other similar plans and agreements of the Debtor are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtor in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code, and any defaults thereunder shall be cured as provided in Section 6.4 hereof. With respect to the Pacific Gas and Electric Company Retirement Plan (the "Retirement Plan"), the Debtor affirms and agrees that it is and the Reorganized Debtor will continue to be the contributing sponsor of the Retirement Plan, as defined under 29 U.S.C. Section 1301(a)(13) and 29 C.F.R. Section 4001.2, or a member of the contributing sponsor's controlled group, as defined under 29 U.S.C. Section 1301(a)(14) and 29 C.F. R.
Section 4001.2. As a contributing sponsor (or member of the controlled group) of the Retirement Plan, the Debtor and the Reorganized Debtor intend to fund the Retirement Plan in accordance with the minimum funding standards under ERISA, 29 U.S.C. Section 1802, pay all required Pension Benefit Guaranty Corporation (the "PBGC") insurance premiums, 29 U.S.C. Section 1307, and comply with all requirements of the Retirement Plan and ERISA. The Retirement Plan is a defined benefit pension plan insured by the PBGC under Title IV of ERISA, 29 U.S.C. Sections 1301-1461. The Retirement Plan is subject to the minimum funding requirements of ERISA, 29 U.S.C. Section 1082 and section 412 of the Internal Revenue Code, 26 U.S.C. Section 412. No provision of or proceeding within the Debtor's reorganization proceedings, the Plan, nor the Confirmation Order shall in any way be construed as discharging, releasing or relieving the Debtor, the Reorganized Debtor, or any other party in any capacity, from any liability with respect to the Retirement Plan or any other defined benefit pension plan under any law, governmental policy or regulatory provision. PBGC and the Retirement Plan shall not be enjoined or precluded from enforcing liability resulting from any of the provisions of the Plan or the Plan's confirmation.

                  6.8 Retiree Benefits. Payments, if any, due to any Person for the purpose of

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

providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtor prior to the Petition Date shall be continued for the duration of the period the Debtor has obligated itself to provide such benefits.

                  6.9 Settlement and Stanislaus Commitments. The obligations under (a) the 1991 Settlement Agreement between Northern California Power Agency and the Debtor in an NRC proceeding implementing the Statement of Commitments accompanying the letter from the Debtor to the U.S. Department of Justice of April 30, 1976 ("1991 Settlement Agreement"), (b) the letter from the Debtor to the U.S. Department of Justice of April 30, 1976, to the extent that it represents obligations, a position disputed by the Debtor (the "1976 Letter"), and (c) the antitrust license conditions included in the Diablo Canyon Nuclear Power Plant NRC licenses ("License Conditions") (collectively, the 1991 Settlement Agreement, the 1976 Letter and the License Conditions are referred to as the "Settlement and Stanislaus Commitments") shall remain in effect and pass through the Chapter 11 Case unimpaired and unaffected so that the Debtor and Reorganized Debtor are obligated for the full performance, and shall be liable for the nonperformance, of the Settlement and Stanislaus Commitments. The 1991 Settlement Agreement is assumed by the Debtor and the Reorganized Debtor under the Plan, and the provisions of that certain Stipulation of City of Palo Alto, Northern California Power Agency and Pacific Gas and Electric Company Regarding the Settlement and Stanislaus Commitments, dated as of February 11, 2002, are incorporated herein.

                  6.10 Franchise Fees and Related Obligations. The Reorganized Debtor shall continue to pay franchise fees and perform its obligations under franchise agreements and applicable law.

                                  ARTICLE VII

                           IMPLEMENTATION OF THE PLAN

                  7.1 Commission Settlement Agreement. The Debtor and the Parent filed a plan of reorganization under Chapter 11 for the Debtor, dated April 19, 2002, as modified by Modifications dated July 9, 2002, October 18, 2002, December 13, 2002, December 26, 2002, February 21, 2003,

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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

February 24, 2003 and May 22, 2003 (the "Original PG&E Plan"). On April 15, 2002, the Commission filed a competing plan of reorganization for the Debtor. Subsequently, the Commission and the Committee filed an amended plan of reorganization under Chapter 11 for the Debtor dated August 30, 2002 and, on November 6, 2002 and December 5, 2002, respectively, a second and third amended plan of reorganization (as amended, the "Commission Plan"). The Bankruptcy Court began trial on the competing plans of reorganization on November 18, 2002. During the trial on the Original PG&E Plan, the Bankruptcy Court on March 4, 2003 entered an order mandating a judicial settlement conference and on March 11, 2003 entered an order staying further confirmation and related proceedings for 60 days to facilitate such mandatory settlement process before the Honorable Randall J. Newsome, Bankruptcy Judge. On April 23, 2003, at the request of Judge Newsome, the Bankruptcy Court issued orders staying further confirmation and related proceedings respecting the Original PG&E Plan and the Commission Plan for an additional thirty-four (34) days, which stay has been extended indefinitely by the Bankruptcy Court. As a result of the judicially supervised settlement negotiations, the Settling Parties have agreed to the terms of the Commission Settlement Agreement. The Commission Settlement Agreement sets forth the terms of a comprehensive settlement among the Settling Parties regarding the restoration of the Debtor to financial health, so that it can pay its debts, including those in existence at the Petition Date, those that it will incur in connection with, or to fund, the Plan, and those that it will incur in connection with its future operations, while continuing to provide safe and reliable gas and electric service to its customers at just and reasonable rates. Pursuant to the Commission Settlement Agreement, the Proponents have filed the Plan. The Commission Settlement Agreement constitutes an integral and material part of the Plan and is incorporated herein by reference and made a part hereof with the same force and effect as if stated verbatim herein.

                  7.2 New Money Notes; New Mortgage Bonds. On or before the Effective Date, the Reorganized Debtor shall sell and issue new debt securities in the original principal amount of approximately $8.7 billion, the general terms of which are set forth on the Summary of Terms of Debt Securities (the "New Money Notes"). To the extent the amount of Allowed Claims is greater or the amount of the Debtor's Cash available for payment of Claims is lower than the estimates on

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

which the Plan is based, or to the extent that Cash must be used to settle hedge agreements entered into by the Debtor prior to the Effective Date pursuant to
Section 7.4 below or pursuant to a Bankruptcy Court order an on a noticed motion by the Debtor, the amount of New Money Notes will be increased. To the extent the amount of Allowed Claims is lower or the amount of the Debtor's Cash available for payment of Claims is greater than the estimates on which the Plan is based (including a reduction of up to $450 million if all or a portion of the payment or purchase of the Reimbursement Obligations under Class 4f are paid in Cash from the proceeds of the issuance and sale of refunding bonds, and a reduction of up to $345 million if none of the New Money Notes are secured on the Effective Date and the New Mortgage Bonds are exchanged for PC-Related Mortgage Bonds), or to the extent the credit facilities or the accounts receivable financing programs described in Section 7.3 below are used to fund the payment of Claims, the amount of New Money Notes will be decreased. If any of the New Money Notes are secured on the Effective Date, contingent notes (in addition to the contingent notes to be issued to holders of Class 4c Claims) may be issued under the same indenture as the New Money Notes and ranking pari passu therewith, as security for obligations of the Reorganized Debtor after the Effective Date, with the amounts under such contingent notes payable only to the extent that the Reorganized Debtor has failed to satisfy the underlying obligation. If none of the New Money Notes are secured on the Effective Date and the New Mortgage Bonds are exchanged for PC-Related Mortgage Bonds, contingent notes may be issued under the same indenture as the New Mortgage Bonds and ranking pari passu therewith, as security for obligations of the Reorganized Debtor after the Effective Date, with the amounts under such contingent notes payable only to the extent that the Reorganized Debtor has failed to satisfy the underlying obligation.

                  7.3 Credit Facilities. As of the Effective Date, the Reorganized Debtor shall establish one or more credit facilities (which may include revolving and term loan credit facilities, and which may be secured in whole or in part) for the purpose of (i) funding operating expenses and seasonal fluctuations in working capital, (ii) providing letters of credit or other forms of credit support, and (iii) to the extent the Reorganized Debtor determines resort to such credit facilities to be necessary or appropriate to perform the Reorganized Debtor's obligations under the Plan,

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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

performing the Reorganized Debtor's obligations under the Plan. The Reorganized Debtor may also establish one or more customer accounts receivable financing programs for the same purposes specified in the preceding sentence. In addition, the Reorganized Debtor as of the Effective Date may establish or utilize credit support devices such as surety bonds and credit insurance (which may be secured in whole or in part).

                  7.4 Hedging. On or after the Confirmation Date, the Debtor may enter into hedge agreements with commercial and investment banks to reduce the effect to the Reorganized Debtor of any increase in interest rates on the New Money Notes. Such hedge agreements may include futures contracts, forward contracts, option agreements, swaps, and other similar contracts designed to limit the risk to borrowers of future interest rate changes. These hedge agreements are likely to require that the Debtor provide either cash collateral (in the case of futures, forwards, and swaps) or an upfront cash payment (in the case of options) as credit enhancement. The cash settlement of these hedge agreements will occur before or on the Effective Date.

                  7.5      Corporate Governance.

                           (a) Board of Directors. The members of the Board of
Directors of the Debtor immediately prior to the Effective Date shall serve as the Board of Directors of the Reorganized Debtor on and after the Effective Date. Each of the members of such Board of Directors shall serve in accordance with the Debtor's Articles of Incorporation or the Debtor's Bylaws, as the same may be amended from time to time.

                           (b) Officers. The officers of the Debtor immediately
prior to the Effective Date shall serve as the officers of the Reorganized Debtor on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with the Reorganized Debtor and applicable law.

                           (c) Articles of Incorporation and Bylaws. The
Articles of Incorporation and Bylaws of the Reorganized Debtor shall contain provisions necessary to (i) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such Articles of Incorporation and Bylaws as permitted by applicable law and (ii) effectuate the provisions of the Plan, in each case without any further action by the shareholders

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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

or Board of Directors of the Debtor.

                  7.6 Regulatory Issues. As of the Effective Date, the Commission shall have approved all of the financings, securities and accounts receivable programs provided for in the Plan, including, without limitation, the New Money Notes, the New Mortgage Bonds, the working capital facilities, the accounts receivable programs and the hedging agreements provided for in the Plan, and no further act, action or approval is or can be required by the Commission as a condition to such financings.

                  7.7 Execution of Commission Settlement Agreement. Upon approval of the Commission Settlement Agreement by the Commission and the PG&E Proponents, the Settling Parties shall execute the Commission Settlement Agreement.

                                  ARTICLE VIII

                   CONFIRMATION AND EFFECTIVENESS OF THE PLAN

                  8.1 Conditions Precedent to Confirmation. The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 8.4 hereof:

                           (a) the Bankruptcy Court shall have entered an order
or orders, which may be the Confirmation Order, approving the Plan, authorizing the Debtor to execute, enter into and deliver the Plan, and to execute, implement and take all actions necessary or appropriate to give effect to the transactions contemplated by the Plan;

                           (b) the Bankruptcy Court shall have entered an order
or orders, which may be the Confirmation Order, approving and authorizing the execution of, and finding reasonable the terms and conditions of, the Commission Settlement Agreement;

                           (c) the Confirmation Order shall be, in form and
substance, acceptable to the Proponents and the Commission; provided that the Confirmation Order shall:

                                    (i)      expressly order the Settling
Parties to perform each and all of their respective obligations under the Commission Settlement Agreement, including but not limited to those obligations of the Settling Parties expressly set forth in the Confirmation Order;

                                    (ii)     expressly order and state those
obligations of the Commission

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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

under the Commission Settlement Agreement that the PG&E Proponents request be expressly ordered and stated in the Confirmation Order; and

                                    (iii)    expressly order and state those
obligations of the PG&E Proponents under the Commission Settlement Agreement that the Commission requests be expressly ordered and stated in the Confirmation Order;

                           (d) in connection with the Confirmation Order, the
Bankruptcy Court shall have made findings of fact and/or conclusions of law, as applicable, as follows:

                                    (i)      the Commission has waived its
sovereign immunity and submitted itself to the jurisdiction of the Bankruptcy Court in connection with the enforcement of the Commission Settlement Agreement, the Plan and the Confirmation Order and the determination of the Settling Parties' respective rights under the Commission Settlement Agreement, the Plan and the Confirmation Order;

                                    (ii)     because the Commission Settlement
Agreement is a material part of the Plan and is expressly attached to and incorporated by reference into the Plan, the Commission Settlement Agreement and the Settling Parties' respective rights and obligations thereunder are fully enforceable by the Bankruptcy Court as material provisions of the Plan the same as if they were set forth verbatim in the Plan;

                                    (iii)    the Commission Settlement
Agreement, and any order entered by the Bankruptcy Court contemplated or required to implement the Plan or the Commission Settlement Agreement upon the Plan and the Commission Settlement Agreement becoming effective, shall be enforceable under federal law notwithstanding any contrary state law;

                                    (iv)     the Commission Settlement Agreement
and the Plan, upon becoming effective, and the orders to be entered by the Bankruptcy Court as contemplated under the Commission Settlement Agreement and the Plan, shall be irrevocable and binding upon the Settling Parties and their successors and assigns, notwithstanding any future decisions and orders of the Commission; and

                                    (v)      the Bankruptcy Court has exclusive
jurisdiction to enforce the Commission Settlement Agreement.

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

                  8.2 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 8.4 hereof:

                           (a) the Effective Date shall have occurred on or
before March 31, 2004;

                           (b) all actions, documents and agreements necessary
to implement the Plan shall have been effected or executed;

                           (c) the Debtor and the Parent shall have received all
authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtor and the Parent to be necessary to implement the Plan;

                           (d) S&P shall have issued a long-term issuer credit
rating for the Reorganized Debtor of not less than BBB-, and Moody's shall have issued an issuer rating for the Reorganized Debtor of not less Baa3.

                           (e) S&P and Moody's shall have issued credit ratings
for the New Money Notes of not less than BBB- and Baa3, respectively;

                           (f) The Commission shall have given its Final
Approval of the Commission Settlement Agreement on behalf of the Commission;

                           (g) Each of the parties to the Commission Settlement
Agreement shall have executed and delivered to one another counterpart copies of the Commission Settlement Agreement;

                           (h) The Commission shall have given its Final
Approval for all rates, tariffs and agreements necessary to implement the Plan;

                           (i) The Commission shall have given its Final
Approval for all of the financings, securities and accounts receivable programs provided for in the Plan;

                           (j) the Plan shall not have been modified in a
material way, including any modification pursuant to Section 11.11 hereof, since the Confirmation Date; and

                           (k) the Reorganized Debtor shall have consummated the
sale of the New Money Notes as contemplated by the Plan.

                  8.3 Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 8.2 hereof shall not have occurred or been waived on or before March 31, 2004

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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

(or such later date as may be hereafter provided in an amended Section 8.2(a)),
(a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered and
(d) the Debtor's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any Person or Governmental Entity or to prejudice in any manner the rights of the Debtor or any Person or Governmental Entity in any further proceedings involving the Debtor; provided, however, that the amounts paid pursuant to
Section 4.2(a) hereof on account of Post-Petition Interest may be recharacterized as a payment upon the applicable Allowed Claims, in the sole discretion of the Proponents, but the Debtor will not otherwise seek to recover such amounts.

                  8.4 Waiver of Conditions. The Proponents collectively (but not otherwise) may waive by a writing signed by an authorized representative of each of the Proponents and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent set forth in Sections
8.1 and 8.2 hereof, except that the conditions set forth in Sections 8.2(d),
(e), (f), (g), (h) and (i) hereof cannot be waived.

                                   ARTICLE IX

                         EFFECT OF CONFIRMATION OF PLAN

                  9.1 Term of Bankruptcy Injunction or Stays. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case under section 105 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect in accordance with the terms of such injunctions. Unless otherwise provided, the automatic stay provided under section 362(a) of the Bankruptcy Code shall remain in full force and effect until the Effective Date.

                  9.2 Revesting of Assets. On the Effective Date, except as otherwise transferred, sold or otherwise provided for in the Plan, the property of the estate of the Debtor shall vest in the Reorganized Debtor.

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


                  9.3 Operations Following Effective Date. From and after the Effective Date, the Reorganized Debtor and its subsidiaries and affiliates may each operate its businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. As of the Effective Date, all property of the Reorganized Debtor and its subsidiaries and affiliates shall be free and clear of all Liens, claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan.

                  9.4 Claims Extinguished. As of the Effective Date, any and all avoidance claims accruing to the Debtor under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code and not then pending, shall be extinguished.

                  9.5 Discharge of Debtor. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor or any of its assets or properties. Except as otherwise provided herein, (a) as of the Confirmation Date, all such Claims against and Equity Interests in the Debtor shall be satisfied, discharged and released in full and (b) all Persons and Governmental Entities shall be precluded from asserting against the Debtor, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  9.6 Injunction. In addition to and except as otherwise expressly provided herein, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Confirmation Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest,
(b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any Lien of any kind against the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor on account of any such Claim or Equity Interest, (d) asserting any right of setoff or recoupment of any kind against any obligation due to (or asserting

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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


any right of subrogation with respect to any type of claim against) the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor on account of any such Claim or Equity Interest, to the extent and only to the extent such right of setoff, recoupment and/or subrogation is not permitted under applicable law, and (e) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished, dismissed or released pursuant to the Plan. The injunction shall also enjoin all parties in interest, including, without limitation, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, from taking any action in violation of the Confirmation Order. Such injunction shall extend to successors of the Reorganized Debtor and their respective properties and interests in property. Except as provided by Sections 11.4, 11.6 and 11.7, this Section 9.6 shall not enjoin, bar or otherwise impair the commencement or prosecution of direct personal claims against any Person other than the Reorganized Debtor.

                                   ARTICLE X

                            RETENTION OF JURISDICTION

                  The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                           (a) to hear and determine applications for the
assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

                           (b) to hear and determine any and all adversary
proceedings, applications and contested matters;

                           (c) to hear and determine any objection to
Administrative Expense Claims or, except as provided in Section 4.15(c) hereof, to Claims;

                           (d) to enter and implement such orders as may be
appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                           (e) to issue such orders in aid of execution and
consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

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


                           (f) to consider any amendments to or modifications of
the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                           (g) to hear and determine all applications for
compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

                           (h) to hear and determine disputes arising in
connection with the interpretation, implementation or enforcement of the Commission Settlement Agreement, the Plan and/or the Confirmation Order;

                           (i) to hear and determine proceedings to recover
assets of the Debtor and property of the Debtor's estate, wherever located;

                           (j) to hear and determine matters concerning state,
local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

                           (k) to hear and determine matters concerning the
escrow(s), if any, established pursuant to Section 5.4(g) hereof;

                           (l) to hear any other matter not inconsistent with
the Bankruptcy Code; and

                           (m) to enter a final decree closing the Chapter 11
Case.

The Confirmation Order shall provide that the Chapter 11 Case shall not qualify as "fully administered" within the meaning of section 350 of the Bankruptcy Code and Rule 3022 of the Federal Rules of Bankruptcy Procedure, and a final decree shall not be entered in the Chapter 11 Case, until the later of (i) nine (9) years after the Effective Date, and (ii) the date the Regulatory Asset shall have been fully amortized in the Reorganized Debtor's Retail Electric Rates.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                  11.1 Effectuating Documents and Further Transactions. The Debtor (or the Reorganized Debtor after the Effective Date), the Parent and their respective subsidiaries and affiliates are each authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or

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                                      -77-
appropriate to effectuate the intent and further evidence the terms and conditions of the Plan and any securities (whether equity, debt, derivative or otherwise) issued pursuant to the Plan.

                  11.2 Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the shareholders or Board of Directors of the Debtor shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable law of the jurisdiction of incorporation or formation without any requirement of further action by the shareholders or Board of Directors of the Debtor. On the Effective Date, or as soon as practicable thereafter, the Reorganized Debtor and its respective subsidiaries and affiliates shall, if required, file their articles of incorporation or articles of organization or amended articles of incorporation or amended articles of organization, as appropriate, with the Secretary of State of the jurisdiction of incorporation or formation, as applicable, in accordance with applicable law.

                  11.3 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or the issuance of equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest under the Plan, the making or assignment of any lease or sublease under the Plan, or the making or delivery of any instrument of transfer under the Plan shall not be subject to any stamp, real estate transfer, documentary transfer, mortgage recording or other similar tax.

                  11.4 Mutual Releases Between The PG&E Proponents and the Commission.

                           (a) Release of the Commission by the PG&E Proponents.
On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of the Commission Settlement Agreement is no longer subject to appeal, the Debtor, the Debtor-in-Possession, the Reorganized Debtor and the Parent each releases the Commission, its present and former commissioners and employees, and the advisors, consultants and professionals of or to the Commission, in each case in their respective capacities as such, from any and all Causes of Action held by or assertable on behalf of the Debtor or the Parent or derivative of the Debtor's or the Parent's rights, that are expressly released, resolved or dismissed pursuant to Paragraphs 9 and 10 of the Commission Settlement Agreement.

                           (b) Release of the PG&E Proponents by the Commission.
On or as soon as

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 practicable after the later of the Effective Date or the date on which the Commission approval of the Commission Settlement Agreement is no longer subject to appeal, the Commission, its present and former commissioners and employees, as well as the advisors, consultants and professionals of or to the Commission, in each case in their respective capacities as such, each releases the Debtor, the Debtor-in-Possession, the Reorganized Debtor and the Parent, in each case in any capacity, from any and all Causes of Action held by or assertable on behalf of the Commission or derivative of the Commission's rights, that are expressly released, resolved or dismissed pursuant to Paragraphs 9 and 10 of the Commission Settlement Agreement

                  11.5 Other Releases by the Debtor. As of the Effective Date, and subject to the release by the Releasees set forth in Section 11.6 below, the Debtor, the Debtor-in-Possession and the Reorganized Debtor, each releases all of the Releasees from any and all Causes of Action held by, assertable on behalf of the Debtor or derivative of the Debtor's rights, in any way relating to the Debtor, the Debtor-in-Possession, the Chapter 11 Case, the Plan, negotiations regarding or concerning the Plan, and the ownership, management and operation of the Debtor and the Debtor-in-Possession, including, without limitation, in the case of Parent, any transactions or transfers between the Parent and the Debtor and any Cause of Action arising under chapter 5 of the Bankruptcy Code or any state fraudulent conveyance statute; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer or employee to the Debtor or any reimbursement obligation of any former director, officer or employee with respect to a loan or advance made by the Debtor to such former director, officer or employee and is not a waiver of or release for any professionals retained in connection with this Chapter 11 Case from claims by their respective clients.

                  11.6 Limited Release by Releasees. In consideration for the release of the Releasees and other valuable consideration, as of the Effective Date, each of the Releasees, at its option, releases the Debtor, the Debtor-in-Possession, the Reorganized Debtor, the Parent, and their respective subsidiaries and affiliates, in each case in any capacity, from any and all Causes of Action held by, assertable on behalf of or derivative from such Releasee, in any way relating to the Debtor, the Debtor-in-Possession, the Chapter 11 Case, the Plan, negotiations regarding or concerning the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Plan, and the ownership, management and operation of the Debtor and Debtor-in-Possession. The release by the Debtor, the Debtor-in-Possession and the Reorganized Debtor in Section 11.5 hereof shall be provided only to Releasees who execute and deliver to the Debtor, the Debtor-in-Possession and the Reorganized Debtor a release as provided in this Section 11.6 and in a form acceptable to the Debtor, the Debtor-in-Possession and the Reorganized Debtor.

                  11.7 Exculpation. As of and subject to the occurrence of the Confirmation Date, (a) the Proponents shall be deemed to have negotiated the Plan in good faith, (b) the Proponents shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(a) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation, and (c) the Proponents and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore, none of the Debtor, the Debtor-in-Possession, the Parent, the Committee or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Equity Interest or other party in interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Debtor-in-Possession, the Parent, the Committee and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided that nothing in this
Section 11.7 shall effect a release in favor of any Person other than the Debtor with respect to any debt owed to any Governmental Entity for any liability of such Person arising under (x) the Tax Code, or any state, city or municipal tax code, or (y) the environmental laws of the United States, or any state, city or municipality.

                  11.8 Termination of Committee. The appointment of the Committee shall terminate

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 on the Effective Date, subject to continuation for specific purposes by a Final Order of the Bankruptcy Court.

                  11.9     Fees and Expenses.

                           (a) Subject to section 1129(a)(4) and other
provisions of the Bankruptcy Code, and subject to the provisions of Paragraph 13d of the Commission Settlement Agreement regarding limitations on the fees of UBS Warburg LLC and Lehman Brothers, in each case to the extent applicable, as of the Confirmation Date the Debtor shall reimburse the Parent and the Commission for all of their respective professional fees and expenses incurred in connection with the Debtor's Chapter 11 Case (such fees and expenses of the Commission to include those of Paul, Weiss, Rifkind, Wharton & Garrison LLP, UBS Warburg LLC and Chanin Capital Partners) without the need for any application under section 330 or 503(b) of the Bankruptcy Code. If it is determined by Bankruptcy Court order that such an application is required for all or any part of such fees and expenses to be reimbursed by the Debtor, then none of the Proponents nor the Commission will object to such application, and the Settling Parties shall support such application in a written pleading to be filed with the Bankruptcy Court, and such fees and expenses shall be allowed and treated as Administrative Expense Claims in the amount approved by the Bankruptcy Court. On a monthly basis thereafter, the Debtor shall reimburse the Parent and the Commission for any and all fees and expenses of professional Persons thereafter reasonably incurred by the Parent or the Commission directly in connection with the consummation of the Plan.

                           (b) From and after the Confirmation Date and to the
Effective Date, the Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of those professional Persons employed by or on behalf of the Debtor and/or the Debtor's bankruptcy estate by order of the Bankruptcy Court, thereafter incurred, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

                  11.10 Payment of Statutory Fees. The Debtor or the Reorganized Debtor shall pay on or before the Effective Date any unpaid fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Confirmation Hearing. In addition, the Reorganized Debtor shall timely pay all fees payable pursuant to section 1930(a)(6) of title 28 of the United States Code after the Effective Date, until the time the Bankruptcy Court enters a final decree closing the Chapter 11 Case.

                  11.11    Amendment or Modification of the Plan.

                           (a) Amendments or modifications of or to the Plan may
be proposed in writing by the Proponents acting collectively at any time prior to the Confirmation Date, provided that the Plan, as amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the Proponents shall have complied with section 1125 of the Bankruptcy Code. The Plan may be amended or modified by the Proponents acting collectively at any time after the Confirmation Date and before substantial consummation of the Plan, provided that the Plan, as amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as amended or modified, if the proposed amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

                           (b) The Proponents shall negotiate in good faith with
one another and with the Commission in connection with any and all proposed amendments or modifications to the Plan and in connection with any proposed waiver concerning any provision of the Plan, including but not limited to the waiver of any conditions to confirmation of the Plan or the Effective Date of the Plan. No amendment, modification or waiver shall be made without the express consent of all the Proponents. If either the PG&E Proponents, acting collectively, or the Committee desire an amendment or modification of or to the Plan or a waiver under the Plan that the other Proponent does not agree to after such negotiation, the PG&E Proponents, acting collectively, or the Committee may propose such amendment, modification or waiver in writing at any time prior to the Confirmation Date, or after the Confirmation Date and before substantial consummation of the Plan, provided, in each case, that (i) the Plan, as so amended or modified or after giving effect to such waiver, does not materially alter any Settling Party's rights or obligations under the Plan and the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Commission Settlement Agreement or the Committee's rights or obligations under the Plan, (ii) the Plan, as so amended or modified or after giving effect to such waiver, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the PG&E Proponents shall have complied with section 1125 of the Bankruptcy Code, and (iii) the Bankruptcy Court, after hearing on such notice as is provided below, determines that the circumstances warrant such amendment, modification or waiver. The PG&E Proponents or the Committee, as the case may be, shall only implement such an amendment, modification or waiver pursuant to a Final Order of the Bankruptcy Court obtained after a hearing on not less than ten (10) days' notice to the other Proponent(s), the Commission and the United States Trustee. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as amended or modified or after giving effect to a waiver, if the proposed amendment, modification or waiver does not materially and adversely change the treatment of the Claim of such holder.

                           (c) If the Commission does not agree with (i) any
amendment or modification proposed by the Proponents pursuant to subparagraph
(a) of this Section 11.11, (ii) any amendment or modification proposed by the PG&E Proponents collectively or by the Committee pursuant to subparagraph (b) of this Section 11.11, or (ii) any waiver proposed by the Proponents, PG&E Proponents collectively or by the Committee pursuant to subparagraph (b) of this
Section 11.11, then in each such case (x) the Proponents or the PG&E Proponents, as the case may be, shall only implement such amendment, modification or waiver pursuant to a Final Order of the Bankruptcy Court obtained after notice and a hearing on not less than ten (10) days' notice to the Commission and the United States Trustee, and (y) the Commission shall retain all rights, remedies, claims and defenses which it may have pursuant to the Commission Settlement Agreement.

                  11.12 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Proponents, the Reorganized Debtor, their respective subsidiaries and affiliates, the holders of Claims and Equity Interests, all Settling Parties, other parties in interest, and their respective successors and assigns.

                  11.13 Notices. All notices, requests and demands to or upon the Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

               If to the Debtor:

               Pacific Gas and Electric Company
               77 Beale Street
               P.O. Box 7442
               San Francisco, California  94120
               Attn:  General Counsel
               Telephone: (415) 973-7000
               Facsimile: (415) 973-5320

               with a copy to:

               PG&E Corporation
               One Market, Spear Street Tower, Suite 2400
               San Francisco, California  94105
               Attn:  General Counsel
               Telephone: (415) 267-7000
               Facsimile: (415) 267-7265

               and:

               Howard, Rice, Nemerovski, Canady, Falk & Rabkin
               A Professional Corporation
               Three Embarcadero Center, 7th Floor
               San Francisco, California  94111
               Attn:  James L. Lopes
               Telephone: (415) 434-1600
               Facsimile: (415) 217-5910

               and:

               Dewey Ballantine LLP
               700 Louisiana, Suite 1900
               Houston, Texas  77002
               Attn:  Alan S. Gover
               Telephone: (713) 445-1500
               Facsimile: (713) 445-1533

               and:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10153
               Attn:  Michael P. Kessler
               Telephone: (212) 310-8000
               Facsimile: (212) 310-8007

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

               If to the Committee:

               Milbank, Tweed, Hadley & McCloy LLP
               601 South Figueroa Street, Suite 3000
               Los Angeles, California  90017
               Attn:  Paul S. Aronzon
               Telephone: (213) 892-4000
               Facsimile: (213) 629-5063

               If to the Trustee:

               The Office of the United States Trustee
               250 Montgomery Street, Suite 1000
               San Francisco, California  94104
               Attn:  Patricia Cutler
               Telephone: (415) 705-3333
               Facsimile: (415) 705-3379

               If to the Commission:

               California Public Utilities Commission
               505 Van Ness Avenue
               San Francisco, California  94102
               Attn:  Arocles Aguilar
               Telephone: (415) 703-2782
               Facsimile: (415) 703-2262

               and:

               Paul, Weiss, Rifkind, Wharton & Garrison LLP
               1285 Avenue of the Americas
               New York, New York  10019-6064
               Attn:  Alan W. Kornberg
               Telephone: (212) 373-3000
               Facsimile: (212) 757 3990

                  11.14 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law of such jurisdiction; provided, however, that under all circumstances the Plan, the Commission Settlement Agreement, and any orders of the Bankruptcy Court (including the Confirmation Order) are intended to be enforceable under federal law notwithstanding any contrary state law.

                  11.15 Withholding and Reporting Requirements. Except as otherwise provided by the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Plan, in connection with the consummation of the Plan, the Debtor shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

                  11.16 Preservation of Certain Claims. Schedule 11.16 to the Plan Supplement contains a list of certain contingent and unliquidated claims of the Debtor against third parties. The Debtor (and after the Effective Date, the Reorganized Debtor) retains these claims, as well as any claims that are or were discovered after the date hereof, and reserves all rights to pursue such claims in any appropriate forum, either prior to the Effective Date (as to the Debtor) or after the Effective Date (as to the Reorganized Debtor), except as otherwise expressly provided herein.

                  11.17 Plan Supplement. The following documents are contained in the Plan Supplement: certain schedules to the Plan, including the schedule of executory contracts and unexpired leases to be rejected pursuant to the terms hereof, and the Schedule of Causes of Action described in Section
11.16 hereof. The Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours or through the "Pacific Gas & Electric Company Chapter 11 Case" link available through the website maintained by the Bankruptcy Court at http://www.canb.uscourts.gov. In addition, holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor at the address set forth in Section 11.13 hereof.

                  11.18 Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

                  11.19    Subrogation Rights. Nothing in the Plan shall affect
(a) the subrogation rights of any surety, to the extent applicable or available, which, if available or applicable, shall remain in full force and effect or (b) the rights of the Debtor to object, pursuant to the Bankruptcy Code,

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 to the existence of such subrogation rights.

DATED: July 31, 2003

                             PACIFIC GAS AND ELECTRIC COMPANY

                             By: /s/ Roger J. Peters
                                 ---------------------------------------------
                                 Senior Vice President and General Counsel

                             PG&E CORPORATION

                             By: /s/ Bruce R. Worthington
                                 ---------------------------------------------
                                 Senior Vice President and General Counsel

                             OFFICIAL COMMITTEE OF UNSECURED CREDITORS

                             By: /s/ Clara Yang Strand
                                 ---------------------------------------------
                                 Co-Committee Chairperson

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

APPROVED AS TO CONTENT AND FORM:


                             HOWARD, RICE, NEMEROVSKI, CANADY,
                             FALK & RABKIN, A PROFESSIONAL CORPORATION

                             BY: /s/ James L. Lopes
                                 -----------------------------------------------
                                 ATTORNEYS FOR DEBTOR AND DEBTOR-IN-POSSESSION

                             COOLEY GODWARD LLP

                             BY: /s/ Stephen C. Neal
                                 -----------------------------------------------
                                 ATTORNEYS FOR DEBTOR AND DEBTOR-IN-POSSESSION

                             DEWEY BALLANTINE LLP

                             By: /s/ Alan Gover
                                 -----------------------------------------------
                                 ATTORNEYS FOR PG&E CORPORATION

                             WEIL, GOTSHAL & MANGES LLP

                             BY: /s/ Michael P. Kessler
                                ------------------------------------------------
                                ATTORNEYS FOR PG&E CORPORATION

                             ORRICK, HERRINGTON & SUTCLIFFE LLP

                             By: /s/ Joseph M. Malkin
                                 -----------------------------------------------
                                 ATTORNEYS FOR PG&E CORPORATION

                             PROFESSOR LAURENCE TRIBE

                             By: /s/ Laurence Tribe
                                 -----------------------------------------------
                                 CO-COUNSEL TO PG&E CORPORATION
                                 FOR CONSTITUTIONAL LAW MATTERS

                             MILBANK, TWEED, HADLEY & MCCLOY LLP

                             By: /s/ Paul S. Aronzon
                                 -----------------------------------------------
                                 ATTORNEYS FOR OFFICIAL COMMITTEE OF
                                 UNSECURED CREDITORS

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                      LIST OF OMITTED EXHIBITS TO THE PLAN

Exhibit A        Summary of Terms of Debt Securities

Exhibit B        Interest Rates for Allowed Claims

Exhibit C        Schedule of Letter of Credit Issuing Banks

                              EXHIBIT D TO THE PLAN

                              SETTLEMENT AGREEMENT

                  This Settlement Agreement ("Agreement") is made and entered into by Pacific Gas and Electric Company ("PG&E"), PG&E Corporation (the "Parent" or "PG&E Corporation") (PG&E and PG&E Corporation are collectively referred to as the "PG&E Proponents"), and the Public Utilities Commission of the State of California, as of ___________, 2003 (each of which is individually referred to as a "Party," and collectively as the "Parties")

                                    RECITALS

                  A. On April 6, 2001, PG&E filed a voluntary case under Chapter 11 of the United States Bankruptcy Code, Case No. 01-30923 DM (the "Chapter 11 Case"), pending in the United States Bankruptcy Court for the Northern District of California (the "Court").

                  B. The PG&E Proponents filed a Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company, dated April 19, 2002, as Modified by Modifications Dated July 9, 2002, October 18, 2002, December 13, 2002, December 26, 2002, February 21, 2003, February 24,
2003, and May 22, 2003 (the "PG&E Plan").

                  C. On April 15, 2002, the Commission filed its original plan of reorganization for PG&E. Subsequently, the Commission and the Official Committee of Unsecured Creditors (the "OCC") appointed in the Chapter 11 Case filed a Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company, dated November 6, 2002. Then, on December 5, 2002, the Commission and the OCC filed their Third Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company (the "Commission Plan").

                  D. The Court began trial on the competing plans of reorganization on November 18, 2002. During the trial on the PG&E Plan, the Court entered an order staying further confirmation and related proceedings for 60 days to facilitate a mandatory settlement process before the Honorable Randall J. Newsome, Bankruptcy Judge. On April 23, 2003, at the request of Judge Newsome, the Court issued an order staying further confirmation and related proceedings for an

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 additional 30 days. On June 9, 2003, the Court issued an order staying further confirmation and related proceedings for an additional four days, with a status conference scheduled for June 20, 2003.

                  E. Neither PG&E nor PG&E Corporation has declared or paid any dividends to holders of their common stock since October 2000, and are agreeing in this Agreement not to do so before July 1, 2004. As a result, PG&E's and PG&E Corporation's shareholders have foregone and will forego dividends of approximately $1.7 billion.

                  F. The Parties desire to settle their differences with respect to the competing plans of reorganization and the other matters specified herein, and to jointly support a plan of reorganization for PG&E (the "Settlement Plan"), all as set forth more specifically below.

                  G. In the exercise of its police and regulatory powers, the Commission is entering into this Agreement and shall adopt such decisions and orders as necessary to implement and carry out the provisions of this Agreement, including but not limited to, establishing Retail Electric Rates to provide for payment in full of the Securities and the Regulatory Asset (each as defined below) in accordance with their respective terms.

                               STATEMENT OF INTENT

(1) The Parties recognize that reliable electric and gas service is of the utmost importance to the safety, health, and welfare of California's citizenry and economy.

(2) The Parties expect that under the Settlement Plan, Retail Electric Rates (as defined below) will be reduced on January 1, 2004, with further reductions expected thereafter.

(3) As part of this Agreement, the PG&E Proponents will withdraw the PG&E Plan and no longer propose to disaggregate the historic businesses of PG&E. Instead, PG&E will remain a vertically-integrated utility subject to the Commission's jurisdiction to regulate in the public interest. Subject to the provisions of this Agreement, the Settlement Plan, and the Confirmation Order (as defined below), PG&E shall continue to be regulated by the Commission in accordance with the Commission's policies and practices and the laws and regulations applicable to similarly situated investor-owned utilities in the State of California.

(4) The Parties enter into this settlement to enable PG&E to emerge from Chapter 11 and fully

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 resume its traditional role of providing safe and reliable electric and gas service at just and reasonable rates, subject to Commission regulation.

(5) It is in the public interest to restore PG&E to financial health and to maintain and improve PG&E's financial health in the future to ensure that PG&E is able to provide safe and reliable electric and gas service to its customers at just and reasonable rates. The Parties intend that PG&E emerge from Chapter 11 as soon as possible with a Company Credit Rating of Investment Grade and that PG&E's Company Credit Rating will improve over time. Investment Grade Company Credit Ratings are necessary for PG&E to emerge from Chapter 11 and will directly benefit PG&E's ratepayers by reducing the cost of the financings (i) required for emergence and (ii) required to fund future operations and capital expenditures. In order to help accomplish these goals, it is fair and in the public interest to allow PG&E to recover, over a reasonable time, prior uncollected costs and to provide the opportunity for PG&E's shareholders to earn a reasonable rate of return on PG&E's utility business, all as described herein.

(6) Among other things, as part of this Agreement, PG&E will release claims against the Commission that would have been retained by PG&E or its Parent under the PG&E Plan. In lieu of those claims and the value that PG&E's shareholders would have received from the transactions provided for under the PG&E Plan, PG&E's shareholders will receive value over nine years through this Agreement, the Settlement Plan and the Confirmation Order (as defined below), including amortization of the Regulatory Asset as provided for herein.

(7) The Commission acknowledges and agrees that the benefit of this Agreement to PG&E's shareholders requires that the Commission provide timely and full recovery of PG&E's reasonable costs of providing utility service, including return of and return on investment in utility plant and recovery of operating expenses, including power procurement costs, over the full nine-year amortization period of the Regulatory Asset. The Commission intends to provide PG&E with the opportunity to recover all of its prudently incurred costs as well as a return of and return on its investment in utility plant. The Commission also intends that any operational mandate it imposes that requires PG&E to expend funds or incur costs, including

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 demand reduction or energy conservation programs, include a timely rate recovery mechanism for the costs of such mandate.

                                    AGREEMENT

                  In consideration of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                  1. DEFINITIONS. When used in this Agreement, the following terms shall have the following meanings:

                      a. "96C Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series C issued by the California Pollution Control Financing Authority in the aggregate principal amount of $200,000,000.

                      b. "96E Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series E issued by the California Pollution Control Financing Authority in the aggregate principal amount of $165,000,000.

                      c. "96F Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series F issued by the California Pollution Control Financing Authority in the aggregate principal amount of $100,000,000.

                      d. "97B Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1997 Series B issued by the California Pollution Control Financing Authority in the aggregate principal amount of $148,550,000.

                      e. "Administrative Expense Claim" means a Claim against PG&E constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and any fees or charges assessed against the estate of PG&E under section 1930 of chapter 123 of title 28 of the United States Code.

                      f. "Agreement" has the meaning set forth in the introduction.

                      g. "ATCP Application" means PG&E's Annual Transition Cost Proceeding, Application No. 01-09-003, presently pending before the Commission.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                      h. "Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks in San Francisco, California, or New York, New York, are required or authorized to close by law or executive order.

                      i. "Carizzo Plains" has the meaning set forth in Paragraph 17.

                      j.   "Cash" means legal tender of the United States.

                      k. "Cause of Action" means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to April 6, 2001 or during the course of the Chapter 11 Case, including through the Effective Date.

                      l. "Chapter 11 Case" has the meaning set forth in Recital A.

                      m. "Commission" means the California Public Utilities Commission, or any successor agency, and the commissioners thereof in their official capacities and their respective successors.

                      n. "Commission-DWR Rate Agreement" means the agreement dated March 8, 2002, between the Commission and DWR relating to the establishment of DWR's revenue requirements and charges in connection with power sold by DWR under Division 27, commencing with section 80000, of the California Water Code.

                      o. "Commission Plan" has the meaning set forth in Recital C.

                      p. "Company Credit Rating" means a long-term issuer credit rating from S&P and an issuer rating from Moody's.

                      q. "Confirmation Order" means the order of the Court confirming the Settlement Plan pursuant to section 1129 of the Bankruptcy Code.

                      r.   "Court" has the meaning set forth in Recital A.

                      s.   "DWR" means the California Department of Water
Resources.

                      t. "DWR Contracts" means the contracts entered into by DWR for the purchase of electric power and associated goods and services pursuant to California Assembly Bill No. 1X, signed into law by the Governor on February 1, 2001.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                      u. "Effective Date" means the date designated in the Settlement Plan as the Effective Date.

                      v.   "ESP" means energy service provider.

                      w. "FERC" means the United States Federal Energy Regulatory Commission.

                      x. "Fixed Transition Amount" has the meaning set forth in section 840(d) of the Public Utilities Code.

                      y. "Forecast Average Equity Ratio" means the proportion of equity in the forecast of PG&E's average capital structure for calendar year 2004 and 2005 to be filed by PG&E in its 2003 cost of capital proceeding, Application No. 02-05-022, and its 2005 cost of capital proceeding, respectively, or such other CPUC proceedings as may be appropriate.

                      z. "Headroom" means PG&E's total net after-tax income reported under Generally Accepted Accounting Principles, less earnings from operations, plus after-tax amounts accrued for bankruptcy-related administration and bankruptcy-related interest costs, all multiplied by 1.67, provided that the calculation will reflect the outcome of PG&E's 2003 general rate case (A.02-09-005 and A.02-11-067).

                      aa. "Investment Grade" means credit ratings from both S&P of BBB- or better and Moody's of Baa3 or better.

                      bb. "Land Conservation Commitment" has the meaning set forth in Paragraph 17a.

                      cc. "Letter of Credit Backed PC Bonds" means, collectively, any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that are outstanding as of the Effective Date.

                      dd. "Long-Term Notes" means the long-term notes proposed to be issued to creditors pursuant to the PG&E Plan.

                      ee. "MBIA Insured PC Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series A issued by the California Pollution Control Financing Authority in the aggregate principal amount of $200,000,000.

                      ff.  "Moody's" means Moody's Investor's Service Inc.

                      gg. "NRC" means the United States Nuclear Regulatory Commission.

                      hh.  "OCC" has the meaning set forth in Recital C.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                      ii. "Parent" has the meaning set forth in the introduction.

                      jj. "Person" has the meaning set forth in section 101(41) of the Bankruptcy Code.

                      kk.  "PG&E Plan" has the meaning set forth in Recital B.

                      ll. "Preferred Stock" means the issued and outstanding shares of PG&E's First Preferred Stock, par value $25.00 per share. PG&E's First Preferred Stock comprises: (a) 6% Non-Redeemable First Preferred; (b) 5.5% Non-Redeemable First Preferred; (c) 5% Non-Redeemable First Preferred; (d) 5% Redeemable First Preferred Series D; (e) 5% Redeemable First Preferred Series E;
(f) 4.80% Redeemable First Preferred; (g) 4.50% Redeemable First Preferred; (h) 4.36% Redeemable First Preferred; (i) 6.57% Redeemable First Preferred; (j) 7.04% Redeemable First Preferred; and (k) 6.30% Redeemable First Preferred.

                      mm. "QFs" means qualifying facilities operating pursuant to the Public Utility Regulatory Policies Act of 1978 and related regulations enacted thereunder.

                      nn. "Rate Recovery Litigation" means Pacific Gas & Electric Company, Plaintiff, v. Loretta M. Lynch, et al., Defendants, Case No. C-01-3023-VRW, filed in the United States District Court for the Northern District of California, and all appellate proceedings arising therefrom.

                      oo.  "Rate Reduction Bonds" has the meaning set forth in
section 840(e) of the Public Utilities Code.

                      pp. "Regulatory Asset" has the meaning set forth in Paragraph 2.

                      qq. "Retail Electric Rates" means any and all charges authorized by the Commission to be collected from PG&E's retail electric customers.

                      rr.  "ROE" has the meaning set forth in Paragraph 2b.

                      ss. "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

                      tt. "SEC" means the United States Securities and Exchange Commission.

                      uu. "Securities" means the debt and Preferred Stock to be issued or reinstated by PG&E, as the case may be, in accordance with the Settlement Plan, from time to time, including any and all interest thereon or associated costs as provided under such debt or Preferred Stock instruments, agreements or certificates.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                      vv. "Settlement Plan" has the meaning set forth in Recital F.

                      ww.  "State" means the State of California.

                      xx. "Tax Tracking Account" has the meaning set forth in Paragraph 2c.

                      yy.  "TCBA" means Transition Cost Balancing Account.

                      zz.  "URG" means utility retained generation.

                      aaa. "URG Rate Base" means the rate base amounts set forth in PG&E Advice Letter 2233-E implementing Commission Decision (D.) No. 02-04-016.

                      bbb. "Watershed Lands" has the meaning set forth in Paragraph 17.

                  2. REGULATORY ASSET. The Commission shall establish a regulatory asset of Two Billion Two Hundred and Ten Million Dollars ($2,210,000,000) as a new, separate and additional part of PG&E's rate base (the "Regulatory Asset").

                      a. The Regulatory Asset shall be amortized in PG&E's Retail Electric Rates on a "mortgage-style" basis over nine years starting on January 1, 2004. The details and mechanics of the amortization and earnings of the Regulatory Asset shall be as set forth in Appendix A, Technical Appendix, jointly prepared by the Commission and PG&E.

                      b. The Regulatory Asset shall earn PG&E's authorized return on equity ("ROE") on the equity component of PG&E's capital structure as set in PG&E's annual cost of capital proceedings, provided that the ROE on the Regulatory Asset shall be no less than 11.22 percent per year for the life of the Regulatory Asset and that, once the equity component of PG&E's capital structure reaches 52 percent, the authorized equity component for the Regulatory Asset shall be no less than 52 percent for the life of the Regulatory Asset.

                      c. The Commission will use its usual methodology for tax-effecting the ROE component for purposes of setting PG&E's revenue requirements associated with the unamortized portion of the Regulatory Asset. The Commission will apply the same method of tax-effecting to the scheduled amortization of the Regulatory Asset. The Commission shall authorize PG&E to establish a Tax Tracking Account to be used as follows: In the event that it is finally determined that PG&E is required to pay income taxes on the Regulatory Asset any earlier than the Regulatory Asset is amortized pursuant to Paragraph 2a, PG&E shall record in the Tax Tracking Account the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 difference between (1) the taxes incurred on account of the Regulatory Asset plus any interest imposed by the federal or state taxing authorities with respect to such earlier recognition of taxable income and (2) the taxes that would have been incurred on account of the Regulatory Asset had it been subject to tax as it was amortized pursuant to Paragraph 2a. The Tax Tracking Account shall earn PG&E's authorized rate of return in accordance with the provisions of Paragraph 2b. PG&E shall amortize the Tax Tracking Account in Retail Electric rates over the greater of the remaining life of the Regulatory Asset or five years.

                      d. PG&E shall continue to cooperate with the Commission and the State in seeking refunds from generators and other energy suppliers. The net after-tax amount of any refunds, claim offsets or other credits from generators or other energy suppliers relating to PG&E's PX, ISO, QF or ESP costs that PG&E actually realizes in Cash or by offset of creditor claims in the Chapter 11 Case shall be applied by PG&E to reduce the outstanding balance of the Regulatory Asset dollar for dollar. To the extent that any consideration actually received by PG&E in Cash under the Master Settlement Agreement that resolves the litigation in Public Utilities Commission of California v. El Paso Natural Gas Co., et al., FERC Docket No. RP00-241-000, et al., and related litigation in state and federal courts, is in settlement of damages claimed by PG&E that caused PG&E to incur high costs of electricity from March 1, 2000 to date, PG&E shall apply the net after-tax amount of such consideration to reduce the outstanding balance of the Regulatory Asset dollar for dollar, provided that such a reduction is consistent with the rules or orders adopted by the Commission concerning the consideration paid by El Paso under the Master Settlement Agreement. These reductions shall reduce the remaining amortization of the Regulatory Asset, as set forth in Appendix A, Technical Appendix.

                      e. Balances in PG&E's TCBA, determined in accordance with Commission Decision No. 01-03-082, as of January 1, 2004 shall have no further impact on PG&E's Retail Electric Rates and shall be subject to no further review by the Commission except for verification of recorded balances, and PG&E's current Retail Electric Rates will be replaced by the Retail Electric Rates resulting from this Agreement, the Settlement Plan and the Confirmation Order as of January 1, 2004. This is not intended to affect PG&E's pending application (Application No. 00-07-013) to

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 recover electric restructuring costs booked into the Electric Restructuring Cost Account pursuant to Public Utilities Code section 376 or to otherwise affect recovery of QF and other nonbypassable costs going forward.

                      f. The Commission agrees that PG&E should receive the benefit of this Agreement over the entire life of the Regulatory Asset. To ensure this, the Commission agrees that the URG Rate Base for PG&E already established by the Commission in D.02-04-016 shall be deemed just and reasonable and not subject to modification, adjustment or reduction, except as necessary to reflect capital expenditures and any change in authorized depreciation. (This shall not preclude the Commission from determining the reasonableness of any capital expenditures made on URG after the Effective Date.) The Commission further agrees that it shall not in any way reduce or impair the value of the Regulatory Asset or the URG Rate Base by taking the Regulatory Asset or the URG Rate Base, their amortization or earnings into account when setting other revenue requirements and resulting rates for PG&E. Nor shall the Commission take this Agreement or the Regulatory Asset into account in establishing PG&E's authorized ROE or capital structure.

                      g. The Commission recognizes that the establishment, maintenance and improvement of Investment Grade Company Credit Ratings is vital for PG&E to be able to continue to provide safe and reliable service to its customers. The Commission further recognizes that the establishment, maintenance and improvement of PG&E's Investment Grade Company Credit Ratings directly benefits PG&E's ratepayers by reducing PG&E's immediate and future borrowing costs, which, in turn, will allow PG&E to finance its operations and make capital expenditures on its distribution, transmission, and generation assets at lower cost to its ratepayers. In furtherance of these objectives, the Commission agrees to act to facilitate and maintain Investment Grade Company Credit Ratings for PG&E.

                      h. As part of ensuring that PG&E has the opportunity to recover all its prudently incurred costs of providing service, including return of and return on utility investment, the Commission agrees that it shall timely act upon PG&E's applications to collect in rates its prudently incurred costs (including return of and return on) of any new, reasonable investment in utility plant and assets.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                      i. The Commission shall promptly adjust PG&E's rates consistent with AB 57/SB 1976 and the Commission-DWR Rate Agreement to ensure that PG&E's collection of the following is not impaired: (1) Fixed Transition Amount to service existing Rate Reduction Bonds; (2) Regulatory Asset amortization and return; and (3) base revenue requirements (e.g., electric and gas distribution, URG, gas commodity procurement, existing QF contract costs and associated return).

                      j. The Commission agrees that, in the absence of compelling evidence to the contrary, PG&E's expected regulatory outcomes and financial performance should be similar to those of the other investor-owned energy utilities in California under similar circumstances. In furtherance of the foregoing, the Commission shall not discriminate against PG&E by reason of the Chapter 11 Case, the Rate Recovery Litigation, this Agreement, the Regulatory Asset or any other matters addressed or resolved herein.

                  3.       RATEMAKING MATTERS.

                      a. The Commission agrees to maintain PG&E's Retail Electric Rates at current levels through December 31, 2003. As of January 1, 2004, the Commission may adjust PG&E's Retail Electric Rates prospectively consistent with this Agreement, the Settlement Plan, the Confirmation Order and California law.

                      b. The Commission shall set PG&E's capital structure and authorized ROE in PG&E's annual cost of capital proceedings in its usual manner; provided that, from January 1, 2004 until either S&P confers on PG&E a Company Credit Rating of at least "A-" or Moody's confers on PG&E a Company Credit Rating of at least "A3," the authorized ROE shall be no less than 11.22 percent per year and the authorized equity ratio for ratemaking purposes shall be no less than 52 percent, except for a transition period as provided below. The Commission recognizes that, at the Effective Date, PG&E's capital structure will likely not contain 52 percent equity. Accordingly, for 2004 and 2005, the authorized equity ratio shall equal the Forecast Average Equity Ratio, but in no event shall it be less than 48.6 percent. Notwithstanding the provisions of Paragraph 6, PG&E agrees not to pay any dividend on common stock before July 1, 2004.

                      c. Nothing in this Agreement shall be construed to create a rate freeze or rate cap for PG&E's electric or gas business.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                  4. IMPLEMENTATION OF RATEMAKING. To ensure that all conditions to the Effective Date are met as soon as possible following issuance of the Confirmation Order, as soon as practicable after the Commission decision approving this Agreement, PG&E shall file an advice letter to implement all the rate and tariff changes necessary to implement the Settlement Plan. The Commission shall act promptly on the advice filing and revised rates and tariffs. The Commission shall also review and issue a decision promptly on the merits of any application for rehearing of the approval of the advice filing.

                  5. TIMELY DECISIONS ON RATEMAKING MATTERS. The Commission and PG&E agree that timely applications by PG&E and timely action by the Commission on such applications are essential to the achievement of the objectives of this settlement. The Commission agrees that it will promptly act on the pending PG&E ratemaking proceedings listed in Appendix B hereto.

                  6. DIVIDEND PAYMENTS AND STOCK REPURCHASES. The Parties acknowledge that, for the Parent, as PG&E's shareholder, to receive the benefit of this Agreement, both PG&E and its Parent must be able to pay dividends and repurchase common stock when appropriate. Accordingly, the Parties agree that, other than the capital structure and stand-alone dividend conditions contained in the PG&E holding company decisions (D.96-11-017 and D.99-04-068), the Commission shall not restrict the ability of the boards of directors of either PG&E or PG&E Corporation to declare and pay dividends or repurchase common stock.

                  7. DWR CONTRACTS. If the Commission desires it, PG&E agrees to accept an assignment of or to assume legal and financial responsibility for the DWR Contracts, provided that (a) PG&E's Company Credit Rating, after giving effect to such assignment or assumption, shall be no less than "A" from S&P and "A2" from Moody's; (b) the Commission shall first have made a finding that, for purposes of assignment or assumption, the DWR Contracts to be assigned or assumed are just and reasonable; and (c) the Commission shall have acted to ensure that PG&E will receive full and timely recovery in its Retail Electric Rates of all costs of such DWR Contracts over their life without further review. The Commission agrees not to require PG&E to assume or accept an assignment of legal or financial responsibility for the DWR Contracts unless conditions (a), (b) and (c) are all met. Nothing in this paragraph shall be construed to limit the discretion of the

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

Commission to review the prudence of PG&E's administration and dispatch of the DWR Contracts, consistent with applicable law.

                  8.       HEADROOM REVENUES.

                      a. The Commission acknowledges and agrees that the Headroom, surcharge, and base revenues accrued or collected by PG&E through and including December 31, 2003 are property of PG&E's Chapter 11 estate, have been or will be used for utility purposes, including to pay creditors in the Chapter 11 Case, have been included in PG&E's Retail Electric Rates consistent with state and federal law, and are not subject to refund.

                      b. The Headroom revenues accrued by PG&E during calendar year 2003 shall not exceed $875 million and shall not be less than $775 million, both on a pre-tax basis. If the amount of Headroom PG&E accrues in 2003 is greater or less than these amounts, the Commission shall take such action in 2004 as is necessary to require PG&E to refund any Headroom accrued in excess of $875 million or, if the accrued Headroom is less than $775 million, to allow PG&E to collect in rates the difference between the Headroom accrued and $775 million.

                  9. DISMISSAL OF THE RATE RECOVERY AND OTHER LITIGATION. On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of this Agreement is no longer subject to appeal, PG&E shall dismiss with prejudice the Rate Recovery Litigation, foregoing any recovery from ratepayers of costs sought in such litigation not otherwise provided for in this Agreement and the Settlement Plan; withdraw the PG&E Plan; dismiss other pending proceedings, as specified herein; and provide the other consideration described herein. In exchange, on or before January 1, 2004, the Commission shall establish and authorize the collection of the Regulatory Asset and the URG Rate Base, and on or as soon as practicable after the Effective Date, the Commission shall resolve Phase 2 of the presently pending ATCP Application with no adverse impact on PG&E's cost recovery as filed, and provide the other consideration described herein. PG&E's motion to dismiss the Rate Recovery Litigation shall be in form and substance satisfactory to the Commission.

                  10. DISMISSAL OF OTHER PROCEEDINGS. On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of this Agreement is no longer

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 subject to appeal, PG&E and PG&E Corporation, on the one hand, and the Commission, on the other, will execute full mutual releases and dismissals with prejudice of all claims, actions or regulatory proceedings arising out of or related in any way to the energy crisis or the implementation of A.B. 1890 listed on Appendix C hereto. All such releases and dismissals with prejudice shall be in form and substance satisfactory to PG&E, PG&E Corporation and the Commission.

                  11.      WITHDRAWAL OF CERTAIN APPLICATIONS.

                      a. Promptly upon the Effective Date, PG&E shall withdraw all of its applications previously filed with the FERC, the NRC, the SEC and elsewhere in connection with the PG&E Plan. A full and complete list of such applications is set forth in Appendix D hereto. Upon execution of this Agreement, PG&E and PG&E Corporation shall move to obtain or otherwise request a stay of all actions before the FERC, NRC, SEC or a similar agency initiated by PG&E and/or PG&E Corporation to implement the PG&E Plan. In addition, upon execution of this Agreement by all Parties, PG&E and PG&E Corporation shall suspend all actions to obtain or transfer licenses, permits and franchises to implement the PG&E Plan. On the Effective Date or as soon thereafter as practicable, PG&E and PG&E Corporation shall withdraw or abandon all such applications for licenses, permits and franchises.

                      b. In addition to withdrawing its pending applications at FERC, PG&E and PG&E Corporation agree that, for the life of the Regulatory Asset, neither they nor any of their affiliates or subsidiaries will make any filing under Sections 4, 5 or 7 of the Natural Gas Act to transfer ownership of or ratemaking jurisdiction over PG&E's intrastate natural gas pipeline and storage facilities, and to keep such natural gas pipeline and storage facilities subject to the regulation of the Commission. In addition, PG&E and PG&E Corporation agree that the Commission has jurisdiction under existing Public Utilities Code section 851 to review and approve any proposal by PG&E to dispose of property necessary or useful in the performance of PG&E's duties to the public.

                  12. INTEREST RATE HEDGING. In order to take advantage of the current favorable interest-rate climate, the Commission agrees that the actual reasonable cost of PG&E's interest rate hedging activities with respect to the financing necessary for the Settlement Plan shall be reflected and recoverable in PG&E's retail gas and electric rates without further review.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                  13.      FINANCING.

                      a. It is anticipated that all of PG&E's existing trade and financial debt, except for the MBIA Insured PC Bonds and the Letter of Credit Backed PC Bonds, shall be paid in Cash under the Settlement Plan. It is further anticipated that the MBIA Insured PC Bonds, the Letter of Credit Backed PC Bonds and the Preferred Stock shall be reinstated under the Settlement Plan. The Settlement Plan will detail the proposed financing and creditor treatment.

                      b. The financing of the Settlement Plan shall not include any new preferred or common stock.

                      c. All financing shall be arranged and placed by a financing team led by PG&E that includes representatives of the Commission and PG&E and shall be duly authorized by the Commission and subject to the authority and duty of the boards of directors of PG&E and PG&E Corporation to approve such financing. The financing shall be designed and accomplished so as to minimize the cost to ratepayers consistent with achieving an appropriate and financially flexible capital structure.

                      d. In consideration for the agreement by UBS Warburg LLC and Lehman Brothers each to (i) limit its consummation and/or advisory fee to $20 million (in the case of Lehman Brothers inclusive of advisory fees already paid by PG&E Corporation and further subject to the crediting provisions contained in Lehman Brothers' engagement letter, and, in the case of UBS Warburg LLC, in lieu of the full consummation fee calculated pursuant to section 2(d) of UBS Warburg LLC's engagement letter with the Commission and the OCC), which shall be payable on the Effective Date, and (ii) jointly provide the bank facilities determined by PG&E to be necessary under the Settlement Plan (subject to negotiation of satisfactory terms and conditions), PG&E agrees to name UBS Warburg LLC and Lehman Brothers as exclusive book runners, lead managers and hedging providers of all financings pursuant to the Settlement Plan with equal economics for 80 percent of the aggregate of total fees and commissions payable on such financings, and otherwise on customary terms as agreed among them. To the extent that PG&E adds co-managers, the Commission shall have the right to appoint one additional co-manager at the highest level of economics available to co-managers.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                      e. All documents used or prepared by PG&E in connection with the financing, including prospectuses, indentures and notes, shall be in form and substance reasonably satisfactory to the Commission.

                      f. The cost of the financing, including principal, interest, any fees or discounts payable to investment bankers, capital markets arrangers or book runners, including the fees to be paid to UBS Warburg LLC and Lehman Brothers pursuant to Paragraph 13d, as well as any past or future call premiums on reacquired debt, shall be fully recoverable as part of the cost of debt to be collected in PG&E's retail gas and electric rates without further review.

                  14. TREATMENT OF CREDITORS. The treatment of creditors under the Settlement Plan will be consistent with that provided in the PG&E Plan, except that those creditors that were to receive Long-Term Notes or a combination of Cash and Long-Term Notes will be paid entirely in Cash.

                  15. FEES AND EXPENSES. As of the Confirmation Date, and pursuant to the Settlement Plan and the Confirmation Order, PG&E shall reimburse PG&E Corporation and the Commission for all of their respective professional fees and expenses incurred in connection with the Chapter 11 Case (such fees and expenses of the Commission to include those of Paul, Weiss, Rifkind, Wharton & Garrison LLP, UBS Warburg LLC and Chanin Capital Partners), without the need for any application under Section 330 or 503(b) of the Bankruptcy Code. If it is determined by court order that such an application is required for all or any part of such fees and expenses, then the Parties shall support such application in a written pleading to be filed with the Court and such fees and expenses shall be allowed and treated as an Administrative Expense Claim under the Settlement Plan in the amount approved by the Court. The Commission shall authorize PG&E to recover the amounts so paid or reimbursed to the Commission in retail rates over a reasonable period of time, not to exceed four years. PG&E shall not recover any portion of the amounts so paid or reimbursed to PG&E Corporation in retail rates; rather, such costs shall be borne solely by shareholders through a reduction in retained earnings.

                  16. CONDITIONS PRECEDENT TO EFFECTIVE DATE. Among other conditions to be contained in the Settlement Plan, the following shall be conditions precedent to the Effective Date:

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                      a. S&P and Moody's shall have issued Investment Grade Company Credit Ratings for PG&E.

                      b. The Commission shall have given final, nonappealable approval for all rates, tariffs and agreements necessary to implement the Settlement Plan. The PG&E Proponents shall have the right to waive this provision with respect to any appeal from the Commission's approvals.

                  17. PRESERVATION AND ENVIRONMENTAL ENHANCEMENT OF PG&E LAND. PG&E owns approximately 140,000 acres of watershed lands ("Watershed Lands") associated with its hydroelectric generating system and the approximately 655 acre Carizzo Plains property in San Luis Obispo County ("Carizzo Plains"). Of the Watershed Lands, approximately 95,000 acres are lands that are either included in the project boundaries, contain essential project elements related to the operations of the hydro facilities, or are part of legal parcels that contain major FERC project facilities. The remaining 44,000 acres are lands completely outside the FERC project boundaries and do not contain FERC project features. The Watershed Lands and Carizzo Plains are worth an estimated $300 million.

                      a. PG&E agrees to the land conservation commitment set forth in Appendix E hereto, by which the Watershed Lands and Carizzo Plains will be subject to conservation easements or donated in fee simple to public agencies or non-profit conservation organizations ("Land Conservation Commitment").

                      b. On the Effective Date or as soon thereafter as practicable, PG&E shall establish PG&E Environmental Enhancement Corporation, a California non-profit corporation, to oversee the Land Conservation Commitment and to carry out environmental enhancement activities. The governing board of PG&E Environmental Enhancement Corporation will consist of one representative each from PG&E, the Commission, the California Department of Fish and Game, the State Water Resources Control Board, the California Farm Bureau Federation, and three public members to be named by the Commission.

                      c. PG&E shall fund PG&E Environmental Enhancement Corporation with $70 million in Cash to cover administrative expenses and the costs of environmental enhancements to the Watershed Lands and Carizzo Plains, provided that no such enhancement may at any time

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 interfere with PG&E's hydroelectric operations, maintenance or capital improvements. The funds will be paid in equal installments over ten years on the Effective Date and on January 2 of each year thereafter. The Commission shall authorize PG&E to recover these payments in retail rates without further review.

                  18.      CLEAN ENERGY TECHNOLOGY COMMITMENT.

                      a. On the Effective Date or as soon thereafter as practicable, PG&E shall establish a new, California non-profit corporation dedicated to supporting research and investment in clean energy technologies primarily in PG&E's service territory. The non-profit corporation will be governed by a board consisting of nine members, three each appointed by the Commission and PG&E, and the remaining three to be selected jointly by the Commission appointees and the PG&E appointees.

                      b. PG&E shall fund the non-profit corporation with $15 million in Cash paid over five years, as follows: $1 million in the first year, $2 million in the second year, $3 million in the third year, $4 million in the fourth year, and $5 million in the fifth year, each amount payable on January 2 of each year after the Effective Date. The Commission shall not include any portion of this funding in PG&E's retail rates.

                      c. PG&E and the Commission shall work together to attract additional funding for the non-profit corporation.

                  19. COOPERATION. The Parties will cooperate fully and in good faith to obtain timely confirmation of the Settlement Plan and to effectuate the transactions contemplated by this Agreement and the Settlement Plan. The Parties will support this Agreement, the Settlement Plan, and the Confirmation Order in all judicial, administrative and legislative forums. PG&E, PG&E Corporation and the Commission will cooperate in all presentations to credit rating agencies in connection with the consummation of the Settlement Plan.

                  20. WAIVER OF SOVEREIGN IMMUNITY. In connection with any action or proceeding concerning the enforcement of this Agreement, the Settlement Plan or the Confirmation Order or other determination of the Parties' rights under this Agreement, the Settlement Plan or the Confirmation Order, the Commission hereby knowingly and expressly waives all existing and future

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 rights of sovereign immunity, and all other similar immunities, as a defense. Accordingly, the Commission hereby consents to the jurisdiction of any court or other tribunal or forum for such actions or proceedings including, but not limited to, the Court. This waiver is irrevocable and applies to the jurisdiction of any court, legal process, suit, judgment, attachment in aid of execution of a judgment, attachment prior to judgment, set-off or any other legal process with respect to the enforcement of this Agreement, the Settlement Plan or the Confirmation Order or other determination of the Parties' rights under this Agreement, the Settlement Plan or Confirmation Order. It is the intention of this Agreement that neither the Commission nor any other California entity acting on the Commission's behalf may assert immunity in an action or proceeding, as discussed herein, concerning the Parties' rights under this Agreement, the Settlement Plan or the Confirmation Order.

                  21. VALIDITY AND BINDING EFFECT. The Parties agree not to contest the validity and enforceability of this Agreement, the Settlement Plan or any order entered by the Court contemplated by or required to implement this Agreement and the Settlement Plan. This Agreement, the Settlement Plan and any such orders are intended to be enforceable under federal law, notwithstanding any contrary state law. This Agreement and the Settlement Plan, upon becoming effective, and the orders to be entered by the Court as contemplated hereby and under the Settlement Plan, shall be irrevocable and binding upon the Parties and their successors and assigns, notwithstanding any future decisions and orders of the Commission.

                  22. ENFORCEMENT. The Parties agree that the Court shall retain jurisdiction over the Parties for all purposes relating to enforcement of this Agreement, the Settlement Plan and the Confirmation Order.

                  23. SPECIFIC PERFORMANCE. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any material breach of any provision of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such remedy.

                  24. RELEASES. The "Releases by Debtor" provided for in the Settlement Plan shall

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 include PG&E Corporation, its present and former officers, directors, management (in each case, who were such on or after April 6, 2001), and professionals; the present or former members of the OCC, the present or former officers and directors and management of any present or former member of the OCC; and the Commission, its present and former commissioners and employees, as well as the advisors, consultants and professionals of or to the OCC, the members of the OCC, and the Commission, in each case in their respective capacities as such.

                  25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  26. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

                  27. ENTIRE AGREEMENT. This Agreement, together with the Settlement Plan and the Confirmation Order, contains the entire understanding of the Parties concerning the subject matter of this Agreement and, except as expressly provided for herein, supersedes all prior understandings and agreements, whether oral or written, among them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the Parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the Parties hereto which is filed with and, if necessary, approved by, the Court.

                  28. TIME OF ESSENCE. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement upon its effectiveness. The Parties acknowledge that each will be relying upon the timely performance by the others of their obligations hereunder as a material inducement to each Party's execution and approval of this Agreement.

                  29. NO THIRD PARTY BENEFICIARIES. Except as may be specifically set forth in this Agreement or the Settlement Plan, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

                  30. AUTHORITY; ENFORCEABILITY. Each Party represents and warrants to the others that this Agreement has been duly authorized by all action required of such Party to be bound thereby, and that this Agreement, when effective, constitutes valid, binding and enforceable obligations of such Party.

                  31. WAIVER OF COMPLIANCE. To the extent permitted by applicable law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  32. CALIFORNIA LAW. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California, without giving effect to the conflict of law principles thereof, except that this Agreement, the Settlement Plan and any orders of the Court (including the Confirmation Order) are intended to be enforceable under federal law, notwithstanding any contrary state law.

                  33. ADMISSIONS. This Agreement is a compromise believed by the Parties to be in the best interests of all concerned parties. Nothing in this Agreement shall be construed or deemed to be an admission by any of the Parties of any liability or any material fact in connection with any other litigation or proceeding.

                  34. CONFIRMATION ORDER. The Confirmation Order shall, among other things, order the Parties to perform under and in accordance with this Agreement and the Settlement Plan. The Confirmation Order shall be in form and substance satisfactory to each of the Parties.

                  35. PLAN DOCUMENTS. This Agreement is expressly conditioned on the preparation and approval by the Court of the Settlement Plan, the disclosure statement for the Settlement Plan, and the Confirmation Order, each of which shall be in form and substance reasonably satisfactory to

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 each of the Parties.

                  36. TERMINATION. This Agreement shall terminate at the end of nine (9) years from the Effective Date, provided that all rights of the Parties under this Agreement that vest on or prior to such termination, including any rights arising from any default under this Agreement, shall survive such termination for the purpose of enforcing such vested rights.

                  37. CONDITIONS PRECEDENT TO EFFECTIVENESS. This Agreement shall only be binding upon the Parties and their respective successors and assigns and enforceable in accordance with its terms upon: (1) approval by the boards of directors of PG&E and PG&E Corporation, (2) approval by the Commission, and (3) execution of this Agreement by all Parties on or before December 31, 2003.

_______, 2003                        CALIFORNIA PUBLIC UTILITIES COMMISSION

                                     By_________________________________________
                                     Its________________________________________

                                     PACIFIC GAS AND ELECTRIC COMPANY
_______, 2003

                                     By_________________________________________
                                     Its________________________________________

                                     PG&E CORPORATION
_______, 2003

                                     By_________________________________________
                                     Its________________________________________

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                                   APPENDIX A:
                               TECHNICAL APPENDIX

A.   Methodology for Calculating Regulatory Asset Amortization

     The amount of the amortization of the Regulatory Asset principal to be included annually in PG&E's revenue requirement shall be calculated each year according to the following formula:

         Annual Principal
          Amortization =  [(P*r)/[1-(1/((1+r)to the nth power))]]-(Pa*r)

     where:

     "P" is defined as the total Regulatory Asset principal, as specified in the Settlement Agreement;

     "r" is defined as the estimated tax-effected return on rate base, as more fully described below;

     "n" is defined as the period of amortization in years, as specified in the Settlement Agreement; and "Pa" is defined as the principal remaining at the beginning of the year under consideration.

B.   Estimated Tax-Effected Return on Rate Base

     The tax-effected return on rate base used in the above formula shall reflect an estimate of the cost of PG&E's capital structure. The following example uses its approximate assumed capital ratios over the life of the regulatory asset, as detailed below:

                                      Capital    Nominal Cost   Tax-Effected   Weighted
                                     Ratio (%)       (%)        Cost (%)(1)    Cost (%)
                                    ----------------------------------------------------
Common Equity                          52.0         11.220       18.937          9.847
Preferred Securities                    2.0          6.500       10.970          0.219
Debt                                   46.0          6.616        6.616          3.043
--------------------------------------------------------------------------------------
Tax-Effected Return on Rate Base                                                13.110
--------------------------------------------------------------------------------------

     NOTE

      1 Assumes total state and federal income tax rate of 40.75%.

     The actual authorized pre-tax cost of capital shall be used to determine the annual return and amortization components of the regulatory asset, subject to the requirements set forth in paragraph 2(b) of the Settlement Agreement.

C.   Example Amortization Schedule for Regulatory Asset

     Applying the foregoing formula to the Regulatory Asset of $2,210 million, to be amortized over nine years, as initially specified in the Settlement Agreement, the schedule for principal amortization is as follows:

                          P = 2,210.0 million
                          r = 13.110%
                          n = 9 years

   (Figures in millions of dollars)       2004      2005      2006      2007      2008      2009      2010      2011     2012
Principal Balance, Beginning of Period  2,210.0   2,067.3   1,905.9   1,723.3   1,516.9   1,283.3   1,019.1     720.3    382.3
(Principal Amortization)                 (142.7)   (161.4)   (182.6)   (206.5)   (233.6)   (264.2)   (298.8)   (338.0)  (382.3)
                                        --------------------------------------------------------------------------------------
Principal Balance, End of Period        2,067.3   1,905.9   1,723.3   1,516.9   1,283.3   1,019.1     720.3     382.3     (0.0)

D.   Effect of a Reduction in the Regulatory Asset

     If, pursuant to the Settlement Agreement, the outstanding balance of the Regulatory Asset is reduced, then the amortization schedule for the remainder of the Regulatory Asset shall be recalculated for the current year and each of the successive years using the method described in Sections A through C above. For purposes of the formula in Section A above, the term "n" shall refer to the number of remaining years of amortization and the term "P" shall refer to the outstanding balance of the Regulatory Asset at the beginning of the current year after giving effect to the reduction.

     For example, if in 2006 the outstanding balance of the Regulatory Asset were to be reduced by $500 million (after tax), then the principal amortization for 2006 and all successive years would be recalculated on the basis of the reduced remaining outstanding balance of $1,407.4 million, the same estimated tax-effected return on rate base of 13.110% as specified in Section B above, and a seven year remaining amortization period, as shown below:

   (Figures in millions of dollars)        2004      2005      2006      2007      2008      2009     2010     2011     2012
Principal Balance, Beginning of Period    2,210.0   2,067.3   1,905.9   1,271.2   1,118.9    946.6    751.8    531.3    282.0
(Reduction in Principal)                      0.0       0.0    (500.0)      0.0       0.0      0.0      0.0      0.0      0.0
(Principal Amortization)                   (142.7)   (161.4)   (134.7)   (152.3)   (172.3)  (194.9)  (220.4)  (249.3)  (282.0)
                                          -----------------------------------------------------------------------------------
Principal Balance, End of Period          2,067.3   1,905.9   1,271.2   1,118.9     946.6    751.8    531.3    282.0     (0.0)

E.   Example of Calculation of Total Revenue Requirement

     The total revenue requirement for the Regulatory Asset will include return, taxes on return, amortization, and taxes on amortization. The Company shall include its authorized factor for franchise fees and uncollectibles. Any property taxes attributable to the Regulatory asset shall also be included in the revenue requirement. Changes in the annual revenue requirement shall be implemented by advice filing, subject to review by the CPUC Energy Division.

    (Figures in millions of dollars)         2004    2005    2006    2007    2008    2009    2010    2011    2012
Return and Taxes on Average Balance         280.4   260.4   237.9   212.4   183.5   150.9   114.0    72.3    25.1
Amortization                                142.7   161.4   182.6   206.5   233.6   264.2   298.8   338.0   382.3
Taxes On Amortization                        98.1   111.0   125.6   142.0   160.6   181.7   205.5   232.5   262.9
Property Taxes (not estimated in example)
F&U (not estimated in example)
                                           ----------------------------------------------------------------------
Total Revenue Requirement                   521.2   532.8   546.0   560.9   577.7   596.8   618.3   642.7   670.3

                                   APPENDIX B
                               LIST OF PROCEEDINGS

A.00-05-002, -003, -004; -005; A.01-05-003, -009, -017, -018; A.02-05-002, -003,
-005, -007, Annual Earnings Assessment Proceeding (AEAP) applications.

A.01-09-003, PG&E 2001 Annual Transition Cost Proceeding, Phase 1 cost recovery issues.

A.02-06-019, PG&E's 2002 Attrition Proceeding.

A.99-03-039, Public Utilities Code Section 368(e) proceeding.

A.00-07-013, PG&E Electric Restructuring Cost Account application.

A.02-11-017 and A.02-09-005, PG&E 2003 General Rate Case applications.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                                   APPENDIX C
                        OTHER PROCEEDINGS TO BE DISMISSED

Various market valuation applications under AB 1890, Public Utilities Code
Section 367(b), including Docket Nos. A.99-09-053 and A.00-05-034.

A.00-06-046, PG&E application to implement benefit sharing ratemaking for Diablo Canyon pursuant to CPUC Diablo Canyon restructuring decisions. (Probably superseded by D.02-04-016, URG decision.)

I.01-04-002, CPUC investigation into past holding company actions during energy crisis (but only as to past actions, not prospective matters).

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                                   APPENDIX D
                              CERTAIN APPLICATIONS

                  (a) Applications to Transfer Regulatory Assets filed with the FERC in Docket Nos. EC02-3 1, EL02-36, ES02-17, ER02-456, and ER02-455

                  (b) Applications to Transfer Hydro Assets filed with FERC in Project Nos. 77-116, 96-031, 137-031, 175-018, 178-015, 233-082, 606-020,
619-095, 803-055, 1061-056, 1121-058, 1333-037, 1354-029, 1403-042, 1962-039,
1988-030, 2105-087, 2106-039, 2107-012, 2130-030, 2155-022, 2310-120, 2467-016,
2661-016, 2687-022, 2735-071, 2118-006, 2281-005, 2479-003, 2678-001, 2781-004,
2784-001, 4851-004, 5536-001, 5828-003, 7009-004, and 10821-002.

                  (c) Applications for Certificates of Public Convenience and Necessity filed with FERC in Docket Nos. CP02-38, CP02-39, CP02-40, CP02-41, and CP02-42.

                  (d) License Transfer Application filed with the NRC in Docket Nos. 50-275-LT, and 50-323-LT.

                  (e) Filing with the SEC for Approval under the Public Utilities Holding Company Act of 1935 to create Electric Generation LLC, ETrans LLC, and GTrans LLC.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                                   APPENDIX E
                          LAND CONSERVATION COMMITMENT

                              STATEMENT OF PURPOSE

         PG&E shall ensure that the Watershed Lands it owns and Carizzo Plains are conserved for a broad range of beneficial public values, including the protection of the natural habitat of fish, wildlife and plants, the preservation of open space, outdoor recreation by the general public, sustainable forestry, agricultural uses, and historic values. PG&E will protect these beneficial public values associated with the Watershed Lands and Carizzo Plains from uses that would conflict with their conservation. PG&E recognizes that such lands are important to maintaining the quality of life of local communities and all the people of California in many ways, and it is PG&E's intention to protect and preserve the beneficial public values of these lands under the terms of any agreements concerning their future ownership or management.

         PG&E Environmental Enhancement Corporation will develop a plan for protection of these lands for the benefit of the citizens of California. Protecting such lands will be accomplished through either (1) PG&E's donation of conservation easements to one or more public agencies or qualified conservation organizations consistent with these objectives, or (2) PG&E's donation of lands in fee to one or more public entities or qualified conservation organizations, whose ownership would be consistent with these conservation objectives.

                                   COMMITMENTS

1. PG&E Shall Place Permanent Conservation Easements on or Donate Watershed Lands: The Watershed Lands and Carizzo Plains shall (1) be subject to permanent conservation easements restricting development of the lands so as to protect and preserve their beneficial public values, and/or (2) be donated in fee simple to one or more public entities or qualified non-profit conservation organizations, whose ownership will ensure the protection of these beneficial public values. PG&E will not be expected to make fee simple donations of Watershed Lands that contain PG&E's or a joint licensee's hydroelectric project features. In instances where PG&E has donated land in fee, some may be sold to private entities subject to conservation easements and others, without significant public interest value, may be sold to private entities with few or no restrictions.

         The conservation easements shall provide for the preservation of land areas for the protection of the natural habitat of fish, wildlife and plants, the preservation of open space, outdoor recreation by the general public, sustainable forestry, agricultural uses, and historic values and, shall prevent any other uses that will significantly impair or interfere with those values. Conservation easements on the Watershed Lands will include an express reservation of a right for continued operation and maintenance of hydroelectric facilities and associated water delivery facilities, including project replacements and improvements required to meet existing and future water delivery requirements for power generation and consumptive water use by existing users, compliance with any FERC license, FERC license renewal or other regulatory requirements. In addition, easements will honor existing agreements for economic uses, including consumptive water deliveries. The conservation easements shall be donated to and managed by one or more non-profit conservation trustees, qualified conservation

                   PLAN OF REORGANIZATION DATED JULY 31, 2003 organizations or public agencies with the experience and expertise to fully and strictly implement the conservation easements.

2.       Process For Development of the Conservation Easements and Land Donation
         Plan: PG&E will work with PG&E Environmental Enhancement Corporation and the Commission in the development and implementation of the conservation easements and land donation plan. PG&E Environmental Enhancement Corporation will recommend to PG&E (1) conservation objectives for the properties, including identification of conservation values, (2) criteria for ultimate disposition of the properties, (3) conservation easements guidelines, and (4) land disposition plans.

3. Reporting Responsibilities: PG&E Environmental Enhancement Corporation will prepare a report to the Commission within 18 months of the Effective Date describing the status of the conservation easement and land disposition plan. PG&E Environmental Enhancement Corporation will make the report available to the public upon request. Every two years following the first report, PG&E Environmental Enhancement Corporation will prepare a report to the Commission on the implementation of the conservation easement and land disposition plan.

                   PLAN OF REORGANIZATION DATED JULY 31, 2003

                                      -2-